                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         Thermo BioAnalysis Corporation
                (Name of Registrant as Specified In Its Charter)

                                     ---
                                     ---

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


    1) Title of each class of securities to which transaction applies: Common Stock

    2) Aggregate number of securities to which transaction applies: 1,300,000

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $21,540.00 represents 1/50 of 1% of the sum of (a) $85,600,000, which is the debt component of the consideration to be paid for the entities being acquired by the Registrant in the transaction and (b) $22,100,000, which amount is the value of the securities to be issued by the registrant as consideration in the transaction (as calculated by multiplying the average of the high and low prices of the registrant's common stock on September 11, 1997 by the number of shares to be issued -- $17.00 X 1,300,000 = $22,100,000).

    4) Proposed maximum aggregate value of transaction: $102,500,000.00

    5) Total fee paid: $21,540.00


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

LOGO


                                                                February 9, 1998


Dear Stockholder:

     The enclosed Notice calls a Special Meeting of the Stockholders of Thermo BioAnalysis Corporation. I respectfully request all Stockholders to attend this Meeting, if possible.

     Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,

                                          BARRY S. HOWE
                                          President and Chief Executive Officer

LOGO

                           NOTICE OF SPECIAL MEETING


                                                                February 9, 1998


To the Holders of the Common Stock of
  THERMO BIOANALYSIS CORPORATION


     A Special Meeting of the Stockholders (the "Meeting") of Thermo BioAnalysis Corporation (the "Company") will be held on Thursday, March 5, 1998, at 10:00 a.m. local time at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02254. The purpose of the Meeting is to consider and vote upon a proposal to approve the listing on the American Stock Exchange, Inc. of 1,300,000 shares of the Company's common stock to be issued in connection with the acquisition by the Company of Labsystems OY, a manufacturer of immunoassay and liquid handling equipment, and Hybaid Limited ("Hybaid"), a manufacturer of thermal cyclers and consumables for the bioinstrumentation and diagnostic product markets, pursuant to a Share Purchase Agreement dated as of May 6, 1997, between the Company and Thermo Instrument Systems Inc.



     The transfer books of the Company will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the Meeting is February 5, 1998.


     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                          Secretary

                                PROXY STATEMENT


     The enclosed proxy is solicited by the Board of Directors of Thermo BioAnalysis Corporation (the "Company" or "Thermo BioAnalysis") for use at the Special Meeting of the Stockholders (the "Meeting") to be held on Thursday, March 5, 1998, at 10:00 a.m. local time at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02254, and any adjournment thereof. The mailing address of the executive office of the Company is 504 Airport Road, Santa Fe, New Mexico 87504-2108, and its telephone number is (505) 471-3232. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Company on or about February 10, 1998.


                               VOTING PROCEDURES


     The Board of Directors intends to present to the Meeting a proposal to approve the listing on the American Stock Exchange, Inc. of 1,300,000 shares (the "TBA Shares") of the Company's common stock, $.01 par value per share ("Common Stock") to be issued in connection with the acquisition by the Company of the Biosystems Group of Life Sciences International PLC ("LSI"), comprised of Labsystems OY, a manufacturer of immunoassay and liquid handling equipment, and Hybaid Limited ("Hybaid"), a manufacturer of thermal cyclers and consumables for the bioinstrumentation and diagnostic product markets, pursuant to a Share Purchase Agreement, dated as of May 6, 1997 (the "Share Purchase Agreement") between the Company and Thermo Instrument Systems Inc. ("Thermo Instrument"), a publicly held subsidiary of Thermo Electron Corporation ("Thermo Electron"). A copy of the Share Purchase Agreement is attached hereto as Appendix A.



     The aggregate purchase price for Labsystems OY and Hybaid is approximately $102.5 million, which consists of (a) approximately $91.5 million for the net operating assets of the acquired businesses plus (b) $11.0 million for an equivalent amount of cash held by the acquired businesses. The purchase price is subject to a post-closing adjustment based on a final determination of the net book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition, in March 1997, of LSI. There is no maximum possible adjustment to the purchase price. The Share Purchase Agreement does not provide an option for the Company to terminate the agreement if the purchase price exceeds a certain amount. See "Proposal to Approve the Listing of Shares Issuable in Connection with an Acquisition -- Summary of the Share Purchase Agreement -- Certain Adjustments." The Company expects to receive a refund from Thermo Instrument of approximately $4 million of the purchase price, based on Thermo Instrument's determination of the book value of the acquired net assets as well as its most recent determination of the cost in excess of net assets acquired. The Company expects that such refund will be received no later than the first quarter of 1998.


     The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. Proxies are being solicited by the Company.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     The proposal to be voted upon at the Meeting must receive the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, for approval. An instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Company received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting. Representatives of Arthur Andersen LLP, the Company's independent public accountants since its inception in 1995, are not expected to be present at the Meeting.


     The outstanding stock of the Company entitled to vote (excluding shares held in treasury by the Company) as of February 5, 1998, consisted of shares of Common Stock. Only Stockholders of record at the close of business on February 5, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.


                   PROPOSAL TO APPROVE THE LISTING OF SHARES
                   ISSUABLE IN CONNECTION WITH AN ACQUISITION

SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE SHARE PURCHASE AGREEMENT

     On May 6, 1997, the Company agreed to purchase from LSI, a wholly owned subsidiary of Thermo Instrument, or from LSI's wholly owned subsidiaries, Labsystems OY, a manufacturer of immunoassay and liquid handling equipment, and Hybaid Limited ("Hybaid"), a manufacturer of thermal cyclers and consumables for the bioinstrumentation and diagnostic product markets. Hybaid and Labsystems OY, together with certain of their respective subsidiaries, may be referred to herein collectively as the "Acquired Companies".


     Approval of the Share Purchase Agreement and the transactions contemplated thereby (the "Acquisition") by the Stockholders of the Company is not required by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or By-Laws, as amended. However, the rules of the American Stock Exchange, Inc. (the "AMEX"), on which the Company's Common Stock is listed for trading, require that the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting approve the listing of the TBA Shares to be issued pursuant to the Share Purchase Agreement prior to their issuance. This approval is required pursuant to Section 712 of the AMEX Company Guide, which requires shareholder approval prior to listing of shares to be issued as partial consideration for an acquisition if any substantial shareholder of the listed company has a five percent or greater interest in the company to be acquired and the issuance of such shares as consideration could result in an increase in the outstanding shares of the listed company of five percent or more. Thermo Instrument is a "substantial shareholder" of the Company and also has a greater than five percent interest in the Acquired Companies. Moreover, the issuance of the 1,300,000 TBA Shares as consideration would result in an increase in the Company's outstanding shares of more than five percent. Thermo Instrument has agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of the Meeting (the "Record Date") in favor of the listing of the TBA Shares and all matters related thereto. As of December 29, 1997 (without giving effect to the issuance
of the TBA Shares), Thermo Instrument beneficially owned approximately        of
the outstanding Common Stock of the Company. After giving effect to the issuance of the TBA Shares pursuant to the Share Purchase Agreement, Thermo Instrument
will beneficially own approximately        of such outstanding Common Stock.


BACKGROUND OF THE SHARE PURCHASE AGREEMENT


     In January 1997, Thermo Instrument initiated a tender offer to acquire all of the issued and outstanding shares of LSI, a London Stock Exchange-listed company, for 135 pence per share. In March 1997, Thermo Instrument acquired 164,126,284 shares, or approximately 95%, of LSI for an aggregate of approximately $355,000,000, in completion of its tender offer for the shares of LSI. Thermo Instrument has subsequently acquired the remaining LSI shares pursuant to the compulsory acquisition rules applicable to United Kingdom companies.


     Subsequent to the acquisition of LSI, Thermo Instrument and its subsidiaries evaluated the various component businesses of LSI for their most appropriate strategic fit within Thermo Instrument and its

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

subsidiary companies. In October, 1996, prior to LSI's acquisition by Thermo Instrument, LSI underwent a reorganization into four distinct product groups. One of these groups, the Biosystems group, contained the companies that comprise the Acquired Companies, which manufacture products complementary to those manufactured by the Company. During March and April, 1997, following Thermo Instrument's acquisition of LSI, officers of both the Company and Thermo Instrument, including Mr. Barry S. Howe, President and Chief Executive Officer of the Company, and Mr. Earl R. Lewis, President and Chief Executive Officer of Thermo Instrument, met to discuss the sale of the Acquired Companies to the Company. Those officers of the Company and Thermo Instrument determined that the operations of the Acquired Companies could be more easily integrated with the operations of the Company than with those of Thermo Instrument, based on the location of the Acquired Companies' manufacturing facilities, the types of products manufactured by the Acquired Companies and the Company, and the Acquired Companies' distribution network. Moreover, the business of one of the Acquired Companies, Labsystems OY, is similar to the business of an existing subsidiary of the Company, DYNEX Technologies. In April, 1997, the decision was made by Messrs. Howe and Lewis on behalf of the Company and Thermo Instrument, respectively, to present the proposed sale of the Acquired Companies to the Boards of Directors of the Company and Thermo Instrument for their consideration. On May 5, 1997, the Boards of Directors of Thermo Instrument and the Company both unanimously determined that a transfer of the businesses conducted by the Acquired Companies from Thermo Instrument to the Company would enable the Company to focus its growth in the bioinstrumentation and diagnostic product markets. The Board of Directors of Thermo Instrument is comprised of Mr. Arvin H. Smith, Col. Frank Borman, Dr. George N. Hatsopoulos, Mr. John N. Hatsopoulos, Mr. Polyvios C. Vintiadis, and, effective January 1, 1998, Mr. Earl
R. Lewis. The Board of Directors of the Company is comprised of Mr. Earl R. Lewis, Dr. Elias P. Gyftopoulos, Mr. Barry S. Howe, Mr. Jonathan W. Painter, Mr. Arvin H. Smith, and Dr. Arnold N. Weinberg.

     Accordingly, the Company and Thermo Instrument entered into the Share Purchase Agreement on May 6, 1997. On July 30, 1997, the Company also agreed to purchase Labsystems Japan K.K. ("Labsystems Japan") from Thermo Instrument for $5,900,000 in cash. Labsystems Japan conducts distribution in Japan of products sold by, among others, Labsystems OY and Hybaid, and was purchased by Thermo Instrument as part of its acquisition of LSI.

CALCULATION OF THE PURCHASE PRICE FOR THE ACQUIRED COMPANIES

     The aggregate purchase price (the "Purchase Price") for the Acquired Companies is approximately $102.5 million, which consists of: (i) approximately $91.5 million for the net operating assets of the Acquired Companies; plus (ii) $11.0 million for an equivalent amount of cash held by the Acquired Companies. The purchase price for the net operating assets represents the sum of the net book value, exclusive of cash, of the Acquired Companies, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Acquired Companies relative to LSI's 1996 consolidated revenues. The Purchase Price is subject to a post-closing adjustment based on a final determination of the net book value, exclusive of cash, of the Acquired Companies and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI. See "Summary of the Share Purchase Agreement-Certain Adjustments." Any adjustment to the Purchase Price based on the post-closing adjustment will be paid in cash. Thermo Instrument has indicated to the Company that the Company should expect to receive a refund of the Purchase Price of approximately $4 million, based on Thermo Instrument's determination of the book value of the Acquired Companies' net assets and Thermo Instrument's most recent determination of the cost in excess of net assets acquired. The Company expects that such refund will be received no later than the first quarter of 1998.

     Of the estimated aggregate Purchase Price of $102.5 million, the Company paid approximately $35.6 million in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50.0 million and will issue 1,300,000 TBA Shares, valued at $16.9 million at the time the Share Purchase Agreement was executed, to Thermo Instrument. The debt to Thermo Instrument bears interest at the 90-day commercial paper composite rate plus 25 basis points, and is due on July 15, 1999. Such rate was 5.87% on the first

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


business day of the fiscal quarter ended September 27, 1997. The 90-day commercial paper composite rate is determined by the Federal Reserve Bank from its database of transactions in commercial paper that are cleared through a system operated by the Depository Trust Company.


REASONS FOR THE ACQUISITION/RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Company's Board of Directors believes that the acquisition of the Acquired Companies complements the Company's existing product lines and is consistent with its long-term strategy. The Company's long-term strategy includes the development and marketing of a portfolio of instruments and information management systems for biochemistry and other applications through the research and development of innovative products and through the acquisition of complementary businesses and technologies. The Company presently designs, manufactures and markets instruments and information management systems used in biochemical research and production, and intends to integrate the products manufactured by the Acquired Companies for use by biotechnology and molecular biology research and development laboratories into the Company's existing product lines. The Company's Board of Directors believes that the Company's acquisition of the Acquired Companies will enable the Company to enter new markets for its biochemical products in which it is not well represented and to strengthen its presence in markets in which it already operates.



     In making the decision to engage in the Acquisition, the Company's Board of Directors considered the following factors, which were considered to have a material bearing on the Board's decision: the types of products manufactured by the Acquired Companies; the potential to integrate those products with those manufactured by the Company; the ability to expand the Company's existing technological and research capabilities; the geographic presence of sales, manufacturing, distribution and other facilities of the Acquired Companies as compared with the existing geographic presence of the Company; perceived strengths of the management, research and other personnel of the Acquired Companies; the financial history and financial projections of the Acquired Companies; and the Company's ability to expand its market share, research capabilities, and technological capacity through integration of the Acquired Companies with the Company's existing operations.



     The Company's Board of Directors considers attractive acquisition opportunities from time to time that are identified by the Company for the Board's review. The Board of Directors decided to proceed with the Acquisition because it perceived synergies between the Company and the Acquired Companies, as described above, that would make the Acquisition beneficial for the Company and its stockholders. At the time the Board decided to approve the Acquisition, the Company had not identified any acquisition candidates that were as attractive as the Acquired Companies. Consequently, the Board had not considered at length any alternative transactions to the Acquisition at the time it voted to approve the Acquisition.



     As with any acquisition, however, there can be no assurance that the Company will be successful in integrating the businesses of the Acquired Companies with its current operations, nor that the benefits which the Company's Board of Directors expects from the Acquisition, as described above, will be achieved. If the Company were unsuccessful in achieving such integration, such failure could adversely affect the Company's performance. See "Forward-Looking Statements -- Risks Associated with Acquisition Strategy."



     The Board of Directors has unanimously approved the Share Purchase Agreement and the transactions contemplated thereby and believes that the Share Purchase Agreement is fair to and in the best interests of the Company and its Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LISTING OF THE TBA SHARES TO BE ISSUED IN CONNECTION WITH THE SHARE PURCHASE AGREEMENT.


ACCOUNTING TREATMENT OF THE ACQUISITION

     Because the Company and the Acquired Companies were deemed for accounting purposes to be under control of their common majority-owner, Thermo Instrument, the Acquisition has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the Company's financial statements include the results of Labsystems OY and Hybaid from the March 1997 date on which Thermo Instrument acquired LSI. The TBA Shares have been deemed to be outstanding from that date. See pro forma data set forth at "Selected Financial
Information -- Thermo BioAnalysis."

SUMMARY OF THE SHARE PURCHASE AGREEMENT

  General

     On May 6, 1997, the Company agreed with Thermo Instrument that it would purchase Hybaid and Labsystems OY (together with certain of their respective subsidiaries, the "Acquired Companies") from LSI or LSI's wholly-owned subsidiaries.

  Issuance of the TBA Shares


     Both (i) Thermo Instrument's right to receive the TBA Shares and (ii) the closing of the transactions contemplated by the Share Purchase Agreement (the "Closing") are conditioned on the prior listing of the TBA Shares for trading upon the AMEX. In the Share Purchase Agreement, the Company agreed to take all action necessary in accordance with applicable law to convene a meeting of its Stockholders for the purpose of approving the listing of the TBA Shares for trading upon AMEX, and to recommend to the Stockholders the approval of such listing. In the Share Purchase Agreement, Thermo Instrument agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of such meeting in favor of such listing. Accordingly, the listing of the TBA Shares is assured, because of Thermo Instrument's greater than fifty percent ownership of the Company. Consequently, despite the fact that the Closing has not yet taken place, the Company and Thermo Instrument have treated the Acquisition as effectively complete.



     As of December 29, 1997, Thermo Instrument beneficially owned 9,529,303 shares of the Company, or approximately 74.4% of the outstanding shares. Giving effect to the issuance of the TBA Shares to Thermo Instrument would increase Thermo Instrument's ownership percentage to 76.8%.


  Representations and Warranties; Indemnification


     In the Share Purchase Agreement, the Company and Thermo Instrument made certain representations and warranties to one another with respect to certain customary matters, such as their respective organization, their respective authority to enter into the Share Purchase Agreement and the enforceability of the Share Purchase Agreement. In addition, Thermo Instrument made certain representations and warranties to the Company with respect to (i) the capitalization of the Acquired Companies, (ii) environmental conditions with respect to the Acquired Companies' properties, and (iii) the Acquired Companies' consolidated financial statements for the three months ended March 29, 1997, and as of December 31, 1996 and the three years then ended. The representations and warranties made by Thermo Instrument with respect to environmental conditions at the Acquired Companies' properties include statements regarding the absence of activity on premises occupied by the Acquired Companies involving use, handling, storage, or disposal of hazardous or toxic wastes in violation of common law or any applicable environmental law. In addition, the representations and warranties of Thermo Instrument with respect to the Acquired Companies' consolidated financial statements state that such financial statements fairly present the financial condition, results of operations, and cash flows of the Acquired Companies as at the dates and for the periods indicated, in each case in accordance with United Kingdom generally accepted accounting principles consistently applied. Each of these representations and warranties survives the Closing for a period of two years from the date of the Closing.


  Certain Adjustments


     The Purchase Price for the Acquired Companies may be adjusted following the Closing depending on changes in the amount of net operating assets of the Acquired Companies and the amount of total goodwill associated with Thermo Instrument's acquisition of LSI. For purposes of this section, "goodwill" means cost in excess of net assets acquired, and does not include any restructuring or similar costs or reserves accrued by Thermo Instrument in connection with actions taken by the businesses of LSI after March 12, 1997 to reduce costs through severance or abandonment of excess facilities, and "net operating assets" means total assets, exclusive of cash, minus total liabilities, exclusive of debt for borrowed money, determined in accordance with Thermo Instrument's accounting policies.



     The Share Purchase Agreement provides that, promptly following the Closing, Thermo Instrument will prepare a draft statement of the net operating assets of the Acquired Companies (the "Companies Net Asset Statement") and a draft calculation of Thermo Instrument's total goodwill associated with its acquisition of LSI (the "Goodwill Statement"), in each case as of the March 1997 date on which Thermo Instrument


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


acquired LSI. The Company will review the Companies Net Asset Statement and the Goodwill Statement (together, the "Statements") as prepared by Thermo Instrument and will provide Thermo Instrument with any objections thereto within thirty days of the Company's receipt of the Statements. If the Company does not object within such thirty-day period to any matter set forth in the Statements, the Statements shall become final. If the Company does object to either Statement, the Company and Thermo Instrument will use their best efforts to resolve such objections within thirty days. In the event that the Company and Thermo Instrument are unable to resolve such objections within thirty days, then any disputed items will be resolved by an accounting firm designated jointly by the Company and Thermo Instrument, and the Statements shall be finalized in accordance with the determination of such firm. Upon finalization of the Statements as provided above, the Purchase Price shall be increased or decreased, as the case may be, by (A) the amount by which the net operating assets of the Acquired Companies as shown on the Companies Net Asset Statement are greater than or less than $20,500,000 (the estimated amount of such net operating assets as of the date of the Share Purchase Agreement) and (B) the amount by which the percentage of the total goodwill associated with Thermo Instrument's acquisition of LSI, equal to the sales of the Acquired Companies for the 1996 fiscal year relative to the total sales of LSI during the 1996 fiscal year (the "Goodwill Percentage"), is greater than or less than $71,000,000 (the estimated amount of such Goodwill Percentage as of the date of the Share Purchase Agreement). There is no maximum amount by which the Purchase Price may be adjusted. Any payment due by the Company or Thermo Instrument to the other in connection with the post-closing adjustments described above shall be accompanied by interest from the date of the Share Purchase Agreement at a rate equal to the 90-day commercial paper composite rate plus 25 basis points. The Company expects to receive a refund of the Purchase Price from Thermo Instrument of approximately $4 million during the first quarter of 1998. See "Calculation of the Purchase Price for the Acquired Companies."


  Amendments; Waivers


     Any provision of the Share Purchase Agreement may be amended or waived by the mutual consent of the parties at any time. The Company does not expect that any material provisions of the Share Purchase Agreement will be amended or waived. However, as any amendment or waiver of any provision of the Share Purchase Agreement requires the consent of both the Company and Thermo Instrument, any changes made will be the result of negotiation between and agreement by both parties.


PREVIOUS TRANSACTIONS BETWEEN THE ACQUIRED COMPANIES AND THE COMPANY

     Prior to the transactions represented by the Share Purchase Agreement, there were no material contracts, arrangements, understandings, relationships, negotiations, or transactions between the Acquired Companies or their affiliates and the Company and its affiliates, except for the purchase of all of the issued and outstanding shares of LSI, the parent company of the Acquired Companies, by Thermo Instrument, the Company's parent company, in March, 1997. See "Background of the Share Purchase Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Acquisition is intended to be treated as a taxable purchase of the stock of the Acquired Companies. No gain or loss will be recognized by the Company in connection with the Acquisition or the issuance of the TBA Shares.

REGULATORY APPROVALS

     No federal or state regulatory approvals are required in order to issue the TBA Shares pursuant to the Share Purchase Agreement.

NO DISSENTERS' APPRAISAL RIGHTS

     Under applicable provisions of the Delaware General Corporation Law, holders of the Company's Common Stock will not have any dissenters' appraisal rights in connection with the listing of the TBA Shares, or any other transaction described in this proxy statement, to be acted upon at the Meeting.

                 INFORMATION CONCERNING THE ACQUIRED COMPANIES

BUSINESS


     Under the terms of the Share Purchase Agreement, the Company will acquire all of the issued and outstanding shares of the Acquired Companies in exchange for the right to receive 1,300,000 TBA Shares and debt to Thermo Instrument. The principal executive office of Labsystems OY is Sorvaajankatu 15, 00810 Helsinki, Finland, and its telephone number is 011-358-932-9100. The principal executive office of Hybaid is 111-113 Waldegrave Road, Teddington, Middlesex TW11 8LL, England, and its telephone number is 011-44-181-614-1000.


     The following is a brief description of the businesses of the Acquired Companies.


  Labsystems OY



     Liquid Handling



     The Liquid Handling Division ("Liquid Handling") of Labsystems OY develops, manufactures and markets a wide range of hand-held, single and multi-channel pipettes, which are used to transport and deposit precise amounts of fluids and reagents during tests in clinical and research laboratories. Liquid Handling also manufactures disposable plastic pipette tips which are designed to be used once and then discarded. Liquid Handling also manufactures specialty, high precision plastic products, including microplates and microstrips, in which laboratory tests are carried out.



     Immunoassay Instrumentation



     The Immunoassay Instrumentation Division of Labsystems OY develops, manufactures and markets microplate-based diagnostic and research systems, which include equipment, test kits, and consumables. An immunoassay is a type of analytical test that determines whether a specific biological molecule is present in a sample and, if a molecule is present, the amount of it that is in the sample. The division's products are based on a photometer which reads the results of tests carried out in microplates by shining a light through a sample. This division also supplies a group of microplate-based products ranging from small portable readers to fully automated systems. This equipment is sold to both research and clinical markets. In addition, the division manufactures testing kits to monitor for specific infectious diseases, using microplates which are sold to immunodiagnostic laboratories in the clinical market.



     Diagnostic Kits



     This division of Labsystems OY develops and markets in vitro diagnostic kits and reagents for the infectious diseases, neonatology and clinical chemistry markets.


  Hybaid

     Hybaid manufactures thermal cyclers and consumables for deoxyribonucleic acid ("DNA") amplification. Its products are used by researchers in the molecular biology field in order to automate various research procedures. Hybaid's two major product lines are thermal cyclers and hybridization ovens.

     Thermal cyclers are used to amplify short sections of DNA by means of established gene amplification processes. This technique (also known as polymerase chain reaction, or PCR) creates numerous copies of a section of DNA from a limited sample. PCR is used by research laboratories in order to diagnose and treat genetically based diseases and in connection with drug discovery efforts.

     Hybridization ovens are used in a process in which synthetic probes made of short fragments of complementary DNA attach to a DNA sequence under study, enabling identification of the sequence.

  Principal Customers

     The principal customers for the Acquired Companies' products are clinical and research and development laboratories in the biotechnology and molecular biology fields. The Acquired Companies also target government and education establishments together with pharmaceutical and biotechnology companies. In addition, the microplates manufactured by the Liquid Handling division are sold to original equipment manufacturers which then incorporate the microplates into kits sold to diagnostic laboratories.

  Competition

     The Acquired Companies' principal competitors for the thermal cyclers and PCR instrumentation manufactured by Hybaid is Perkin-Elmer Corporation, which holds several licenses to PCR technology. The principal competitors for the pipettes and disposable tips manufactured by the Liquid Handling division are Gilson, Inc. and Eppendorf-Netheler-Hinz GmbH, and the principal competitor in the market for the microplates manufactured by the Immunoassay Instrumentation division is the Nunc division of Sybron Corporation. The Acquired Companies compete primarily against Molecular Devices Corporation, PerSeptive Biosystems, Inc., and Wallac Oy in the market for other products manufactured by the Immunoassay Instrumentation division.

  Management

     The following sets forth information concerning the officers and directors of the Acquired Companies.

     Timo Lasola became President of Labsystems OY in 1997. Mr. Lasola has served in various positions at Labsystems OY since 1989, and has served most recently as the general manager of the Liquid Handling division's marketing department.

     Ilkka Lukkarinen has been the Chief Financial Officer of Labsystems OY since 1993. Mr. Lukkarinen joined Labsystems OY in 1990 as Chief Accountant and Finance Manager after five years as an accountant with a Finnish shipping corporation.

     Brian Wilkinson has been Managing Director of Hybaid since 1995. He joined Hybaid in 1992 as Operations Manager. Mr. Wilkinson is an engineer who has worked in engineering, manufacturing, sales and marketing and general management capacities with several international corporations, primarily in electronic components and systems.

  Employees


     As of September 27, 1997, the Acquired Companies had 487 employees. The Company believes that the Acquired Companies' relations with its employees are good.


  Properties

     Labsystems OY is headquartered in 150,000 square feet of office and manufacturing space in Helsinki and Joensuu, Finland pursuant to leases expiring in 2005. Hybaid leases a total of 10,575 square feet of office and manufacturing space in Hampton and Teddington, Middlesex, England pursuant to leases that expire in 2011 and 2004, respectively. The Company believes that these facilities are adequate for the Acquired Companies' present operations and that other suitable space is readily available if any of such leases are not extended.

  Research and Development


     The Acquired Companies' full-time engineers and technicians have experience in diagnostic products, immunoassay instruments, and other products for the molecular biology, medical research and industrial laboratory markets. Research and development expenditures in 1996 were $4,877,000, or approximately 7.6% of the Acquired Companies' revenue. Research and development activities are managed in order to obtain a balance between improvements to existing products, development of new applications and introduction of new product lines.

   SELECTED QUARTERLY FINANCIAL DATA -- LABSYSTEMS OY AND HYBAID (UNAUDITED)

(IN THOUSANDS)

                                                                      1996 (1)(2)
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Sales...............................................  $13,926     $16,662     $17,200     $16,771
Gross Profit........................................    4,934       7,259       5,378       9,141
Profit (Loss).......................................     (151)        945         920       1,735

                                                                      1995 (1)(2)
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Sales...............................................  $12,410     $12,486     $15,517     $22,777
Gross Profit........................................    6,661       6,384       7,157       5,072
Profit..............................................      778         304         685       1,455

---------------

(1) Results for Labsystems OY and Hybaid are presented in accordance with generally accepted accounting principles ("GAAP") in the United Kingdom, which differ in certain material respects from U.S. GAAP. The significant differences are summarized in note 24 to the Report and Accounts of the Biosystems Group of Life Sciences International PLC included elsewhere in this proxy statement.

(2) The historical financial statements of Labsystems OY and Hybaid, which are denominated in British pounds sterling, have been translated into U.S. dollars for the selected quarterly financial data at the average exchange rate of approximately 1.53, 1.53, 1.55 and 1.64 U.S. dollars per British pound sterling for the first, second, third and fourth quarters of 1996, respectively, and approximately 1.60, 1.60, 1.59 and 1.60 U.S. dollars per British pound sterling for the first, second, third and fourth quarters of 1995, respectively.

           SELECTED FINANCIAL INFORMATION -- LABSYSTEMS OY AND HYBAID

     The selected financial information below as of and for the years ended December 31, 1994, 1995 and 1996 has been derived from the Report and Accounts of the Biosystems Group of Life Sciences International PLC, which have been audited by KPMG Audit plc, chartered accountants, as indicated in their report included elsewhere in this proxy statement. This information should be read in conjunction with the Report and Accounts of the Biosystems Group of Life Sciences International PLC and related notes included elsewhere in this proxy statement. Results for Labsystems OY and Hybaid are presented in accordance with U.K. GAAP, which differs in certain material respects from U.S. GAAP. The significant differences are summarized in note 24 to the Report and Accounts of the Biosystems Group of Life Sciences International PLC. The historical financial statements of Labsystems OY and Hybaid, which are denominated in British pounds sterling, have been translated into U.S. dollars for the statement of operations data at the average exchange rate of approximately 1.49, 1.54, 1.60 and 1.56 U.S. dollars per British pound sterling for the period from June 9, 1993 through December 31, 1993 and for the years ended December 31, 1994, 1995 and 1996, respectively, and for the balance sheet data at the year end rate of 1.48, 1.56, 1.55 and 1.67, respectively. The historical financial statements of Labsystems OY, as included in the consolidated financial statements of Skopbank Ltd., as of and for the year ended December 31, 1992 and the period from January 1, 1993 through June 9, 1993, which are denominated in Finnish markka, have been translated into U.S. dollars for the statement of operations data at the average exchange rate of .19 and .18 U.S. dollars per Finnish markka, respectively, and at the period end rate of .18 for the balance sheet data. The selected financial information for the years ended December 31, 1992 and 1993 and as of December 31, 1994 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with U.K. GAAP applied on a consistent basis.


                                                                     BIOSYSTEMS GROUP OF LIFE SCIENCES
                                         PREDECESSOR (1)                     INTERNATIONAL PLC
                                    -------------------------   -------------------------------------------
                                                JAN. 1 1993     JUNE 10, 1993
                                                  THROUGH          THROUGH
                                     1992      JUNE 9, 1993     DEC. 31, 1993   1994(2)   1995(3)    1996
                                    -------   ---------------   -------------   -------   -------   -------
                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales -- continuing operations....  $42,412       $15,923          $24,829      $49,648   $63,190   $64,559
Cost of sales -- continuing
  operations......................   18,096         9,450           11,542       26,329    37,916    37,847
                                    -------       -------          -------      -------   -------   -------
Gross profit......................   24,316         6,473           13,287       23,319    25,274    26,712
                                    -------       -------          -------      -------   -------   -------
Distribution costs................   10,260         4,683            3,004        8,416    12,854    11,825
Administrative expenses...........    5,866         3,531            2,802        4,129     5,397    11,151
                                    -------       -------          -------      -------   -------   -------
Operating profit
  (loss) -- continuing
  operations......................    8,190        (1,741)           7,481       10,774     7,023     3,736
Net interest
  receivable/(payable)............   (4,666)       (1,272)          (1,592)      (3,145)   (2,467)    2,494
                                    -------       -------          -------      -------   -------   -------
Profit (loss) on ordinary
  activities before taxation......    3,524        (3,013)           5,889        7,629     4,556     6,230
Taxation..........................       37            --              242        1,694     1,334     2,781
                                    -------       -------          -------      -------   -------   -------
Profit (loss) on ordinary
  activities after taxation.......    3,487        (3,013)           5,647        5,935     3,222     3,449
Dividends.........................       --            --               --        2,233        --        --
                                    -------       -------          -------      -------   -------   -------
Retained profit (loss) for year...  $ 3,487       $(3,013)         $ 5,647      $ 3,702   $ 3,222   $ 3,449
                                    =======       =======          =======      =======   =======   =======
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working Capital...................  $ 4,476       $13,627          $17,035      $25,209   $(8,788)  $(9,205)
Total Assets......................   33,383        22,606           31,315       47,876    68,898    75,339
Noncurrent Liabilities............   13,788        29,279           28,948       30,843     1,378     1,814
Equity Shareholders' Funds........    4,457       (10,504)          (5,576)         779    (1,934)       92


---------------

(1) On June 9, 1993, LSI acquired Labsystems OY from Skopbank Ltd. The period prior to June 10, 1993 represents the results of Labsystems OY as included in the financial statements of Skopbank Ltd. Periods subsequent to June 9, 1993 represent the results of Labsystems OY as included in the combined accounts of the Biosystems Group of LSI.

(2) Includes the results of Hybaid since its acquisition by the Biosystems Group on June 1, 1994.

(3) Includes the results of Denley Inc. since its acquisition by the Biosystems Group on April 1, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF RESULTS OF OPERATIONS OF LABSYSTEMS OY AND HYBAID

     Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the caption "Forward-looking Statements."

OVERVIEW

     Labsystems OY and Hybaid operated as the Biosystems Group of LSI until March 1997, at which time Thermo Instrument acquired all of LSI. In May 1997, Thermo BioAnalysis agreed to acquire Labsystems OY and Hybaid. Labsystems OY, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., was acquired by LSI in June 1994 and manufactures thermal cyclers and consumables for DNA amplification.

     The majority of the turnover of Labsystems OY is denominated in currencies other than its functional currency, the Finnish markka. As a result, its financial performance can be affected by currency exchange rate fluctuations. Labsystems OY and Hybaid used forward contracts to reduce their exposure to currency fluctuations.

     The financial statements of Labsystems OY and Hybaid, commencing on page F-43, have been prepared in British pounds sterling and using accounting principles generally accepted in the United Kingdom. Accordingly, Management's Discussion and Analysis of Results of Operations for Labsystems OY and Hybaid has been prepared in British pounds sterling.

RESULTS OF OPERATIONS

  1996 Compared With 1995

     Turnover increased 5% to 41.4 million British pounds sterling in 1996 from
39.5 million British pounds sterling in 1995. This increase was primarily due to increased turnover of approximately 1.9 million British pounds sterling resulting from increased turnover of immunoassay and liquid-handling equipment products due to the introduction of new products in late 1995, an increase of approximately 0.9 million British pounds sterling at Hybaid resulting from the introduction of a new product in 1996, and the inclusion of approximately 0.4 million British pounds sterling in turnover as a result of including Denley Inc., acquired in April 1995, for a full period in 1996. These increases were offset in part by a decrease in turnover of approximately 1.3 million British pounds sterling due to the unfavorable effect of currency translation as a result of the weakening of the Finnish markka compared with the British pound sterling.

     The gross profit margin increased to 41% in 1996 from 40% in 1995, primarily due to nonrecurring charges in 1995 associated with the relocation of certain Labsystems OY manufacturing operations, offset in part by higher costs at Hybaid related to a shift toward in-house manufacturing, and, to a lesser extent, a change in product mix at Labsystems OY.

     Distribution costs decreased to 18% of turnover in 1996 from 20% of turnover in 1995. The decrease is primarily due to lower costs as a percentage of turnover at Labsystems OY due to the consolidation of several sales offices in Europe.

     Administrative expenses increased to 17% of turnover in 1996 from 9% of turnover in 1995. Administrative expenses increased 1.9 million British pounds sterling due to the expansion of operations in the U.S. and Asia, 1.2 million British pounds sterling due to charges associated with a planned restructuring of Hybaid, an increase in the provision for bad debts of approximately 0.5 million British pounds sterling, and the effect of a write-down of 0.2 million British pounds sterling for a permanently impaired building.

     Net interest receivable was 1.6 million British pounds sterling in 1996, compared with net interest payable of 1.5 million British pounds sterling in 1995. Both periods include interest payable of approximately 2.0 million British pounds sterling for a loan from LSI related to the purchase of Labsystems OY in June 1993. Net interest receivable increased in 1996 primarily due to a gain of
3.7 million British pounds sterling related to the liquidation of certain foreign exchange contracts, offset in part by the receipt in 1995 of interest receivable of 0.5 million British pounds sterling related to a settlement for past due interest.

     The effective tax rate was 45% in 1996 compared to 29% in 1995. These rates differ from the U.K. statutory income tax rate of 33% primarily due to the effect of foreign tax rates. The effective tax rate increased in 1996 primarily due to increased profitability in certain jurisdictions that have higher tax rates.

  1995 Compared With 1994

     Turnover increased 23% to 39.5 million British pounds sterling in 1995 from
32.2 million British pounds sterling in 1994. The increase was primarily the result of the inclusion of 3.2 million British pounds sterling resulting from acquisitions and increased turnover of approximately 0.9 million British pounds sterling resulting from increased sales of new immunoassay and liquid-handling equipment products introduced in late 1995. In addition, turnover increased by approximately 3.3 million British pounds sterling due to the favorable effect of currency translation as a result of the strengthening of the Finnish markka compared with the British pound sterling.

     The gross profit margin decreased to 40% in 1995 from 47% in 1994 due primarily to nonrecurring charges associated with the relocation of the manufacturing operations related to a particular Labsystem OY product line, and, to a lesser extent, the strengthening of the Finnish markka compared with other currencies in which Labsystems OY denominates foreign sales.

     Distribution costs increased to 20% of turnover in 1995 from 17% of turnover in 1994 due primarily to higher costs as a percentage of turnover at acquired businesses. Administrative expenses remained relatively constant at 8.5% of turnover in 1995 and 8.3% of turnover in 1994.

     Net interest payable was 1.5 million British pounds sterling in 1995, compared with 2.0 million British pounds sterling in 1994. Both years include interest payable for a loan from LSI related to the purchase of Labsystems OY in June 1993. The decrease in net interest payable in 1995 relates to the receipt in 1995 of interest receivable of 0.5 million British pounds sterling related to a settlement for past due interest.

     The effective tax rate was 29% in 1995, compared with 22% in 1994. These rates are less than the U.K. statutory income tax rate of 33% primarily due to the effect of earnings in certain foreign jurisdictions that have lower tax rates. The effective tax rate increased in 1995, primarily due to certain newly acquired businesses, which are subject to higher tax rates in their respective jurisdictions.


LIQUIDITY AND CAPITAL RESOURCES



     Combined net current liabilities were 4.3 million British pounds sterling as of December 31, 1996, compared with 5.7 million British pounds sterling as of December 31, 1995. Included in net current liabilities are cash and cash equivalents of 6.6 million British pounds sterling as of December 31, 1996, compared with 3.3 million British pounds sterling as of December 31, 1995. During 1996, 4.5 million British pounds sterling was provided by operating activities. An increase in debtors used 1.6 million British pounds sterling, primarily due to shipments near the end of the year, and a decrease in amounts due from other LSI companies provided 0.9 million British pounds sterling. Investing activities used 1.5 million British pounds sterling during 1996, primarily related to purchases of land, buildings and other tangible fixed assets. Financing activities provided 0.1 million British pounds sterling.

                       INFORMATION CONCERNING THE COMPANY

BUSINESS

  General

     The Company has three principal product lines: life sciences instrumentation, consumables, and information management systems. The Company's life sciences instrumentation group produces a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and capillary electrophoresis ("CE") technologies. The Company's information management systems subsidiary designs, implements, and supports laboratory information management systems ("LIMS") and chromatography data systems. In addition, the Company's health physics division supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.

     The Company's strategy is to develop and market a portfolio of instruments, consumables, and information management systems for biochemistry and other applications through the acquisition of complementary businesses and technologies and through research and development of innovative products. In February 1996, the Company acquired DYNEX Technologies ("DYNEX"), which supplies automated systems, detection systems, and consumables for the immunoassay market, for $43.2 million in cash. In July 1996, the Company acquired for $9.0 million in cash the Affinity Sensors and LabSystems divisions of Fisons plc ("Fisons") from Thermo Instrument, which had acquired a substantial portion of the Scientific Instruments Division of Fisons from Rhone-Poulenc Rorer, Inc. on March 29, 1996. The purchase price is subject to a post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. Affinity Sensors supplies optical biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. LabSystems (an entity distinct from Labsystems OY) designs, implements, and supports laboratory information management systems ("LIMS") and chromatography data systems ("CDS") used in research and development, quality assurance and control, and processing plants.


     In September 1996, the Company conducted an initial public offering of 1,670,000 shares of Common Stock at $14.00 per share for net proceeds of $20.8 million. As of December 29, 1997, without giving effect to the issuance of the TBA Shares, Thermo Instrument beneficially owned 9,529,303 shares of the Company's Common Stock, representing 74.4% of such stock outstanding. Thermo Instrument develops, manufactures, and markets instruments used to detect and measure air pollution, radioactivity, complex chemical compounds, toxic metals, and other elements in a broad range of liquids and solids, as well as to control and monitor various industrial processes.



     Information regarding the Company's revenues, income before provision for income taxes, and identifiable assets is contained in Note 8 to the Company's financial statements included elsewhere in this proxy statement.



     As of September 27, 1997, the Company had backlog orders believed to be firm in the amount of $19,640,000, of which approximately $10,394,000 is not expected to be filled within the current fiscal year (compared with backlog orders believed to be firm of $14,151,000 as of September 30, 1996).


  Principal Products and Services

     Life Sciences Instrumentation

     The Company designs, manufactures, and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and capillary electrophoresis technologies. The Company's products include automated systems, detection systems, and consumables for the immunoassay market; optical biosensors; MALDI-TOF mass spectrometers; and capillary electrophoresis systems, components, and accessories.

     Immunoassay. The Company's DYNEX subsidiary designs, manufactures, sells, and supports products for immunoassay testing. Immunoassay is an analytical method used for the qualitative and quantitative analysis of biological molecules. Immunoassay products are used in medical and pharmaceutical research; clinical diagnostics including tests for pregnancy, hepatitis, and HIV; veterinary medicine; agricultural diagnostics; water quality testing; and food and beverage testing. During the fiscal year ended December 31, 1996 ("Fiscal 1996"), the Company introduced the MLX luminescence detection system, and a third-generation fully automated testing system, the DIAS Ultra.

     The Company has focused its sales efforts on the clinical diagnostic and research markets, including healthcare and hospital facilities, chemical and pharmaceutical manufacturers, universities, medical and pharmaceutical research laboratories, veterinary and agricultural research laboratories, and governmental institutions such as the U.S. Food and Drug Administration, the National Institutes of Health, and the Centers for Disease Control. The Company's products are used principally by large clinical and research laboratories and manufacturers, including pharmaceutical companies, where large-batch, high-volume testing methods are required.

     The Company sells its immunoassay products principally through its direct sales force, OEMs, and distributors throughout the world. The Company maintains direct sales offices in the Czech Republic, France, Germany, Hong Kong, the United Kingdom, and the United States. The Company also sells through manufacturers' representatives. The Company sells to clinical laboratories and hospitals primarily through OEM arrangements with major reagent manufacturers that purchase consumables and instruments for resale to their customers.

     Optical Biosensors. Optical biosensor systems are a new technology used to quantify biomolecules and characterize their functional properties. Optical biosensor systems monitor the interaction of two or more biological compounds by measuring changes in the refractive index caused by molecular activity. The Company's Affinity Sensors subsidiary designs, develops, and sells optical biosensors for life sciences research in the pharmaceutical and biotechnology industries, universities, and medical research institutes. The Company offers both manual and automated versions of its optical biosensor system for performing a broad range of assays and affinity measurements. In Fiscal 1996, the Company introduced an automated optical biosensor system, and is currently developing multi-analytical biosensors.

     The Company's optical biosensor products serve a variety of geographic markets. In the United Kingdom and the United States, the Company maintains direct sales and service offices, as well as distributors. In Australia, Belgium, France, Germany, Italy, Japan, the Netherlands, Spain, Scandinavia, Switzerland, and Singapore, the Company distributes its optical biosensor products through an arrangement with Thermo Instrument.

     MALDI-TOF Mass Spectrometry. The Company currently offers three MALDI-TOF mass spectrometers, including an enhanced benchtop MALDI-TOF mass spectrometer that has significantly enhanced resolution, which was introduced in Fiscal 1996. Mass spectrometry measures the molecular weight of a sample's components, thereby enabling identification and measurement of organic chemical compounds and/or inorganic elements contained in the sample. Historically, mass spectrometry has been of little use to biochemists because mass spectrometry measurements of large molecules, such as the biomolecules that comprise peptides and proteins that have molecular weights in excess of 3,000 daltons, were not possible.

     The development of ionization techniques such as those used in the MALDI-TOF mass spectrometer have solved this problem. MALDI-TOF mass spectrometers, first commercially available in 1990, measure the amount of time required for an ionized molecule to reach a detector, and convert that measurement into a measurement of mass. Using these devices, biochemists can measure molecules with molecular weights of up to 500,000 daltons.

     The Company distributes its MALDI-TOF mass spectrometry products through its direct sales force in the United States and the United Kingdom, and through sales representatives elsewhere in the world. In Japan, the Company distributes its MALDI-TOF mass spectrometry products through an arrangement with ThermoQuest Corporation ("ThermoQuest"), a majority-owned subsidiary of Thermo Instrument.

     Capillary Electrophoresis. Capillary electrophoresis ("CE") is a purification and separation technique commercially introduced in 1989. CE systems separate molecules as they move through an extremely narrow tube, or capillary, that is charged with an electric field. The Company's line of CE systems includes a low-cost, manually-controlled CE system and a fully-automated CE system with multiple wavelength detectors. In Fiscal 1996, the Company introduced its new generation CE system that has more than twice the sample capacity of competing products, thereby permitting users to decrease labor costs by allowing longer periods of unattended operation. The Company's CE systems offer high sensitivity, as well as advanced data handling, control, and automation features. The Company also offers a line of CE capillaries, buffers, and other consumables.

     The largest market for CE systems is pharmaceutical companies, whose research activities require state-of-the-art CE systems and related supplies. One of the principal applications for CE systems is the analysis and separation of biomolecules such as proteins, peptides, and nucleic acids, including DNA. Applications of DNA separation by CE include the identification of specific individuals through DNA "fingerprinting" and the diagnosis of diseases and specific genetic disorders such as leukemia, hepatitis, and sickle cell anemia.

     ThermoQuest distributes the Company's CE products and is the exclusive distributor of such products in jurisdictions in which it maintains a direct sales force.

     Information Management Systems

     The Company's LabSystems subsidiary designs, develops, and supports LIMS and CDS, and is recognized as one of the world's leading LIMS suppliers. The Company also maintains an implementation support group that provides software customization and project management services for its customers. The Company's products are distributed throughout a wide user base including research and development, quality assurance/quality control, and processing facilities. A substantial majority of the Company's customers are Fortune 500 companies in the process chemical, aerospace, pharmaceutical, environmental, oil and gas, petrochemical, automotive, food and beverage, agricultural, and medical products industries.

     The Company's CDS products are open system analytical tools that assist users in analyzing chromatographic data obtained via gas and liquid chromatography and capillary electrophoresis.

     The Company's LIMS and CDS products serve a variety of geographic markets. In the United Kingdom, the United States, Australia, France, Germany, and Spain, the Company maintains direct sales and service offices, as well as a network of distributors. In Brazil, Canada, Italy, the Middle East, the Netherlands, Scandinavia, Singapore, and South Africa, the Company distributes its LIMS and CDS products through an arrangement with Thermo Instrument.

     Health Physics Instrumentation

     The Company produces a broad range of products, including portable and stand-alone instruments and computer-integrated systems that detect and measure nuclear radiation in and around nuclear power plants and other facilities where radioactive materials are used.

     Approximately 58% of the radiation monitoring instruments sold by the Company are purchased for use in nuclear power plants and United States Department of Energy facilities. The remainder are sold to medical and educational institutions, the military service, state and local governments, and others.

     The Company also designs, manufactures, and installs complete computer-integrated systems for monitoring effluents from nuclear power plants and for making radiation measurements at strategic locations throughout such facilities. These systems comprise a network of radiation monitors and data acquisition subsystems that process and store measurements and, on request, transmit data to a central system controller for display and recordkeeping.

     The Company sells its health physics instruments directly through sales and support offices in the United States and Canada, and through sales representatives elsewhere in the world.

  Intellectual Property

     The Company's policy is to protect its intellectual property rights and to apply for patent protection when appropriate. The Company currently holds several issued United States patents expiring at various dates ranging from 2002 to 2011. The Company also has applications pending for additional United States patents and a number of foreign counterparts for its patents in various foreign countries. In addition, the Company has registered, or other, trademarks. Patent protection provides the Company with competitive advantages with respect to certain systems. The Company believes, however, that technical know-how and trade secrets are more important to its business than patent protection.

  Competition

     The markets for the Company's products are highly competitive. In each of the markets it serves, the Company competes with a number of companies, many of which have greater engineering, manufacturing, and marketing resources than the Company.

     Life Sciences Instrumentation

     Immunoassay. The Company competes in the immunoassay market primarily on the basis of technological innovation, performance (including throughput and sensitivity), flexibility, and price.

     Optical Biosensors. The Company competes in the optical biosensor market primarily on the basis of ease and flexibility of use, technical performance, analytical throughput, speed of data analysis, and price.

     MALDI-TOF Mass Spectrometry. The Company competes in the MALDI-TOF mass spectrometry market primarily on the basis of the technical performance of its MALDI-TOF mass spectrometers as well as on the need in the analytical biochemistry community for highly-automated mass spectrometers. To a lesser degree, the Company also competes on the basis of price.

     Capillary Electrophoresis. The Company competes in the market for CE systems primarily on the basis of technical performance and automation features, and, to a lesser extent, price.

     Information Management Systems

     The Company competes in the high-end LIMS and CDS markets primarily on the basis of the functionality, flexibility, and technical sophistication of its systems, as well as on its ability to tailor its software packages to a customer's specific laboratory protocols, its ability to provide superior customer service and technical support, and price.

  Health Physics Instrumentation

     Although there has been a trend toward consolidation among suppliers of health physics instrumentation over the last five years, the market for health physics instrumentation remains fragmented. The Company competes in this market primarily on the basis of product reliability, technological innovation and price.

  Employees


     As of September 27, 1997 (without giving effect to the acquisition of the Acquired Companies), the Company had a total of 456 employees.


  Properties

     The Company owns approximately 67,000 square feet of manufacturing, sales, and administration space in New Mexico. The Company leases 130,000 square feet of manufacturing, sales, and administration space in Virginia, the Channel Islands, and England, including 14,000 square feet subleased from ThermoQuest, under leases expiring from 1997 through 2016. In addition, the Company leases 29,000 square feet of sales space in Germany, England, Massachusetts, Hong Kong, and the Czech Republic, under leases expiring from 1997 through 2001. The Company believes that its facilities are in good condition and are suitable and adequate to meet current needs.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock has been publicly traded on the AMEX since its initial public offering on September 18, 1996. The following table sets forth, for the periods indicated, the high and low sales prices on the AMEX since that date.

    1996                                                                  HIGH       LOW
    ----                                                                 ------     ------
    Third Quarter......................................................  $14.00     $13.13
    Fourth Quarter.....................................................  $14.63     $12.50


    1997
    ----
    First Quarter......................................................  $14.13     $ 9.25
    Second Quarter.....................................................  $16.13     $ 9.00
    Third Quarter......................................................  $18.25     $14.38
    Fourth Quarter (through December 29, 1997).........................  $20.00     $16.63



     The high, low and closing prices of the Company's Common Stock on the AMEX on May 5, 1997, the date preceding the public announcement of the Share Purchase Agreement, were $13.25, $12.75 and $12.75, respectively. On December 29, 1997, the closing price of the Common Stock on the AMEX was $19.63 per share. There were 90 holders of Common Stock of record as of December 29, 1997. Holders of Common Stock do not have any preemptive rights to subscribe for additional issuances of Common Stock or securities convertible into Common Stock.


     The Company has never paid cash dividends to its Stockholders and does not expect to pay cash dividends in the future because its policy has been to use earnings to finance expansion and growth. Payment of dividends rests within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.

      SELECTED QUARTERLY FINANCIAL DATA -- THERMO BIOANALYSIS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    1997
                                                      ---------------------------------
                                                      FIRST (1)     SECOND       THIRD
                                                      ---------     -------     -------
Revenues............................................   $ 24,464     $38,399     $35,855
Gross Profit........................................     11,666      19,721      18,727
Net Income..........................................      1,455       2,098       2,161
Earnings per Share:
  Primary...........................................        .15         .19         .20
  Fully diluted.....................................        .15         .18         .18



                                                                          1996
                                                      ---------------------------------------------
                                                      FIRST (2)     SECOND       THIRD      FOURTH
                                                      ---------     -------     -------     -------
Revenues............................................   $ 10,911     $18,871     $19,346     $22,521
Gross Profit........................................      4,195       9,481       9,573      10,593
Net Income (Loss)...................................     (3,114)        431         787       1,460
Earnings (Loss) per Share:
  Primary...........................................       (.38)        .05         .10         .15
  Fully diluted.....................................       (.38)        .05         .10         .14


                                                                          1995
                                                      ---------------------------------------------
                                                        FIRST       SECOND       THIRD      FOURTH
                                                      ---------     -------     -------     -------
Revenues............................................   $  6,229     $ 5,457     $ 5,350     $ 5,498
Gross Profit........................................      2,540       2,320       2,266       2,372
Net Income..........................................        603         704         631         576
Earnings per Share..................................        .09         .09         .08         .07

---------------
(1) Reflects the results of the Labsystems OY, Hybaid and Labsystems Japan divisions of LSI since their acquisition by Thermo Instrument in March 1997.

(2) Reflects the results of DYNEX since February 1996, and the Affinity Sensors and LabSystems divisions of Fisons since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.

              SELECTED FINANCIAL INFORMATION -- THERMO BIOANALYSIS


     The selected financial information below as of and for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this proxy statement. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this proxy statement. The selected financial information as of and for the fiscal year ended January 1, 1994 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this proxy statement. The selected financial information for the fiscal year ended January 2, 1993 and for the nine month periods ended September 28, 1996 and September 27, 1997 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with GAAP applied on a consistent basis. The results of operations for the nine months ended September 27, 1997 are not necessarily indicative of results for the entire year.



                                                                                                            PRO FORMA
                                                                                                           COMBINED(3)
                                                                                                    -------------------------
                                                                              NINE MONTHS ENDED                   NINE MONTHS
                                           FISCAL YEAR                      ---------------------                    ENDED
                        -------------------------------------------------   SEPT. 28,   SEPT. 27,   FISCAL YEAR    SEPT. 27,
                         1992      1993      1994      1995     1996 (1)    1996 (1)    1997 (2)       1996          1997
                        -------   -------   -------   -------   ---------   ---------   ---------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............  $20,120   $24,479   $25,127   $22,534    $ 71,649     $49,128     $98,718     $143,396      $109,854
                        -------   -------   -------   -------    --------     -------     -------     --------      --------
Costs and Operating
  Expenses:
  Cost of revenues....   10,981    13,010    14,176    13,036      37,807      25,879      48,604       80,047        55,924
  Selling, general and
    administrative
    expenses..........    4,067     4,914     5,054     4,804      20,987      14,925      30,979       44,322        36,688
  Research and
    development
    expenses..........    2,448     2,242     2,042     1,325       7,298       5,031       8,512       13,290         9,408
  Write-off of
    acquired
    technology........       --        --        --        --       3,500       3,500          --           --            --
                        -------   -------   -------   -------    --------     -------     -------     --------      --------
                         17,496    20,166    21,272    19,165      69,592      49,335      88,095      137,659       102,020
                        -------   -------   -------   -------    --------     -------     -------     --------      --------
Operating Income (Loss)..   2,624   4,313     3,855     3,369       2,057        (207)     10,623        5,737         7,834
Interest and Other
  Income (Expense),
  Net.................       --        --        --       819        (593)       (640)     (1,690)     (10,677)       (3,492)
                        -------   -------   -------   -------    --------     -------     -------     --------      --------
Income (Loss) Before
  Provision for Income
  Taxes...............    2,624     4,313     3,855     4,188       1,464        (847)      8,933       (4,940)        4,342
Income Tax
  Provision...........    1,449     1,775     1,455     1,674       1,900       1,049       3,219          392         2,435
                        -------   -------   -------   -------    --------     -------     -------     --------      --------
Net Income (Loss).....  $ 1,175   $ 2,538   $ 2,400   $ 2,514    $   (436)    $(1,896)    $ 5,714     $ (5,332)     $  1,907
                        =======   =======   =======   =======    ========     =======     =======     ========      ========
Earnings (Loss) per
  Share (4):
    Primary...........  $   .18   $   .38   $   .36   $   .32    $   (.05)    $  (.23)    $   .53     $   (.54)     $    .17
                        =======   =======   =======   =======    ========     =======     =======     ========      ========
    Fully diluted.....  $   .18   $   .38   $   .36   $   .32    $   (.05)    $  (.23)    $   .49     $   (.54)     $    .17
                        =======   =======   =======   =======    ========     =======     =======     ========      ========
Weighted Average
  Shares (4):
    Primary...........    6,617     6,617     6,617     7,811       8,601       8,213      10,724        9,901        11,072
                        =======   =======   =======   =======    ========     =======     =======     ========      ========
    Fully diluted.....    6,617     6,617     6,617     7,811       8,601       8,213      13,911        9,901        11,229
                        =======   =======   =======   =======    ========     =======     =======     ========      ========

                                                                                                     NINE MONTHS ENDED
                                                                  FISCAL YEAR                      ---------------------
                                               -------------------------------------------------   SEPT. 28,   SEPT. 27,
                                                1992      1993      1994      1995     1996 (1)    1996 (1)    1997 (2)
                                               -------   -------   -------   -------   ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital..............................  $ 5,808   $ 6,333   $ 8,282   $27,105   $  59,750   $  54,363   $  47,637
Total Assets.................................   11,767    13,596    14,349    32,907     122,997     116,444     208,774
Long-term Obligations........................       --        --        --        --      50,000      50,000     100,226
Shareholders' Investment.....................    7,838     8,332    10,162    29,146      51,316      45,883      65,331
PER SHARE DATA (5):
HISTORICAL:
Book Value per Share................................................................   $    5.25               $    5.90
Cash Dividends Declared per Share...................................................          --                      --
Earnings (Loss) per Share:
  Primary...........................................................................        (.05)                    .53
  Fully diluted.....................................................................        (.05)                    .49
PRO FORMA COMBINED:
Book Value per Share................................................................   $    6.16               $    5.90
Cash Dividends Declared per Share...................................................          --                      --
Loss per Share:
  Primary...........................................................................        (.54)                    .17
  Fully diluted.....................................................................        (.54)                    .17


---------------

(1) Reflects the results of DYNEX since February 1996, and the Affinity Sensors and LabSystems divisions of Fisons since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.

(2) Reflects the results of the Labsystems OY, Hybaid, and Labsystems Japan divisions of LSI since their acquisition by Thermo Instrument in March 1997. Weighted average shares include the 1,300,000 shares issuable as part of the purchase price for Labsystems OY and Hybaid, subject to shareholder vote.


(3) The pro forma combined statement of operations data was derived from the pro forma combined condensed statement of operations included elsewhere in this proxy statement. The pro forma combined statement of operations data sets forth the results of operations for 1996 and the nine months ended September 27, 1997, as if the acquisitions of DYNEX, the Affinity Sensors and LabSystems divisions of Fisons and the Labsystems OY and Hybaid divisions of LSI had occurred at the beginning of 1996. In addition, the pro forma statement of operations data sets forth the results of operations as if the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument, the repayment of the $30.0 million principal amount note payable to Thermo Electron, the issuance of $50.0 million in debt to Thermo Instrument and the issuance of 1,300,000 TBA Shares to Thermo Instrument had occurred at the beginning of 1996. Pro forma data is not presented for Labsystems Japan since this acquisition was not material to the Company's results of operations.



(4) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include the 6,500,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company. Weighted average shares for all periods except the nine months ended September 27, 1997 also include the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering.



(5) Historical per share data for 1996 and the nine months ended September 27, 1997 reflects the impact of the inclusion of the net assets, dividends and results of operations of the Labsystems OY and Hybaid divisions of LSI from March 1997. The pro forma combined loss per share data was derived from the pro forma combined condensed statement of operations included elsewhere in this proxy statement, which for 1996, in addition to including the results of operations of the Labsystems OY and Hybaid divisions of LSI, includes the impact of DYNEX and the Affinity Sensors and LabSystems divisions of Fisons as if those businesses were acquired at the beginning of 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- THERMO BIOANALYSIS

     Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed under the caption "Forward-looking Statements."

OVERVIEW

     The Company has three principal product lines: life sciences instrumentation, consumables, and information management systems. The Company's life sciences instrumentation group produces a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, polymerase chain reaction ("PCR"), liquid-handling, MALDI-TOF mass spectrometry, and capillary electrophoresis ("CE") technologies. The Company's information management systems subsidiary designs, implements, and supports laboratory information management systems ("LIMS") and chromatography data systems. In addition, the Company's health physics division supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.

     The Company's strategy is to develop and market a portfolio of instruments, consumables, and information management systems for biochemistry and other applications through the acquisition of complementary businesses and technologies and through research and development of innovative products. The Company was incorporated in February 1995. Since then, it acquired DYNEX in February 1996, acquired the Affinity Sensors and LabSystems divisions of Fisons effective March 29, 1996, and agreed to acquire the Labsystems OY, Hybaid, and Labsystems Japan divisions of LSI effective March 12, 1997 (see Notes 2 and 9 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement).

     The Company sells its products on a worldwide basis. Although the Company generally seeks to charge its customers in the same currency as its operating costs, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations. Where appropriate, the Company uses forward contracts to reduce its exposure to currency fluctuations.

RESULTS OF OPERATIONS


  First Nine Months 1997 Compared With First Nine Months 1996



     Revenues increased to $98.7 million in the first nine months of 1997 from $49.1 million in the first nine months of 1996. Revenues increased $50.2 million due to acquisitions. In addition, revenues at the Company's CE and LIMS businesses increased $0.8 million primarily as a result of new product introductions and four direct sales and service offices established in the second quarter of 1997. These increases were offset in part by a decrease in revenues at DYNEX primarily due to the strengthening of the U.S. dollar relative to foreign currencies in countries where DYNEX operates, and a decrease in the Company's health physics instrumentation division due to continued weakness in Department of Energy and nuclear power plant spending.



     The gross profit margin increased to 51% in the first nine months of 1997 from 47% in the first nine months of 1996, primarily due to the inclusion of higher-margin revenues from the recently acquired liquid-handling business and the inclusion of higher-margin revenues from the Company's LIMS business, acquired effective March 29, 1996, for the full period in 1997. These increases were offset in part by the inclusion of lower-margin revenues from the recently acquired PCR business.



     Selling, general, and administrative expenses as a percentage of revenues increased to 31% in the first nine months of 1997 from 30% in the first nine months of 1996. The increase was primarily due to an increase in costs in the LIMS business as a result of the opening of four sales and service offices in the second quarter of 1997, offset in part by lower costs as a percentage of revenues at the recently acquired liquid-handling business. Research and development expenses increased to $8.5 million in the first nine months of 1997 from $5.0 million in the first nine months of 1996, primarily due to acquisitions.

     During the first nine months of 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of the U.K.-based LIMS and biosensor businesses.



     Interest income increased to $1.7 million in the first nine months of 1997 from $0.6 million in the first nine months of 1996, primarily due to interest income earned on invested proceeds from the Company's initial public offering of common stock in September and October 1996. Interest expense, related party, increased to $3.4 million in the first nine months of 1997 from $1.2 million in the first nine months of 1996, primarily due to interest expense on the $50.0 million debt payable to Thermo Instrument associated with the acquisition of the Biosystems Group of LSI and the inclusion of a full period of interest for the $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996, offset in part by the effect of the repayment in July 1996 of a $30.0 million promissory note issued to Thermo Electron in February 1996.



     The effective tax rate was 36% in the first nine months of 1997, compared with 40% in the first nine months of 1996, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of the Company's U.K.-based LIMS and biosensor businesses, for which no tax benefit was recorded. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate decreased in the first nine months of 1997, primarily due to income from certain newly acquired foreign businesses, which are subject to lower tax rates.



  1996 Compared With 1995


     Revenues increased to $71.6 million in 1996 from $22.5 million in 1995. This increase was primarily due to the inclusion of $33.1 million in revenues from DYNEX, acquired in February 1996, and the inclusion of $19.2 million in revenues from LabSystems and Affinity Sensors, which were acquired effective March 29, 1996, offset in part by lower revenues at the Company's MALDI-TOF subsidiary due to increased competition and a change in distribution channels from commission-based sales agents to distributors. In addition, the Company believes that revenues at the Company's Eberline health physics subsidiary decreased primarily due to reduced spending at U.S. Department of Energy facilities as a result of the federal budgetary impasse.

     The gross profit margin increased to 47% in 1996 from 42% in 1995, primarily due to the inclusion of higher-margin revenues at LabSystems and Affinity Sensors and, to a lesser extent, at DYNEX. These increases were offset in part by a decrease in margins at the Company's MALDI-TOF subsidiary, due to a change in distribution channels from commission-based sales agents to distributors, which resulted in reduced revenues.

     Selling, general and administrative expenses as a percentage of revenues increased to 29% in 1996 from 21% in 1995, primarily due to higher costs as a percentage of revenues at DYNEX and, to a lesser extent, at LabSystems. In mid-1996 the Company implemented a cost reduction plan at DYNEX, which is intended to reduce selling, general, and administrative expenses as a percentage of revenues primarily by decreasing staffing levels and, to a lesser extent, travel and other related costs. Research and development expenses increased to $7.3 million in 1996 from $1.3 million in 1995, primarily due to the inclusion of expenses at DYNEX, LabSystems, and Affinity Sensors.

     During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of Affinity Sensors and LabSystems (see Note 2 to the Company's Consolidated Financial Statements).

     Interest income in both periods primarily represents interest earned on invested proceeds from the Company's private placements of common stock in March and April 1995, and initial public offering of common stock in September and October 1996. Interest expense, related party, in 1996 represents interest associated with a $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996 and, to a lesser extent, interest associated with a $30.0 million promissory note issued to Thermo Electron in February 1996, which was repaid in July 1996.


     The effective tax rate was 38% and 40% in 1996 and 1995, respectively, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of U.K.-based Affinity Sensors and LabSystems, for which no tax benefit was recorded. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate decreased in 1996 primarily due to income from certain newly acquired foreign companies, which are subject to lower tax rates.

  1995 Compared With 1994

     Revenues decreased 10% to $22.5 million in 1995 from $25.1 million in 1994, primarily due to lower health physics sales which resulted from lower capital spending by commercial nuclear power producers and government laboratories, U.S. government budget constraints, and regulatory uncertainty concerning clean-up projects.

     The gross profit margin declined to 42% in 1995 from 44% in 1994. This reduction was primarily due to lower sales of high-margin personnel contamination monitors and environmental monitors produced by the Company's Eberline health physics subsidiary.

     Selling, general and administrative expenses as a percentage of revenues increased to 21% in 1995 from 20% in 1994 due to the decrease in revenues noted above. Research and development expenses decreased to $1.3 million in 1995 from $2.0 million in 1994 primarily due to the elimination of German research and development activities at the Company's MALDI-TOF subsidiary and a reduction in spending at the Company's Eberline health physics subsidiary in 1994 and in 1995.

     Interest income in 1995 represents interest on invested proceeds from the Company's private placements of common stock in March and April 1995.

     The effective tax rate was 40% in 1995 and 38% in 1994. These rates exceed the statutory federal rate primarily due to the impact of state income taxes. The increase in the effective rate resulted from the inability in 1995 to provide a tax benefit on foreign losses and a reduced tax benefit associated with the Company's foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES


     Consolidated working capital was $47.6 million as of September 27, 1997, compared with $59.8 million as of December 28, 1996. Included in working capital are cash and cash equivalents of $25.3 million as of September 27, 1997, compared with $45.5 million as of December 28, 1996. Of the Company's total cash and cash equivalents at September 27, 1997, $7.8 million was invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day commercial paper composite rate plus 25 basis points, set at the beginning of each quarter. During the first nine months of 1997, $8.2 million of cash was provided by operating activities. An increase in accounts receivable used $5.3 million in cash, primarily as a result of an increase in shipments near the end of the quarter. An increase in due to parent company and affiliates provided $7.3 million in cash, primarily due to an increase in commercial trade payables to other Thermo Instrument companies, which are expected to be repaid in the fourth quarter of 1997.



     Investing activities used $25.7 million in cash during the first nine months of 1997. In May 1997, the Company agreed to purchase the Biosystems Group of LSI from Thermo Instrument for approximately $102.5 million, which consists of: a) approximately $91.5 million for the net operating assets of the acquired businesses plus b) $11.0 million for an equivalent amount of cash held by the acquired businesses. Of the $102.5 million aggregate purchase price, the Company paid $35.6 million in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50.0 million, and will issue to Thermo Instrument 1,300,000 TBA Shares valued at $16.9 million at the time of the May 1997 agreement to acquire Labsystems OY and Hybaid (see Note 9 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). The $50.0 million debt component of the purchase price, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999. The Company expects to receive a refund from Thermo Instrument of approximately $4 million relating to the purchase price for The Biosystems Group, based on Thermo Instrument's determination of the book value of the acquired net assets as well as its most recent determination of the cost in excess of net assets acquired. The Company expects that such refund will be received no later than the first quarter of 1998. In July 1997, the Company agreed to acquire Labsystems Japan for approximately $5.9 million in cash, which it expects to pay during the fourth quarter of 1997 (see Note 9 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). The Company expended $2.2 million for purchases of property, plant, and equipment during the first nine months of 1997, and expects to make additional capital expenditures of approximately $1.6 million during the remainder of 1997.



     The Company has undertaken a restructuring of certain acquired businesses (See Notes 2 and 9 to the Company's Consolidated Financial Statements included elsewhere in this proxy statement). Amounts accrued for such activities total $3.3 million at September 27, 1997. The payments will primarily occur over the next 12 months. The Company expects that such expenditures will not change materially from amounts accrued at September 27, 1997.



     Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash for the possible acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions through a combination of internal funds, additional debt or equity financing, and/or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company has $50.0 million of debt to Thermo Instrument, due in July 1999, which it expects to pay through a combination of internal funds and additional debt or equity financing, although Thermo Instrument has agreed to require repayment only to the extent that the Company's resources permit. Accordingly, the Company believes that its existing cash and cash equivalents are sufficient to meet the capital requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF RESULTS OF OPERATIONS OF DYNEX TECHNOLOGIES

OVERVIEW

     DYNEX Technologies ("DYNEX") operated as a division of Dynatech Corporation through February 7, 1996. The Company acquired substantially all of the assets of DYNEX, subject to certain liabilities, on February 7, 1996. DYNEX designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market.

     In describing the results of operations below, the period from April 1, 1995 through February 7, 1996 is referenced as fiscal 1996, and the years ended March 31, 1995 and 1994 are referenced as fiscal 1995 and fiscal 1994, respectively.

RESULTS OF OPERATIONS

  Fiscal 1996 Compared With Fiscal 1995

     Revenues decreased 24% to $28.5 million in fiscal 1996 from $37.3 million in fiscal 1995. Revenues decreased $5.8 million in fiscal 1996 due to the abbreviated fiscal year. In addition, DYNEX had nonrecurring sales of certain products to customers in Russia of $0.2 million in fiscal 1996 compared with $3.0 million in fiscal 1995.

     The gross profit margin decreased to 45% in fiscal 1996 from 46% in fiscal 1995, primarily due to an increase in lower margin sales to original equipment manufacturers ("OEM's"), offset in part by a reduction in lower margin nonrecurring sales in fiscal 1996 of certain products manufactured by third parties for customers in Russia.

     Selling, general and administrative expenses as a percentage of revenues increased to 40% in fiscal 1996 from 34% in fiscal 1995 primarily due to the decrease in revenues discussed above. Research and development expenses decreased to $2.3 million in fiscal 1996 from $2.5 million in fiscal 1995 primarily due to the abbreviated fiscal year.

     Interest expense increased in fiscal 1996 primarily due to an increase in the interest allocation from Dynatech Corporation as a result of increased borrowings.

     The effective tax rates in fiscal 1996 and fiscal 1995 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.

  Fiscal 1995 Compared With Fiscal 1994

     Revenues increased 24% to $37.3 million in fiscal 1995 from $30.1 million in fiscal 1994. Revenues increased primarily due to increased demand, which resulted in part from the introduction of certain new instrumentation products. In addition, nonrecurring sales of certain products to customers in Russia accounted for an increase in revenues of $2.3 million.

     The gross profit margin decreased to 46% in fiscal 1995 from 49% in fiscal 1994, primarily due to the inclusion of lower margin nonrecurring revenues on the sale of certain products manufactured by third parties for customers in Russia, and an increase in lower margin sales to OEM's.

     Selling, general and administrative expenses as a percentage of revenues decreased to 34% in fiscal 1995 from 41% in fiscal 1994 primarily due to the increase in revenues discussed above. Research and development expenses were $2.5 million in both periods.

     Interest expense decreased in fiscal 1995 primarily due to a decrease in the interest allocation from Dynatech Corporation.

     The effective tax rates in fiscal 1995 and fiscal 1994 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                       OF AFFINITY SENSORS AND LABSYSTEMS

OVERVIEW

     Affinity Sensors and LabSystems operated as divisions of Fisons through March 29, 1996 at which time Thermo Instrument acquired a substantial portion of the Scientific Instruments Division of Fisons (of which Affinity Sensors and LabSystems form a part). In July 1996, the Company acquired Affinity Sensors and LabSystems from Thermo Instrument.

     Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements and supports laboratory information management systems and chromatography data systems.

RESULTS OF OPERATIONS

  First Quarter 1996 Compared with First Quarter 1995

     Turnover increased 7% to 2.9 million British pounds sterling in the first quarter of 1996 from 2.7 million British pounds sterling in the first quarter of 1995. This increase was primarily due to an increase of 0.6 million British pounds sterling in turnover at LabSystems due to increased demand for its product in South America and Asia, partially offset by a decrease in turnover of
0.4 million British pounds sterling at Affinity Sensors due to the timing of certain shipments.

     The gross profit margin declined to 53% in the first quarter of 1996, from 63% in the first quarter of 1995, primarily due to a provision for obsolescence recorded in the first quarter of 1996 for approximately 0.3 million British pounds sterling.

     Distribution costs represented 30% of turnover in the first quarter of 1996 compared with 24% of turnover in the first quarter of 1995. The increase was primarily due to an increase in the reserve for bad debts of approximately 0.2 million British pounds sterling. Administrative expenses remained constant at 63% of turnover in both periods.

  1995 Compared With 1994

     Turnover decreased 4% to 14.4 million British pounds sterling in 1995 from
15.0 million British pounds sterling in 1994. This decrease was primarily due to a decrease of 1.0 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems, offset in part by an increase in turnover of 0.4 million British pounds sterling at Affinity Sensors due to increased demand.

     The gross profit margin increased to 75% in 1995 from 72% in 1994, primarily due to a change in sales mix at Affinity Sensors.

     Distribution costs represented 18% of turnover in 1995 compared with 21% of turnover in 1994. The decrease was primarily due to a restructuring of LabSystems' United States sales office which resulted in the elimination of approximately one third of the office's sales personnel. Administrative expenses remained constant at 55% of turnover in both periods.

     The tax provision in both periods exceeded the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.

  1994 Compared With 1993

     Turnover decreased 6% to 15.0 million British pounds sterling in 1994 from
16.0 million British pounds sterling in 1993. This decrease was primarily due to a decrease of 1.7 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems products, offset in part by an increase in turnover of 0.7 million British pounds sterling at Affinity Sensors due to increased demand.

     The gross profit margin decreased to 72% in 1994 from 74% in 1993 due to a decrease in turnover of higher margin products at LabSystems.

     Distribution costs represented 21% of turnover in 1994 compared with 18% of turnover in 1993. This increase was primarily due to an increase of approximately 0.4 million British pounds sterling in costs for Affinity Sensors' United States sales office for a full year of operations in 1994 compared with three months in 1993. Administrative expenses represented 55% of turnover in 1994 compared with 58% of turnover in 1993. This decrease was primarily due to a write-off of 0.4 million British pounds sterling of intangibles in 1993.

     The tax provision in both periods exceeds the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.

                           FORWARD-LOOKING STATEMENTS

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

     Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the markets for its products include product features, product performance, price, and service. The Company's competitors include a number of large multinational corporations. These companies and certain of the Company's other competitors have substantially greater financial, marketing, and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to develop new technologies will be sufficient to enable it to compete effectively.

     Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards, and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative, and require significant planning, design, development, and testing, at the technological, product, and manufacturing process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete.

     Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, MALDI-TOF, and capillary electrophoresis products are based on relatively new technologies. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies. There can be no assurance that the Company will be successful in obtaining such broad acceptance.

     Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical, biotechnology, and chemical companies, and clinical diagnostic laboratories and companies. The capital spending policies of these companies can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment, and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business and results of operations. Recently, biotechnology companies have raised significant amounts of capital through public share offerings, and most of these companies are engaged in active research and development programs that include capital spending. However, the availability of capital through the public markets can be cyclical and there can be no assurance that the raising of capital by these companies will continue, nor can there be any assurance that additional capital, if available, will result in increased sales of the Company's products.

     A significant portion of the Company's sales are to universities, government research laboratories, private foundations, and other institutions where funding is dependent on grants from government agencies such as the National Institutes of Health ("NIH") and the equivalent of the NIH in foreign countries where the Company markets its products. If government funding necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the Company's business and results of operations could be adversely affected. In addition, a significant portion of sales by the Company's Eberline health physics subsidiary was made to various branches of the United States government, primarily the United States Department of Energy. Revenues attributable to sales to the Departments of Defense and Energy declined in 1996 compared to 1995. Any further decline in purchases by the United States government, including, without limitation, declines as the result of budgeting limitations, could have an adverse effect on the Company's business and results of operations.

     Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends, in part, on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.


     The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others, nor breaching the technology licenses upon which components of the Company's products are based. The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees, or cease making and selling infringing products and pay damages for past infringement. In particular, the Company has been named as a defendant in a patent infringement lawsuit brought by Biacore AB and Biacore, Inc. ("Biacore"). The complaint alleges that the design of the cuvette used in the Company's optical biosensor system infringes a patent held by Biacore. The Company is also aware of patents held by another third party that may relate to the features of certain of the Company's MALDI-TOF mass spectrometers. The Company believes that revenues from products which allegedly used or related to features associated with these patents represented approximately 4.26% of the Company's total revenues for the nine-month period ended September 27, 1997. Although the Company believes that the validity and/or infringement of these patents may be subject to challenge, if Biacore or another patent holder were successful in enforcing any such patent, the Company would be subject to damages for past infringement and enjoined from manufacturing and selling products utilizing the features associated with the patent, which could have a material adverse effect on the Company's business and results of operations.


     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

     Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in human clinical or diagnostic applications, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration ("FDA"), prior to commercial distribution of the instrument in the U.S., either a premarket notification (510(k)) or a premarket approval application. The FDA uses a risk-based system to classify medical devices. Lower risk devices, in Class I and Class II, are generally subject to 510(k) premarket notification, in which the FDA determines that a device is safe and effective based on its "substantial equivalence" to a legally marketed product. Highest risk, Class III devices are subject to the premarket approval process, in which the FDA generally determines the safety and effectiveness of the device based on the submission of clinical data. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter(R) technology products, which are classified as Class I products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions.


     As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on routine basis by the FDA for compliance with the FDA's Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing, and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.

     The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations, or discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, or even withdrawal of the product from the market, or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.

     International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. In order to continue to sell its products in Europe, the Company is required to maintain an ISO 9000 series registration, an internationally-recognized set of quality standards, and each of its products is required to obtain a CE mark, evidence of compliance with European Union electronic safety requirements. While the Company has an active program to comply with CE mark requirements and an ISO 9000 compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.

     Uncertainty of Patient Reimbursement. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future. According to third party data, overall Medicare reimbursements were estimated to decline approximately 2.3% in 1996 from 1995. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.

     Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing, and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

     Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in February 1996, the Company acquired the DYNEX Technologies division of Dynatech Corporation, in July 1996, acquired the Affinity Sensors and LabSystems divisions of Fisons plc from Thermo Instrument, and in May 1997, agreed to acquire the Acquired Companies from Thermo Instrument. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's shareholders.

     Risks Associated With International Operations. International sales accounted for 48% of the Company's total revenues in 1996. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

                                STOCK OWNERSHIP


     The following table sets forth the beneficial ownership of the Company's Common Stock, as well as the common stock of Thermo Instrument, the Company's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of November 30, 1997, with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company and other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules, and (iv) all directors and current executive officers of the Company as a group.


     While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Instrument and Thermo Electron.


                                                THERMO                    THERMO                    THERMO
                                              BIOANALYSIS               INSTRUMENT                 ELECTRON
                                            CORPORATION(2)            SYSTEMS INC.(3)           CORPORATION(4)
                                        -----------------------   -----------------------   -----------------------
                                          NUMBER     PERCENTAGE     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
NAME(1)                                 OF SHARES     OF CLASS    OF SHARES     OF CLASS    OF SHARES     OF CLASS
--------------------------------------  ----------   ----------   ----------   ----------   ----------   ----------
Thermo Electron Corporation(5)........  11,531,670      79.9      99,473,541      81.8             N/A       N/A
Elias P. Gyftopoulos..................      15,000         *          58,766         *          72,070         *
Donald W. Hanna.......................      21,000         *          19,557         *          21,095         *
Barry S. Howe.........................      64,900         *         125,231         *          82,148         *
Earl R. Lewis.........................      72,500         *         222,790         *          99,374         *
Jonathan W. Painter...................      15,000         *           7,227         *          28,537         *
Arvin H. Smith........................      39,000         *         539,583         *         519,038         *
Arnold W. Weinberg....................      16,135         *               0         *               0         *
All directors and current executive
  officers as a group (9 persons).....     284,535       2.5       1,098,023         *       1,628,864       1.0


---------------
  * Reflects ownership of less than one percent (1%) of the outstanding Common Stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith, Dr. Weinberg and all directors and executive officers as a group include 15,000, 21,000, 50,000, 50,000, 15,000, 20,000, 15,371 and 204,371 shares, respectively, that such person or member of the group has the right to acquire within 60 days of November 30, 1997, through the exercise of stock options. Shares of the Common Stock beneficially owned by Dr. Weinberg and all directors and executive officers as a group include 764 full shares allocated to Dr. Weinberg's account under the Company's deferred compensation plan for directors. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of November 30, 1997; all directors and executive officers as a group beneficially owned approximately 2.5% of the Common Stock outstanding as of such date.



(3) The shares of the common stock of Thermo Instrument shown in the table reflect a five-for-four split of such stock distributed in October 1997 in the form of a 25% stock dividend. Shares of the common stock of Thermo Instrument beneficially owned by Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith and all directors and executive officers as a group include 18,075, 18,750, 111,327, 203,125, 7,031, 292,968 and 752,057
    shares, respectively, that such person or member of the group had the right to acquire within 60 days of November 30, 1997, though the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Painter, Mr. Smith and all directors and executive officers as a group include 196, 663 and 2,015 shares, respectively, allocated through November 30, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Howe include 2,460 shares held in a trust of which he is trustee and 374 shares held by Mr. Howe as custodian for his two children. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis include 2,987 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of November 30, 1997; all directors and executive officers as a group beneficially owned less than 1% of the common stock of Thermo Instrument outstanding as of such date.



(4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith and all directors and executive officers as a group include 10,375, 18,398, 74,387, 99,374, 22,775, 228,411 and 1,114,292 full shares, respectively, that such person or member of the group has the right to acquire within 60 days of November 30, 1997, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Painter, Mr. Smith and all directors and executive officers as a group include 590, 1,717 and 5,769 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of November 30, 1997; all directors and executive officers as a group beneficially owned approximately 1% of the Thermo Electron common stock outstanding as of such date.



(5) As of November 30, 1997, Thermo Electron beneficially owned 79.9% of the outstanding Common Stock, of which 74.4% is owned through Thermo Instrument, which is a majority-owned subsidiary of Thermo Electron. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254. Thermo Electron may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Instrument's address is 1851 Central Drive, Suite 314, Bedford, Texas 76021.


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermo Instrument has created the Company as a publicly held, majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the

Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.


     As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. In 1994, 1995 and 1996, the Company was assessed an annual fee for these services equal to 1.25%, 1.2% and 1.0%, respectively, of the Company's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. Thermo Electron and the Company have agreed to reduce the fee to 0.8% of the Company's revenues effective January 1, 1998. During Fiscal 1994, Fiscal 1995, Fiscal 1996 and the first nine months of Fiscal 1997, Thermo Electron assessed the Company $314,000, $270,000, $716,000 and $987,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.



     From time to time, the Company may transact business with other companies in the Thermo Group. In Fiscal 1996, material transactions with other companies in the Thermo Group consisted of the following.



     The Company has entered into a lease and services arrangement with ThermoQuest under which ThermoQuest leases approximately 15,000 square feet of space, and provides certain accounting and administrative services, to the Company. The Company pays ThermoQuest rent in the amount of 3 British pounds sterling per square foot and an allocated portion of ThermoQuest's costs for providing such services. The arrangement may be terminated by the Company or by ThermoQuest upon 30 days' prior notice. During Fiscal 1996 and the first nine months of Fiscal 1997, the Company paid ThermoQuest approximately $105,000 and $55,000, respectively, under this arrangement. The Company made no payments to ThermoQuest under this arrangement in either Fiscal 1994 or Fiscal 1995.

     ThermoQuest acts as a distributor of certain of the Company's products, is the exclusive distributor of the Company's MALDI-TOF products in Japan and is the exclusive distributor of the Company's CE products in countries in which it maintains a direct sales force. In consideration of such arrangements, the Company sells ThermoQuest such products at discounted rates negotiated by the parties. ThermoQuest is responsible for all installation and warranty labor obligations at its expense. These arrangements may be terminated on not less than three months' notice by either party given after December 31, 1996. During Fiscal 1996 and the first nine months of Fiscal 1997, the Company sold $1,903,000 and $1,121,000, respectively, of products to ThermoQuest under these arrangements. Prior to 1996, ThermoQuest acted as a commission-based sales agent for these products. Under this prior arrangement, the Company paid ThermoQuest commissions of $1,288,000 and $1,263,000 in Fiscal 1994 and Fiscal 1995, respectively.

     The Company has entered into an arrangement with ThermoQuest whereby ThermoQuest provides assembly labor for the Company's CE products on a contract basis. Under this arrangement, ThermoQuest assembles instruments as required by the Company for a charge based on the sum of ThermoQuest's actual cost of materials and the allocable portion of its labor, overhead and other indirect expenses. During Fiscal 1994, Fiscal 1995, Fiscal 1996 and the first nine months of Fiscal 1997, the Company paid ThermoQuest approximately $566,000, $600,000, $704,000 and $516,700, respectively, under this arrangement.

     The Company's Eberline health physics subsidiary purchases certain controllers and detectors from Thermo Instrument under an original equipment manufacturer agreement. Under this agreement, the Company has the exclusive right to sell these instruments in the United States, Canada and Mexico. The Company is responsible for all warranty repair and maintenance obligations at its expense, but obtains replacement parts from Thermo Instrument without charge. During Fiscal 1994, Fiscal 1995, Fiscal 1996 and the first nine months of Fiscal 1997, the Company purchased $203,000, $202,000, $233,000 and $183,000, respectively, of instruments from Thermo Instrument under this agreement.

     The Company's Eberline health physics subsidiary also acts as a distributor of certain Thermo Instrument product lines and, with the exception of Thermo Instrument, is the exclusive distributor of such product lines to nuclear power plants and government agencies in the United States and Canada. Thermo Instrument is responsible for warranty repairs at its own expense. During Fiscal 1994, Fiscal 1995, Fiscal 1996, and the first nine months of Fiscal 1997, the Company purchased $210,000, $212,000, $73,000 and $163,000, respectively, of instruments from Thermo Instrument under this arrangement. The Company made no purchases under this agreement in Fiscal 1994.

     The Company's Eberline health physics subsidiary sells radiation detection equipment to Thermo Remediation Inc. (Thermo Remediation), an indirect, majority-owned subsidiary of Thermo Electron, which Thermo Remediation resells in connection with the environmental services it provides. During Fiscal 1995, Fiscal 1996, and the first nine months of Fiscal 1997, the Company sold $41,000, $175,000 and $620,000, respectively, of such products to Thermo Remediation under this arrangement. The Company made no sales under this arrangement in Fiscal 1994. The Company is responsible for all warranty repairs at its expense, but charges fees for maintenance.

     Various Thermo Instrument companies act as distributors of certain of the Company's LabSystems and Affinity Sensors products under informal arrangements that date from prior to the acquisition of the Fisons businesses in March 1996. In consideration of such arrangements, the Company sells the respective Thermo Instrument companies certain products at discounted rates negotiated by the parties. Under such arrangements, the respective Thermo Instrument companies are generally responsible for warranty repair and maintenance obligations. During Fiscal 1996, and the first nine months of Fiscal 1997, LabSystems and Affinity Sensors sold an aggregate of approximately $3,912,000 and $1,193,000, respectively, of products to Thermo Instrument companies under these arrangements, LabSystems and Affinity Sensors made no sales under these arrangements in either Fiscal 1994 or Fiscal 1995.

     Various Thermo Instrument companies act as distributors of certain products of the Acquired Companies under informal distribution agreements . During the first nine months of Fiscal 1997, the Acquired Companies sold an aggregate of approximately $6,046,000 of products in Thermo Instrument companies under these arrangements. The Acquired Companies made no sales under these arrangements in any prior period.

     In February 1996, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note, due in February 1997, and bearing interest at the 90-day commercial paper composite rate plus 25 basis points, set at the beginning of each quarter. In July 1996, the Company borrowed $50,000,000 from Thermo Instrument pursuant to a subordinated convertible note, due in 2001, convertible into shares of Common Stock at $16.50 per share, and bearing interest at an annual rate of 4.875%. The Company repaid the amounts owed to Thermo Electron in July 1996 with proceeds from the subordinated convertible note issued to Thermo Instrument. The Company also has $50,000,000 of debt to Thermo Instrument, associated with the purchase of the Acquired Companies from Thermo Instrument. Such debt bears interest at the 90-day commercial paper composite rate plus 25 basis points, set at the beginning of each quarter. As of September 27, 1997, the Company owed Thermo Instrument an aggregate of $100,000,000.

     As of September 27, 1997, $7,777,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns interest at the rate of the 90-day commercial paper composite rate plus 25 basis points, set at the beginning of each quarter, which rate was 5.87% at the beginning of the fiscal quarter ended September 27, 1997.

     Dr. Elias P. Gyftopoulos and Messrs. John N. Hatsopoulos, Barry S. Howe, Paul F. Kelleher, Earl R. Lewis and Arvin H. Smith, directors and executive officers of the Company, are also directors and/or executive officers of Thermo Instrument and/or Thermo Electron.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Company adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Company also adopted a stock holding assistance plan, under which it may make interest-free loans to certain key employees, including its executive officers, to enable these individuals to purchase the Common Stock in the open market. In 1996, Mr. Barry S. Howe, the Company's chief executive officer, received loans in the aggregate principal amount of $164,375.52 under this plan to purchase 12,000 shares, of which amount $32,875.10 was repaid in April 1997. Also in 1996, Dr. Richard W.K. Chapman, then the Company's chairman of the board, received loans in the aggregate principal amount of $131,176.30 under this plan to purchase 10,000 shares. All of these loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Human Resources Committee of the Company's Board of Directors.

                                 RECOMMENDATION

     The Board of Directors believes that the proposal is in the best interest of the Company and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the listing of shares of the Company's Common Stock on the American Stock Exchange, Inc. in connection with the acquisition of the Acquired Companies. If not otherwise specified, proxies will be voted FOR approval of this proposal. Thermo Instrument, which beneficially owned approximately 74.4% of the outstanding Common Stock as of December 29, 1997, has sufficient votes to approve the proposal and has indicated its intention to vote for the proposal.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must have been received by the Company for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 2, 1998.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit Proxies personally or by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Santa Fe, New Mexico
February 9, 1998

                         INDEX TO FINANCIAL STATEMENTS


THERMO BIOANALYSIS CORPORATION
     Report of Independent Public Accountants........................................  F-2
     Consolidated Statement of Operations for the years ended December 31, 1994,
      December 30, 1995 and December 28, 1996 and for the nine months ended September
      28, 1996 and September 27, 1997................................................  F-3
     Consolidated Balance Sheet as of December 30, 1995, December 28, 1996 and
      September 27, 1997.............................................................  F-4
     Consolidated Statement of Cash Flows for the years ended December 31, 1994,
      December 30, 1995 and December 29, 1996 and for the nine months ended September
      28, 1996 and September 27, 1997................................................  F-5
     Consolidated Statement of Shareholders' Investment for the years ended December
      31, 1994, December 30, 1995 and December 28, 1996 and for the nine months ended
      September 27, 1997.............................................................  F-6
     Notes to Consolidated Financial Statements......................................  F-7
DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
     Reports of Independent Public Accountants.......................................  F-20
     Consolidated Statement of Operations for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996.................  F-22
     Consolidated Balance Sheet as of March 31, 1995 and February 7, 1996............  F-23
     Consolidated Statement of Cash Flows for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996.................  F-24
     Consolidated Statement of Shareholder's Investment for the years ended March 31,
      1994 and 1995 and for the period from April 1, 1995 through February 7, 1996...  F-25
     Notes to Consolidated Financial Statements......................................  F-26
AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
     Auditors' Report................................................................  F-31
     Combined Profit and Loss Accounts for the years ended December 31, 1993, 1994 and 1995, for the three months ended March 31, 1995 and for the period from
      January 1, 1996 through March 29, 1996.........................................  F-32
     Combined Balance Sheets as of December 31, 1994 and 1995........................  F-33
     Combined Cash Flow Statements for the years ended December 31, 1993, 1994 and
      1995, for the three months ended March 31, 1995 and for the period from January
      1, 1996 through March 29, 1996.................................................  F-34
     Notes to Combined Financial Statements..........................................  F-35
BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC
     Auditors' Report................................................................  F-43
     Combined Profit and Loss Accounts for the three years ended December 31, 1996...  F-44
     Combined Statements of Total Recognised Gains and Losses for the three years ended December 31, 1996........................................................  F-45
     Combined Balance Sheets at December 31, 1995 and 1996...........................  F-46
     Combined Cash Flow Statements for the three years ended December 31, 1996.......  F-47
     Notes to the Combined Financial Statements......................................  F-48
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO BIOANALYSIS CORPORATION,
  THE DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION, THE AFFINITY SENSORS AND
  LABSYSTEMS DIVISIONS OF FISONS PLC AND THE BIOSYSTEMS GROUP OF LIFE SCIENCES
  INTERNATIONAL PLC (UNAUDITED)
     Pro Forma Combined Condensed Statement of Operations for the year ended
       December 28, 1996.............................................................  F-63
     Pro Forma Combined Condensed Statement of Operations for the nine months ended
      September 27, 1997.............................................................  F-65
     Notes to Pro Forma Combined Condensed Financial Statements......................  F-67

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:

     We have audited the accompanying consolidated balance sheet of Thermo BioAnalysis Corporation (a Delaware corporation and 67%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, cash flows, and shareholders' investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo BioAnalysis Corporation and subsidiaries as of December 30, 1995 and December 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 11, 1997
(except with respect to certain matters
discussed in Note 9, as to which the

date is July 30, 1997)

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  NINE MONTHS ENDED
                                                                                ----------------------
                                                                                SEPT. 28,    SEPT. 27,
                                                1994       1995       1996        1996         1997
                                               -------    -------    -------    ---------    ---------
                                                                                     (UNAUDITED)
Revenues (includes $262, $279, $5,990, $4,110
  and $9,114 from affiliated companies; Notes
  6, 8 and 9)................................  $25,127    $22,534    $71,649     $ 49,128     $ 98,718
                                               -------    -------    -------      -------      -------
Costs and Operating Expenses:
  Cost of revenues (includes $141, $176,
     $1,747, $1,293 and $4,288 for revenues
     from affiliated companies; Notes 6, 8
     and 9)..................................   14,176     13,036     37,807       25,879       48,604
  Selling, general and administrative
     expenses (Note 6).......................    5,054      4,804     20,987       14,925       30,979
  Research and development expenses..........    2,042      1,325      7,298        5,031        8,512
  Write-off of acquired technology (Note
     2)......................................       --         --      3,500        3,500           --
                                               -------    -------    -------      -------      -------
                                                21,272     19,165     69,592       49,335       88,095
                                               -------    -------    -------      -------      -------
Operating Income (Loss)......................    3,855      3,369      2,057         (207)      10,623
Interest Income..............................       --        819      1,280          585        1,681
Interest Expense, Related Party (Notes 6 and
  9).........................................       --         --     (1,873)      (1,225)      (3,371)
                                               -------    -------    -------      -------      -------
Income (Loss) Before Provision for Income
  Taxes......................................    3,855      4,188      1,464         (847)       8,933
Provision for Income Taxes (Note 4)..........    1,455      1,674      1,900        1,049        3,219
                                               -------    -------    -------      -------      -------
Net Income (Loss)............................  $ 2,400    $ 2,514    $  (436)    $ (1,896)    $  5,714
                                               =======    =======    =======      =======      =======
Earnings (Loss) per Share:
  Primary....................................  $   .36    $   .32    $  (.05)    $   (.23)    $    .53
                                               =======    =======    =======      =======      =======
  Fully diluted..............................  $   .36    $   .32    $  (.05)    $   (.23)    $    .49
                                               =======    =======    =======      =======      =======
Weighted Average Shares:
  Primary....................................    6,617      7,811      8,601        8,213       10,724
                                               =======    =======    =======      =======      =======
  Fully diluted..............................    6,617      7,811      8,601        8,213       13,911
                                               =======    =======    =======      =======      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                       SEPT. 27,
                                                                                         1997
                                                              1995         1996       -----------
                                                             -------     --------     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents................................  $17,747     $ 45,476      $  25,323
  Accounts receivable, less allowances of $154, $991 and
     $4,180................................................    5,482       17,265         30,929
  Inventories..............................................    5,968       14,592         24,496
  Prepaid income taxes (Note 4)............................      673        2,319          5,233
  Prepaid expenses and other current assets................        7          618          4,531
  Due from parent company and affiliates...................      761          965             --
                                                             -------     --------       --------
                                                              30,638       81,235         90,512
                                                             -------     --------       --------
Property, Plant and Equipment, at Cost, Net................    1,654        5,547         14,510
                                                             -------     --------       --------
Other Assets...............................................      195        3,098          3,840
                                                             -------     --------       --------
Cost in Excess of Net Assets of Acquired Companies (Notes 2
  and 9)...................................................      420       33,117         99,912
                                                             -------     --------       --------
                                                             $32,907     $122,997      $ 208,774
                                                             =======     ========       ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable.........................................  $   432     $  4,282      $   6,842
  Accrued payroll and employee benefits....................      692        2,616          6,292
  Accrued income taxes.....................................    1,665        2,775          3,686
  Accrued acquisition expenses (Notes 2 and 9).............       --        1,857          3,347
  Other accrued expenses...................................      744        5,794          8,933
  Deferred revenue.........................................       --        4,161          3,373
  Due to parent company and affiliates (Note 9)............       --           --         10,402
                                                             -------     --------       --------
                                                               3,533       21,485         42,875
                                                             -------     --------       --------
Deferred Income Taxes (Note 4).............................      228          196            342
                                                             -------     --------       --------
Long-term Obligations:
  Payable to parent company (Note 9).......................       --           --         50,000
  Subordinated convertible note, due to parent company
     (Note 6)..............................................       --       50,000         50,000
  Other....................................................       --           --            226
                                                             -------     --------       --------
                                                                  --       50,000        100,226
                                                             -------     --------       --------
Commitments (Note 5)
Shareholders' Investment (Notes 3, 7 and 9):
  Common stock, $.01 par value, 25,000,000 shares
     authorized; 8,101,500, 9,771,500 and 11,072,100 shares
     issued and outstanding................................       81           98            111
  Capital in excess of par value...........................   26,917       47,882         64,743
  Retained earnings........................................    2,143        1,707          7,421
  Cumulative translation adjustment........................        5        1,629         (6,944)
                                                             -------     --------       --------
                                                              29,146       51,316         65,331
                                                             -------     --------       --------
                                                             $32,907     $122,997      $ 208,774
                                                             =======     ========       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                       NINE MONTHS ENDED
                                                                                                    -----------------------
                                                                                                    SEPT. 28,     SEPT. 27,
                                                                1994        1995         1996         1996          1997
                                                               -------     -------     --------     ---------     ---------
                                                                                                          (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)........................................... $ 2,400     $ 2,514     $   (436)    $ (1,896)     $  5,714
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization...........................     289         346        3,002        2,158         5,020
      Provision for losses on accounts receivable.............      15          --          210          118           297
      Deferred income tax expense (benefit)...................     279         (60)          10           --            --
      Write-off of acquired technology (Note 2)...............      --          --        3,500        3,500            --
      Changes in current accounts, excluding the effects of
        acquisitions:
        Accounts receivable...................................     269         388       (2,091)         355        (5,286)
        Inventories...........................................  (1,265)       (303)         548           39          (203)
        Other current assets..................................     (78)       (698)         817        1,350          (912)
        Accounts payable......................................    (610)       (384)       1,706        1,178        (1,047)
        Due to/from parent company and affiliates.............     (93)       (781)        (264)        (735)        7,275
        Other current liabilities.............................    (447)        740        1,587        3,176        (2,599)
      Other...................................................      --          --           34           --           (34)
                                                               -------     -------     --------     --------      --------
          Net cash provided by operating activities...........     759       1,762        8,623        9,243         8,225
                                                               -------     -------     --------     --------      --------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Notes 2 and 9)..........      --          --      (50,698)     (52,145)      (23,601)
  Adjustment to acquisition purchase price....................      --          --           --           --           205
  Purchases of property, plant and equipment..................    (237)       (313)      (1,476)        (596)       (2,208)
  Other.......................................................      --        (183)          --           --           (57)
                                                               -------     -------     --------     --------      --------
          Net cash used in investing activities...............    (237)       (496)     (52,174)     (52,741)      (25,661)
                                                               -------     -------     --------     --------      --------
FINANCING ACTIVITIES:
  Net proceeds from issuance of Company common stock (Note
    7)........................................................      --      14,918       20,782       18,557             6
  Proceeds from issuance of subordinated convertible note to
    parent company (Note 6)...................................      --          --       50,000       50,000            --
  Proceeds from issuance of note payable to Thermo Electron
    (Note 6)..................................................      --          --       30,000       30,000            --
  Repayment of note payable to Thermo Electron (Note 6).......      --          --      (30,000)     (30,000)           --
  Transfer from parent company to fund income tax payments....   1,670       1,930           --           --            --
  Net transfer to parent company..............................  (2,185)       (383)          --           --            --
  Other.......................................................      --          --           58           --            --
                                                               -------     -------     --------     --------      --------
          Net cash provided by (used in) financing
            activities........................................    (515)     16,465       70,840       68,557             6
                                                               -------     -------     --------     --------      --------
  Exchange Rate Effect on Cash................................      --          (5)         440           (4)       (2,723)
                                                               -------     -------     --------     --------      --------
  Increase (Decrease) in Cash and Cash Equivalents............       7      17,726       27,729       25,055       (20,153)
  Cash and Cash Equivalents at Beginning of Period............      14          21       17,747       17,747        45,476
                                                               -------     -------     --------     --------      --------
  Cash and Cash Equivalents at End of Period.................. $    21     $17,747     $ 45,476     $ 42,802      $ 25,323
                                                               =======     =======     ========     ========      ========
CASH PAID FOR:
  Interest.................................................... $    --     $    --     $  1,848     $    778      $  3,371
                                                               =======     =======     ========     ========      ========
  Income taxes................................................ $ 1,670     $ 1,930     $    536     $     --      $  4,538
                                                               =======     =======     ========     ========      ========
NONCASH INVESTING ACTIVITIES (NOTES 2 AND 9):
  Fair value of assets of acquired companies, including cash
    acquired of $11,982 in 1997............................... $    --     $    --     $ 68,356     $ 68,356      $122,203
  Cash paid for acquired companies............................      --          --      (52,191)     (52,191)      (35,583)
  Issuance of Company common stock for acquired companies.....      --          --           --           --       (16,868)
  Amount payable to parent company............................      --          --           --           --       (56,504)
                                                               -------     -------     --------     --------      --------
      Liabilities assumed of acquired companies............... $    --     $    --     $ 16,165     $ 16,165      $ 13,248
                                                               =======     =======     ========     ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                              COMMON
                                                              STOCK,
                                              NET PARENT       $.01      CAPITAL IN                   CUMULATIVE
                                                COMPANY        PAR        EXCESS OF      RETAINED     TRANSLATION
                                              INVESTMENT      VALUE       PAR VALUE      EARNINGS     ADJUSTMENT
                                              -----------     ------     -----------     --------     ----------
BALANCE JANUARY 1, 1994......................  $   8,277       $ --        $    --        $   --       $     --
Net income...................................      2,400
Net transfer to parent company...............       (515)        --             --            --             --
                                                --------      -----        -------       -------         ------
                                                                ---
BALANCE DECEMBER 31, 1994....................     10,162         --             --            --             --
Net income prior to capitalization of
  Company....................................        371         --             --            --             --
Net transfer from parent company.............      1,547         --             --            --             --
Capitalization of Company....................    (12,080)        65         12,015            --             --
Net proceeds from issuance                            --         16         14,902            --             --
  of Company common stock
  (Note 7)...................................
Net income after capitalization of
  Company....................................         --         --             --         2,143             --
Translation adjustment.......................         --         --             --            --              5
                                                --------      -----        -------       -------         ------
                                                                ---
BALANCE DECEMBER 30, 1995....................         --         81         26,917         2,143              5
Net loss.....................................         --         --             --          (436)            --
Net proceeds from issuance of                         --         17         20,765            --             --
  Company common stock (Note 7)..............
Tax benefit related to employees' and                 --         --            200            --             --
  directors' stock plans.....................
Translation adjustment.......................         --         --             --            --          1,624
                                                --------      -----        -------       -------         ------
                                                                ---
BALANCE DECEMBER 28, 1996....................         --         98         47,882         1,707          1,629

                                                                         (UNAUDITED)
Net income...................................         --         --             --         5,714             --
Issuance of Company common stock under                --         --              6            --             --
  employees' and directors' stock plans......
Issuance of Company common stock for the              --         13         16,855            --             --
  acquisition of the Biosystems Group of LSI
  (Note 9)...................................
Translation adjustment.......................         --         --             --            --         (8,573)
                                                --------      -----        -------       -------         ------
                                                                ---
BALANCE SEPTEMBER 27, 1997...................  $      --       $111        $64,743        $7,421       $ (6,944)
                                                ========      ========     =======       =======         ======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo BioAnalysis Corporation (the "Company") designs, manufactures, and markets life sciences instrumentation, including instruments and consumables based on immunoassay, optical biosensor, mass spectrometry and capillary electrophoresis ("CE") technologies; information management systems including laboratory information management systems ("LIMS") and chromatography data systems; and health physics instrumentation including radiation detection and counting instrumentation, and sophisticated radiation monitoring systems.

  Relationship with Thermo Instrument Systems Inc. and Thermo Electron
Corporation

     The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument") at which time Thermo Instrument transferred to the Company the assets related to certain elements of its Thermo Separation Products Inc. CE product line, its Finnigan MAT Ltd. MALDI-TOF division and its Eberline Instruments health physics instrumentation division in exchange for 6,500,000 shares of the Company's common stock. As of December 28, 1996, Thermo Instrument owned 6,500,000 shares of the Company's common stock, representing 67% of such stock outstanding. Thermo Instrument is an 82%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). As of December 28, 1996, Thermo Electron owned 59,200 shares of the Company's common stock, representing .6% of such stock outstanding.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1994, 1995 and 1996 are for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

  Revenue Recognition

     The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. Information management systems revenue is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized based on long-term contract accounting. Revenue from software maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Deferred revenue in the accompanying 1996 balance sheet consists of unearned revenue on service contracts and maintenance contracts, which will be recognized within one year.

  Software Development Costs

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establish-

                         THERMO BIOANALYSIS CORPORATION
ment of technological feasibility. Accordingly, no software development costs have been capitalized except for software recorded in connection with an acquisition (see "Other Assets").

  Stock-based Compensation Plans

     The Company applies Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

  Income Taxes

     In the period prior to the Company's initial public offering, the Company and Thermo Instrument were included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Instrument's equity ownership of the Company was reduced below 80%, and as a result, the Company is required to file its own federal income tax return.

     In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Earnings per share has been computed based on the weighted average number of shares outstanding during the year. Pursuant to Securities and Exchange Commission requirements, earnings per share has been presented for all periods. Weighted average shares for all periods includes the 6,500,000 shares issued to Thermo Instrument in connection with the capitalization of the Company and, for periods prior to the Company's initial public offering, the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering. Because the effect of the assumed exercise of stock options would be immaterial, they have been excluded from weighted average shares subsequent to the Company's initial public offering. Fully diluted earnings per share has been computed, where dilutive, assuming the conversion of the Company's subordinated convertible debentures and elimination of the related interest expense, as well as the exercise of stock options and their related income tax effects (Note 9).

  Cash and Cash Equivalents

     As of December 28, 1996, $39,649,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

                         THERMO BIOANALYSIS CORPORATION

  Inventories

     Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                                        1995        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Raw materials and supplies.......................................  $ 3,501     $ 7,473
    Work in process..................................................    1,127       1,064
    Finished goods...................................................    1,340       6,055
                                                                       -------     -------
                                                                       $ 5,968     $14,592
                                                                       =======     =======

  Property, Plant and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 15 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consists of the following:

                                                                         1995       1996
                                                                        ------     -------
                                                                          (IN THOUSANDS)
    Land..............................................................  $  285     $   285
    Buildings.........................................................   2,603       2,603
    Machinery, equipment and leasehold improvements...................   3,429       9,241
                                                                        ------     -------
                                                                         6,317      12,129
    Less: Accumulated depreciation and amortization...................   4,663       6,582
                                                                        ------     -------
                                                                        $1,654     $ 5,547
                                                                        ======     =======

  Other Assets

     Other assets in the accompanying balance sheet primarily represents the cost of acquired product technology and capitalized software associated with the 1996 acquisitions of the Affinity Sensors and LabSystems divisions of Fisons plc ("Fisons") from Thermo Instrument (Note 2). These assets are being amortized using the straight-line method over their estimated useful lives of 8 years. These assets were $2,997,000, net of accumulated amortization of $295,000, at year-end 1996.

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $302,000 and $1,010,000 at year-end 1995 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS

                         THERMO BIOANALYSIS CORPORATION

No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, due from parent company and affiliates, accounts payable and a subordinated convertible note. The carrying amounts of these financial instruments, with the exception of the subordinated convertible note, approximate fair value due to their short-term nature. See Note 6 for fair value information pertaining to the Company's subordinated convertible note.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements


     The financial statements as of September 27, 1997 and for the nine-month periods ended September 28, 1996 and September 27, 1997, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine-month period ended September 27, 1997 are not necessarily indicative of the results to be expected for the entire year.


2. ACQUISITIONS

     In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation for $43,191,000 in cash. DYNEX designs, manufactures, and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and DYNEX's results have been included in the accompanying financial statements from the date of acquisition. The cost of DYNEX exceeded the estimated fair value of the acquired net assets by $32,740,000, which is being amortized over 40 years.


     On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons, a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired from Thermo Instrument two businesses formerly part of Fisons, Affinity Sensors and LabSystems, for an aggregate purchase price of $9,000,000 in cash, subject to a potentially favorable post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. The purchase price for Affinity Sensors and LabSystems represents the sum of the net tangible book value of those businesses on March 29, 1996, plus a percentage of Thermo Instrument's intangible assets associated with its acquisition of the Fisons businesses, based on the aggregate 1994 and 1995 revenues of the acquired businesses relative to the aggregate 1994 and 1995 revenues of the Fisons businesses. The Company believes that this allocation methodology is in accordance with the guidance provided by Staff Accounting Bulletin 55 (Topic 1:B). Although Thermo Instrument seeks a refund

                         THERMO BIOANALYSIS CORPORATION
of a portion of its purchase price for the Fisons businesses, there can be no assurance that it will be successful in such efforts and thus, no assurance that the Company will receive a reduction in the purchase price for the Fisons businesses. Affinity Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities and medical research institutes. LabSystems designs, implements and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. Because the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's 1996 financial statements include the results of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The acquired assets of Affinity Sensors and LabSystems included certain technologies for which technological feasibility had not been established at the acquisition date and which had no alternative future use. In connection with the acquisitions, the Company wrote off such technology in the amount of $3,500,000, which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost.


     Based on unaudited data, the following table presents selected financial information for the Company, DYNEX, Affinity Sensors and LabSystems on a pro forma basis, assuming the companies had been combined since the beginning of 1995.

                                                                  1995          1996
                                                                 -------       -------
                                                                    (IN THOUSANDS,
                                                                   EXCEPT PER SHARE
                                                                       AMOUNTS)
        Revenues...............................................  $80,803       $78,837
        Net income.............................................      822           570
        Earnings per share.....................................      .11           .07

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX, Affinity Sensors and LabSystems been made at the beginning of 1995. Additional pro forma information for the Company, DYNEX, Affinity Sensors and LabSystems is included elsewhere in this Prospectus.


     In connection with the acquisition of DYNEX, the Company has undertaken a restructuring of the acquired business. The restructuring activities primarily include reductions of staffing, including manufacturing, sales and administrative personnel within the acquired business, and, to a lesser extent, abandonment of excess facilities. In connection with these restructuring activities, the Company established reserves of $2,259,000. These amounts were recorded as costs of the acquisition and were provided in accordance with Emerging Issues Task Force Pronouncement 95-3 ("EITF 95-3"). During 1996, the company expended $548,000 for severance and $367,000 for other exit costs, including lease payments on abandoned facilities. Development of the restructuring plan, primarily identification of employees who would be terminated, began in February 1996 and was finalized by year-end 1996 with remaining payments of $1,344,000 to be made in 1997. As of December 28, 1996, the Company had accrued a total of $1,741,000 for restructuring costs for all of its acquisitions, which is included in other accrued expenses in the accompanying balance sheet.


3. EMPLOYEE BENEFIT PLANS

  Stock-based Compensation Plans

  Stock Option Plans

     In February 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including

                         THERMO BIOANALYSIS CORPORATION
restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date became exercisable in December 1996, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the transfer restrictions and repurchase rights generally lapse ratably over a four-year period. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.

  Employee Stock Purchase Program

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by Thermo Instrument and Thermo Electron. Under this program, shares of Thermo Instrument's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  Pro Forma Stock-based Compensation Expense

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings
(loss) per share would have been as follows:

                                                                        1995        1996
                                                                       ------       -----
                                                                         (IN THOUSANDS,
                                                                             EXCEPT
                                                                       PER SHARE AMOUNTS)
         Net income (loss):
           As reported...............................................  $2,514       $(436)
           Pro forma.................................................   2,477        (863)
         Earnings (loss) per share:
           As reported...............................................     .32        (.05)
           Pro forma.................................................     .32        (.10)

     Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

                         THERMO BIOANALYSIS CORPORATION

     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        1995          1996
                                                                     ----------    ----------
         Volatility................................................         26%           26%
         Risk-free interest rate...................................        6.2%          6.5%
         Expected life of options..................................   8.1 years     3.5 years

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Stock Option Activity

     A summary of the Company's stock option activity is as follows:

                                                              1995                  1996
                                                       -------------------   -------------------
                                                                  WEIGHTED              WEIGHTED
                                                       NUMBER     AVERAGE    NUMBER     AVERAGE
                                                         OF       EXERCISE     OF       EXERCISE
                                                       SHARES      PRICE     SHARES      PRICE
                                                       ------     --------   ------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Options outstanding, beginning of year.........      --        $   --       30       $10.00
      Granted......................................      30         10.00      713        11.28
      Forfeited....................................      --            --      (26)       10.00
                                                                                --
                                                        ---
    Options outstanding, end of year...............      30        $10.00      717       $11.27
                                                        ===        ======       ==       ======
    Options exercisable............................      --        $   --      717       $11.27
                                                        ===        ======       ==       ======
    Options available for grant....................      70                    183
                                                        ===                     ==
    Weighted average fair value per share of
      options granted during year..................                $ 2.93                $ 5.36
                                                                   ======                ======

     As of December 28, 1996, the options outstanding were exercisable at prices ranging from $10.00 to $13.63 and had a weighted-average remaining contractual life of 10.4 years.

  401(k) Savings Plan and Employee Stock Ownership Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to 1995, in Thermo Electron's employee stock ownership plan ("ESOP"). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $169,000, $128,000 and $285,000 in 1994, 1995 and 1996, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.

                         THERMO BIOANALYSIS CORPORATION

4. INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Domestic.................................................  $3,684     $3,828     $1,786
    Foreign..................................................     171        360       (322)
                                                               ------     ------     ------
                                                               $3,855     $4,188     $1,464
                                                               ======     ======     ======

     The components of the provision for income taxes are as follows:

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Currently payable:
      Federal................................................  $  939     $1,331     $  487
      State..................................................     237        284         93
      Foreign................................................      --        119      1,310
                                                               ------     ------     ------
                                                                1,176      1,734      1,890
                                                               ------     ------     ------
    Net deferred (prepaid):
      Federal................................................     231        (50)         8
      State..................................................      48        (10)         2
                                                               ------     ------     ------
                                                                  279        (60)        10
                                                               ------     ------     ------
                                                               $1,455     $1,674     $1,900
                                                               ======     ======     ======

     The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $200,000 of such benefits that have been allocated to capital in excess of par value in 1996 resulting from employee exercises of stock options in affiliated companies.

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1994 and 1995 and 34% in 1996 to income before provision for income taxes due to the following:

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Provision for income taxes at statutory rate.............  $1,349     $1,466     $  498
    Increases (decreases) resulting from:
      State income taxes, net of federal tax.................     185        178         63
      Net foreign losses not benefited and tax rate
         differential........................................     (60)        (7)       229
      Tax benefit of foreign sales corporation...............     (34)        (6)       (23)
      Write-off of acquired technology (Note 2)..............      --         --      1,190
      Amortization of cost in excess of net assets of
         acquired company....................................       6          6          6
      Other, net.............................................       9         37        (63)
                                                               ------     ------     ------
                                                               $1,455     $1,674     $1,900
                                                               ======     ======     ======

                         THERMO BIOANALYSIS CORPORATION

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                          1995      1996
                                                                          ----     ------
                                                                          (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals.............................................  $355     $1,872
      Inventory basis difference........................................   256        370
      Allowance for doubtful accounts...................................    62         77
                                                                          ----     ------
                                                                          $673     $2,319
                                                                          ====     ======
    Deferred income taxes:
      Depreciation......................................................  $228     $  196
                                                                          ====     ======

     A provision has not been made for U.S. or additional foreign taxes on $2,246,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial.

5. COMMITMENTS

     The Company leases portions of its office and operating facilities under various noncancellable operating lease arrangements that expire at various dates through 2015. The accompanying statement of operations includes expenses from operating leases of $71,000, $69,000 and $1,401,000 in 1994, 1995 and 1996,
respectively. Future minimum payments due under noncancellable operating leases as of December 28, 1996, are $1,561,000 in 1997; $1,421,000 in 1998; $1,368,000
in 1999; $1,360,000 in 2000; $982,000 in 2001; and $6,255,000 in 2002 and
thereafter. Total future minimum lease payments are $12,947,000.

6. RELATED-PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.25% and 1.20% of the Company's revenues in 1994 and 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $314,000, $270,000, and $716,000 in 1994, 1995 and 1996, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

  Other Related-party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies associated with Thermo Electron. Sales of such products to affiliated companies totaled $262,000, $279,000

                         THERMO BIOANALYSIS CORPORATION
and $5,990,000 in 1994, 1995 and 1996, respectively. Purchases of products from such companies totaled $413,000, $414,000 and $306,000 in 1994, 1995 and 1996,
respectively.

     Prior to 1996, a majority-owned subsidiary of Thermo Instrument acted as a commission-based sales agent for certain of the Company's products. The Company paid $1,288,000 and $1,263,000 under this arrangement in 1994 and 1995, respectively.

     In addition, a majority-owned subsidiary of Thermo Instrument assembles certain of the Company's products. For these services, the Company paid $566,000, $600,000 and $704,000 in 1994, 1995 and 1996, respectively.

  Repurchase Agreement

     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

  Short- and Long-term Obligations

     In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. The fair value of the subordinated convertible note approximates its carrying amount based primarily on the quoted market price of the Company's common stock and prevailing market interest rates.

     In February 1996, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note due February 1997 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This note was repaid in July 1996 with proceeds from the $50,000,000 subordinated convertible note issued to Thermo Instrument.

7. COMMON STOCK

     In March 1995, the Company sold 700,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $6,530,000. In April 1995, the Company sold 901,500 shares of its common stock in a private placement for net proceeds of $8,388,000.

     In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering at $14.00 per share for net proceeds of $20,782,000.

     At December 28, 1996, the Company had reserved 3,955,303 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the 4.875% subordinated convertible note.

                         THERMO BIOANALYSIS CORPORATION

8. GEOGRAPHICAL INFORMATION AND SIGNIFICANT CUSTOMER

     The following table shows data for the Company by geographical area.

                                                            1994        1995         1996
                                                          --------     -------     --------
                                                                   (IN THOUSANDS)
    Revenues:
      United States.....................................  $ 19,891     $17,741     $ 43,098
      England...........................................     5,236       4,793       27,817
      Other Europe......................................        --          --       11,228
      Asia..............................................        --          --        3,381
      Transfers among geographical areas (a)............        --          --      (13,875)
                                                           -------     -------     --------
                                                          $ 25,127     $22,534     $ 71,649
                                                          ========     =======     ========
    Income before provision for income taxes:
      United States.....................................  $  3,998     $ 3,321     $  3,398
      England (b).......................................       171         360       (1,061)
      Other Europe......................................        --          --          621
      Asia..............................................        --          --          577
      Corporate and eliminations (c)....................      (314)       (312)      (1,478)
                                                          --------     -------     --------
      Total operating income............................     3,855       3,369        2,057
      Interest income (expense), net....................        --         819         (593)
                                                          --------     -------     --------
                                                          $  3,855     $ 4,188     $  1,464
                                                          ========     =======     ========
    Identifiable assets:
      United States.....................................  $ 11,134     $29,022     $ 47,096
      England...........................................     3,215       3,885       27,720
      Other Europe......................................        --          --        6,467
      Asia..............................................        --          --        1,149
      Corporate (d).....................................        --          --       40,565
                                                          --------     -------     --------
                                                          $ 14,349     $32,907     $122,997
                                                          ========     =======     ========
    Export revenues included in United States revenues
      above (e).........................................  $  3,217     $ 2,741     $  3,432
                                                          ========     =======     ========

---------------
(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Includes a write-off of acquired technology in 1996 of $3,500,000 related to the acquisitions of Affinity Sensors and LabSystems.

(c) Primarily corporate general and administrative expenses.

(d) Primarily cash and cash equivalents.

(e) In general, export sales are denominated in U.S. dollars.

     U.S. government agencies accounted for 32% and 24% of the Company's total revenues in 1994 and 1995, respectively. No customer accounted for 10% or more of the Company's total revenues in 1996.

                         THERMO BIOANALYSIS CORPORATION

9. SUBSEQUENT EVENTS


     In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC ("LSI"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. On May 6, 1997, the Company agreed to acquire Labsystems OY and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument. Labsystems OY, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., manufactures thermal cyclers and consumables for DNA amplification. The aggregate purchase price for Labsystems OY and Hybaid is approximately $102,451,000, which consists of: a) approximately $91,500,000 for the net operating assets of the acquired businesses plus b) $11,000,0000 for an equivalent amount of cash held by the acquired businesses. The purchase price for the net operating assets represents the sum of an estimate of the net book value, exclusive of cash, of the businesses as of the date that Thermo Instrument acquired LSI, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of Labsystems OY and Hybaid relative to LSI's 1996 consolidated revenues. Management believes such method of allocation is reasonable. The purchase price is subject to a post-closing adjustment based on final determination of the net book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with the acquisition of LSI. The Company expects that such post-closing adjustment will be a refund of approximately $4 million and that such amount will be received no later than the first quarter of 1998.



     Of the $102,451,000 aggregate purchase price, the Company paid approximately $35,583,000 in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50,000,000 and will issue to Thermo Instrument 1,300,000 shares of Company common stock, valued at approximately $16,868,000, or $12.98 per share, representing the five day average (April 28, 1997 through May 2, 1997) for the period preceding the date the transaction was approved by the Company's and Thermo Instrument's respective boards of directors. The Company believes that this five day average is appropriate as it most closely represents the value of Company common stock on the date the Company became obligated to transfer such shares to Thermo Instrument. The $50,000,000 debt component of the purchase price, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999. Issuance of the common stock component of the purchase price will occur immediately after the listing upon the American Stock Exchange of the 1,300,000 shares of Company common stock issuable to Thermo Instrument, which will require approval by the Company's shareholders. Because Thermo Instrument is the Company's majority shareholder and intends to vote its shares in favor of such listing, the approval is assured.


     Because the Company, Labsystems OY, and Hybaid were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying unaudited 1997 financial statements include the results of Labsystems OY and Hybaid from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the shares issuable subject to shareholder vote have been deemed outstanding from that date.


     On July 30, 1997, the Company agreed to acquire Labsystems Japan from Thermo Instrument for approximately $5,900,000 in cash. Labsystems Japan was acquired by Thermo Instrument as part of its acquisition of LSI. The purchase price for Labsystems Japan was determined in a manner similar to that for Labsystems OY and Hybaid. The purchase price for Labsystems Japan is included in "Due to parent company and affiliates" in the accompanying 1997 balance sheet, and is expected to be paid in the fourth quarter of 1997. Labsystems Japan distributes products manufactured by Labsystems OY and other LSI companies. The acquisition of Labsystems Japan has been treated for accounting purposes in a manner similar to the

                         THERMO BIOANALYSIS CORPORATION



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)


acquisition of Labsystems OY and Hybaid. Accordingly, the accompanying unaudited 1997 financial statements include the results of Labsystems Japan from March 12, 1997.


     In connection with the acquisition of Labsystems OY and Hybaid, the Company has recorded approximately $72,971,000 of cost in excess of net assets of acquired companies, which is being amortized over 40 years.



     In connection with the acquisition of Labsystems OY and Hybaid, the Company is in the process of restructuring the acquired businesses. This restructuring is expected to include reductions in staffing levels, abandonment of excess facilities and possible other costs associated with exiting certain activities of the acquired businesses. In accordance with the requirements of EITF 95-3, as part of the cost of the acquisition, the Company has established reserves totaling approximately $2,500,000 for estimated severance, excess-facilities, and other exit costs. The Company expended $200,000 during the first nine months of 1997 for these matters. Unresolved matters at September 27, 1997 included identifying specific employees for termination and locations to be abandoned or consolidated, among other decisions concerning the integration of the acquired businesses into the Company. In accordance with EITF 95-3, finalization of the Company's plan for restructuring the acquired businesses will not occur beyond one year from the date of the acquisition. Any changes in estimates of these costs prior to such finalization will be recorded as adjustments to cost in excess of net assets of acquired companies.



     In addition to the restructuring activities described above, during 1996 the Company had undertaken a restructuring in connection with its February 1996 acquisition of Dynex (Note 2). The Company finalized its restructuring plan for Dynex in 1996. During the first nine months of 1997, the Company expended $0.8 million for these matters, which primarily represented severance, and, as of September 27, 1997, had a remaining reserve for the restructuring of Dynex of $0.5 million. As of September 27, 1997, the Company had total restructuring reserves of $3.3 million for all its acquisitions.


     Pro forma information for the Company, Labsystems OY and Hybaid is included elsewhere in this proxy statement. Pro forma data is not presented for Labsystems Japan since this acquisition was not material to the Company's results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the DYNEX Technologies Division of Dynatech Corporation:

     We have audited the accompanying consolidated balance sheet of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996, and the related consolidated statements of operations, cash flows, and shareholder's investment for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Dynatech Medical Products Limited, which statements reflect 14 percent and 16 percent of consolidated assets as of March 31, 1995 and February 7, 1996, respectively, and 35 percent, 32 percent and 41 percent of consolidated cost of revenues for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 and for the period from April 1, 1995 through February 7, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 19, 1996

REPORT OF THE AUDITORS TO THE MEMBERS OF

DYNATECH MEDICAL PRODUCTS LIMITED

     We have audited the accounts.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the accounts.

OPINION

     In our opinion the accounts give a true and fair view of the state of the company's affairs as at March 31, 1995 and at February 7, 1996 and of its income and cash flows for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 through February 7, 1996 and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.

Coopers & Lybrand
Chartered Accountants
Guernsey, Channel Islands
July 19, 1996

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                YEAR ENDED           APRIL 1, 1995
                                                                 MARCH 31,              THROUGH
                                                           ---------------------      FEBRUARY 7,
                                                            1994          1995           1996
                                                           -------       -------     -------------
Revenues (Note 6)........................................  $30,130       $37,328        $28,503
                                                           -------       -------        -------
Costs and Operating Expenses:
  Cost of revenues.......................................   15,476        20,297         15,783
  Selling, general and administrative expenses (includes
     $2,515, $2,182 and $2,152 to Dynatech Corporation)
     (Note 5)............................................   12,203        12,636         11,402
  Research and development expenses......................    2,483         2,467          2,297
                                                           -------       -------        -------
                                                            30,162        35,400         29,482
                                                           -------       -------        -------
Operating Income (Loss)..................................      (32)        1,928           (979)
Interest Income..........................................      154           156            146
Interest Expense (includes $1,353, $1,050 and $1,427 to
  Dynatech Corporation) (Note 5).........................   (1,662)       (1,312)        (1,610)
                                                           -------       -------        -------
Income (Loss) Before Provision for Income Taxes..........   (1,540)          772         (2,443)
Provision for Income Taxes (Note 3)......................      228           436            320
                                                           -------       -------        -------
Net Income (Loss)........................................  $(1,768)      $   336        $(2,763)
                                                           =======       =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                        MARCH 31,     FEBRUARY 7,
                                                                          1995           1996
                                                                        ---------     -----------
                                ASSETS
Current Assets:
  Cash and cash equivalents...........................................   $ 5,269        $ 1,232
  Accounts receivable, less allowances of $293 and $174...............     5,435          4,923
  Inventories.........................................................     5,861          6,737
  Prepaid expenses....................................................       585            866
  Prepaid income taxes (Note 3).......................................       130            170
                                                                         -------        -------
                                                                          17,280         13,928
                                                                         -------        -------
Property and Equipment, at Cost, Net..................................     2,080          2,138
                                                                         -------        -------
                                                                         $19,360        $16,066
                                                                         =======        =======

               LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Short-term debt.....................................................   $ 3,732        $    --
  Accounts payable....................................................     1,670          1,094
  Accrued payroll and employee benefits...............................     1,681            825
  Accrued installation and warranty expenses..........................       270            270
  Customer deposits...................................................       479            483
  Accrued income taxes................................................       436            320
  Deferred revenue....................................................       106            189
  Accrued sales commissions...........................................       427            264
  Other accrued expenses..............................................       781            564
                                                                         -------        -------
                                                                           9,582          4,009
                                                                         -------        -------
Deferred Income Taxes (Note 3)........................................       130            170
                                                                         -------        -------
Commitments (Note 4)
Shareholder's Investment:
  Net parent company investment.......................................     9,292         12,056
  Cumulative translation adjustment...................................       356           (169)
                                                                         -------        -------
                                                                           9,648         11,887
                                                                         -------        -------
                                                                         $19,360        $16,066
                                                                         =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED          APRIL 1, 1995
                                                                  MARCH 31,             THROUGH
                                                             -------------------      FEBRUARY 7,
                                                              1994        1995           1996
                                                             -------     -------     -------------
OPERATING ACTIVITIES:
  Net income (loss)........................................  $(1,768)    $   336        $(2,763)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization.......................    1,255       1,103            874
       Provision for losses on accounts receivable.........       36          74             41
       Changes in current accounts:
          Accounts receivable..............................    1,462        (634)           333
          Inventories......................................      320        (887)        (1,152)
          Other current assets.............................       75          75           (301)
          Accounts payable.................................     (980)        693           (531)
          Other current liabilities........................    1,115        (721)        (1,184)
                                                             -------     -------        -------
          Net cash provided by (used in) operating
            activities.....................................    1,515          39         (4,683)
                                                             -------     -------        -------
INVESTING ACTIVITIES:
  Purchases of property and equipment......................     (892)     (1,127)          (975)
                                                             -------     -------        -------
FINANCING ACTIVITIES:
  Net transfer from Dynatech Corporation...................      895       1,746          5,527
  Dividends paid to Dynatech Corporation...................     (600)       (400)            --
  Increase (decrease) in short-term debt...................      685         156         (3,652)
                                                             -------     -------        -------
          Net cash provided by financing activities........      980       1,502          1,875
                                                             -------     -------        -------
Exchange Rate Effect on Cash...............................      716        (489)          (254)
                                                             -------     -------        -------
Increase (Decrease) in Cash and Cash Equivalents...........    2,319         (75)        (4,037)
Cash and Cash Equivalents at Beginning of Period...........    3,025       5,344          5,269
                                                             -------     -------        -------
Cash and Cash Equivalents at End of Period.................  $ 5,344     $ 5,269        $ 1,232
                                                             =======     =======        =======
CASH PAID FOR:
  Interest.................................................  $   311     $   260        $   193
                                                             =======     =======        =======
  Income taxes.............................................  $   315     $   305        $    78
                                                             =======     =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                                 (IN THOUSANDS)

                                                                       NET PARENT      CUMULATIVE
                                                                         COMPANY       TRANSLATION
                                                                       INVESTMENT      ADJUSTMENT
                                                                       -----------     -----------
BALANCE MARCH 31, 1993...............................................    $ 9,083          $  41
Net loss.............................................................     (1,768)            --
Net transfer from Dynatech Corporation...............................        895             --
Dividends paid to Dynatech Corporation...............................       (600)            --
Translation adjustment...............................................         --            759
                                                                         -------          -----
BALANCE MARCH 31, 1994...............................................      7,610            800
Net income...........................................................        336             --
Net transfer from Dynatech Corporation...............................      1,746             --
Dividends paid to Dynatech Corporation...............................       (400)            --
Translation adjustment...............................................         --           (444)
                                                                         -------          -----
BALANCE MARCH 31, 1995...............................................      9,292            356
Net loss.............................................................     (2,763)            --
Net transfer from Dynatech Corporation...............................      5,527             --
Translation adjustment...............................................         --           (525)
                                                                         -------          -----
BALANCE FEBRUARY 7, 1996.............................................    $12,056          $(169)
                                                                         =======          ======

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     DYNEX Technologies (the "Company") designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market. The Company is a division of Dynatech Corporation ("Dynatech"), and was formerly known as Dynatech Laboratories.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts which is recognized as revenue over the life of the service contract. Substantially all of the deferred revenue included in the accompanying balance sheet as of February 7, 1996, will be recognized within one year.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                  MARCH 31,       FEBRUARY 7,
                                                                    1995             1996
                                                                  ---------       -----------
                                                                        (IN THOUSANDS)
    Raw materials and supplies..................................   $ 2,191          $ 2,054
    Work in process.............................................       559              581
    Finished goods..............................................     3,111            4,102
                                                                   -------          -------
                                                                   $ 5,861          $ 6,737
                                                                   =======          =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

  Property and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property and equipment consist of the following:

                                                                      MARCH 31,   FEBRUARY 7,
                                                                        1995         1996
                                                                      ---------   -----------
                                                                          (IN THOUSANDS)
    Machinery, equipment and leasehold improvements.................   $ 6,782      $ 6,807
    Less: Accumulated depreciation and amortization.................     4,702        4,669
                                                                       -------      -------
                                                                       $ 2,080      $ 2,138
                                                                       =======      =======

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for all periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  401(K) SAVINGS PLAN

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Dynatech's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. In addition, the Company may provide a discretionary contribution which is allocated based on each employee's salary and length of service. Contributions charged to expense were $66,000, $113,000, and $103,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively.

3.  INCOME TAXES

     The components of income (loss) before provision for income taxes are as follows:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                  1994       1995        1996
                                                                 -------     -----   -------------
                                                                          (IN THOUSANDS)
    Domestic...................................................  $(1,094)    $(163)     $(1,926)
    Foreign....................................................     (446)      935         (517)
                                                                 -------     -----      -------
                                                                 $(1,540)    $ 772      $(2,443)
                                                                 =======     =====      =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

     The components of the provision for income taxes are as follows:

                                                                                     PERIOD FROM
                                                                     YEAR ENDED     APRIL 1, 1995
                                                                      MARCH 31,        THROUGH
                                                                    -------------    FEBRUARY 7,
                                                                    1994     1995       1996
                                                                    ----     ----   -------------
                                                                           (IN THOUSANDS)
    Currently payable
      Foreign.....................................................  $228     $436       $ 320
                                                                    ====     ====       =====

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income (loss) before provision for income taxes due to the following:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                 1994       1995         1996
                                                                 -----     -------   -------------
                                                                          (IN THOUSANDS)
    Provision (benefit) for income taxes at statutory rate.....  $(539)    $   270       $ (855)
    Increases (decreases) resulting from:
      Net foreign losses not benefited and tax rate
         differential..........................................    384         109          501
      Net operating loss not benefited.........................    613         366        1,014
      Other, net...............................................   (230)       (309)        (340)
                                                                 -----     -------       ------
                                                                 $ 228     $   436       $  320
                                                                 =====     =======       ======

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                          MARCH 31,    FEBRUARY 7,
                                                                            1995          1996
                                                                          ---------   -------------
                                                                               (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals..........................................       $  146        $  192
      Inventory basis difference.....................................            4             5
      Net operating loss carryforwards...............................        5,003         5,397
                                                                            ------        ======
                                                                             5,153         5,594
      Less: Valuation allowance......................................        5,023         5,424
                                                                            ------        ------
                                                                            $  130        $  170
                                                                            ======        ======
    Deferred income taxes:
      Depreciation...................................................       $  127        $  167
      Other..........................................................            3             3
                                                                            ------        ------
                                                                            $  130        $  170
                                                                            ======        ======

     The valuation allowance relates to uncertainty concerning the realization of $13,875,000 of federal net operating loss carryforwards, the realization of which is limited to the future income of the Company's U.S. subsidiary. The loss carryforwards will expire in the years 2004 through 2011. Any tax benefit resulting from use of the loss carryforwards will be recorded as a reduction to the provision for income taxes.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

     A provision has not been made for U.S. or additional foreign taxes on $2,164,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

4.  COMMITMENTS

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $977,000, $948,000 and $688,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Future minimum payments due under noncancelable operating leases are $736,000 in the remainder of calendar 1996; $600,000 in 1997; $371,000 in 1998; $376,000 in 1999; $383,000 in 2000; and
$29,000 in 2001 and thereafter. Total future minimum lease payments are $2,495,000.

5.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Dynatech have corporate services agreements under which Dynatech provides certain administrative services, including risk management, administration for certain employee benefits, tax advice and preparation of tax returns, centralized cash management and certain other services. For these services, the Company paid fees of approximately 1.2% of budgeted revenue and 2.6% of actual expenses incurred. In addition, Dynatech charged the Company an interest allocation. The corporate service fees and the interest allocation totaled $2,515,000, $2,182,000, and $2,152,000 for the years ended March 31,
1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Management believes that the corporate service fee and interest allocation are reasonable and representative of the expenses the Company would have incurred on a stand-alone basis.

6.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing, and marketing products used in the immunoassay segment of the bioinstrumentation market. The following table shows data for the Company by geographical area.

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
    Revenues:
      United States........................................  $15,541     $ 18,428     $13,250
      Germany..............................................    7,212        9,962       7,169
      Guernsey Channel Islands.............................    6,591        8,163       7,547
      United Kingdom.......................................    3,519        3,833       2,689
      France...............................................    1,907        3,064       3,617
      Other................................................    3,827        4,907       3,806
      Transfers among geographical areas (a)...............   (8,467)     (11,029)     (9,575)
                                                             -------     --------     -------
                                                             $30,130     $ 37,328     $28,503
                                                             =======     ========     =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
         Income (loss) before provision for income taxes:
              United States................................  $  (335)     $   395     $(1,257)
              Germany......................................     (220)         439         286
              Guernsey, Channel Islands....................     (253)         145        (573)
              United Kingdom...............................      180          336          98
              France.......................................     (247)         125         313
              Other........................................      843          488         154
                                                             -------      -------     -------
              Total operating income (loss)................      (32)       1,928        (979)
              Interest expense, net........................   (1,508)      (1,156)     (1,464)
                                                             -------      -------     -------
                                                             $(1,540)     $   772     $(2,443)
                                                             =======      =======     =======
         Identifiable assets:
              United States................................  $ 5,212      $ 5,800     $ 2,619
              Germany......................................    3,743        3,537       3,456
              Guernsey, Channel Islands....................    1,792        2,601       2,759
              United Kingdom...............................    3,414        4,441       4,060
              France.......................................    1,304        1,509       1,647
              Other........................................    1,506        1,472       1,525
                                                             -------      -------     -------
                                                             $16,971      $19,360     $16,066
                                                             =======      =======     =======
         Export revenues included in United States
           revenues above (b):
              Europe.......................................  $ 1,612     $  2,519     $ 1,544
              Other........................................    1,148        1,243         878
                                                             -------     --------     -------
                                                             $ 2,760     $  3,762     $ 2,422
                                                             =======     ========     =======

---------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) In general, export sales are denominated in U.S. dollars.

7.  SUBSEQUENT EVENT

     On February 7, 1996, the Company was sold to Thermo BioAnalysis
Corporation.

                                AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF THERMO BIOANALYSIS CORPORATION

     We have audited the combined financial statements on pages F-30 to F-40 which have been prepared under the historical cost convention and the accounting policies set out on pages F-33 to F-34.

RESPECTIVE RESPONSIBILITIES OF MANAGEMENT AND AUDITORS

     The managements of Affinity Sensors and LabSystems are responsible for preparing financial statements for the division for which they are responsible, which give a true and fair view of the state of affairs of the division at December 31, 1994 and 1995, and of the results of the division for the years ended December 31, 1993, 1994 and 1995. In preparing those financial statements, each division's management is required to:
     - select suitable accounting policies and then apply them consistently;
     - make judgements and estimates that are reasonable and prudent;
     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements; and
     - prepare the financial statements on the going concern basis unless it its inappropriate to presume that the division will continue in business.

     Each division's management is responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the division. Each division's management is also responsible for safeguarding the assets of the division and hence for taking reasonable steps for the prevention of fraud and other irregularities.

     The responsibility for the preparation of the combined financial statements rests with the directors of Thermo BioAnalysis Corporation.

     It is our responsibility to form an independent opinion, based on our audit, on the combined financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by management in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of each division, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the financial statements give a true and fair view of the combined state of affairs of the divisions at December 31, 1994 and 1995 and of their losses and cash flows for the years ended December 31, 1993, 1994 and 1995, in accordance with generally accepted accounting principles in the United Kingdom.

     Accounting practices used by the divisions and Thermo BioAnalysis Corporation in preparing the accompanying combined financial statements conform with generally accepted accounting principles in the United Kingdom. Had the accompanying financial statements been prepared in accordance with United States generally accepted accounting principles, the information included in them would not be materially different. Accordingly, no reconciliation of net income and owner's equity to United States generally accepted accounting principles has been included in the combined financial statements.

                                            ARTHUR ANDERSEN

Cambridge, England
July 22, 1996

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                       COMBINED PROFIT AND LOSS ACCOUNTS

                                                                                             PERIOD FROM
                                       YEAR ENDED DECEMBER 31,           THREE MONTHS      JANUARY 1, 1996
                                     ----------------------------           ENDED              THROUGH
                                      1993        1994        1995      MARCH 31, 1995      MARCH 29, 1996
                                      P000        P000        P000           P000                P000
                                     -------     -------     -------    ---------------     ---------------
                                                                                             (UNAUDITED)
Turnover (Note 2)..................  15,980     14,959     14,361          2,678               2,862
Cost of sales......................  (4,210)    (4,220)    (3,526)        (1,000)             (1,349)
                                     ------     ------     ------         ------              ------
Gross profit.......................  11,770     10,739     10,835          1,678               1,513
Distribution costs.................  (2,803)    (3,075)    (2,539)          (636)               (862)
Administrative expenses............  (9,206)    (8,246)    (7,893)        (1,675)             (1,802)
                                     ------     ------     ------         ------              ------
Profit (loss) on ordinary
  activities before taxation (Note
  3)...............................    (239)      (582)       403           (633)             (1,151)
Tax on profit (loss) on ordinary
  activities (Note 5)..............    (292)      (104)      (406)            --                  --
                                     ------     ------     ------         ------              ------
Loss for the financial year after
  taxation transferred to reserves
  (Note 11)........................    (531)      (686)        (3)          (633)             (1,151)
                                     ======     ======     ======         ======              ======

Movements in reserves are shown in Note 11.

All amounts relate to continuing operations.

The loss for each financial year is the only material recognised gain or loss for each year, and accordingly a statement of total recognised gains and losses is not presented in these financial statements.


 The accompanying notes are an integral part of these profit and loss accounts.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                            COMBINED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                              -----------------
                                                                               1994      1995
                                                                               P000      P000
                                                                              ------    ------
FIXED ASSETS
Tangible assets (Note 6)....................................................   1,885     1,592
                                                                              ------    ------
CURRENT ASSETS
Stocks (Note 7).............................................................   1,197     1,026
Debtors (Note 8)............................................................   5,781     5,507
Cash at bank and in hand....................................................  10,526    13,039
                                                                              ------    ------
                                                                              17,504    19,572
Creditors: Amounts falling due within one year (Note 9).....................  (4,802)   (5,033)
                                                                              ------    ------
Net current assets..........................................................  12,702    14,539
                                                                              ------    ------
Total assets less current liabilities.......................................  14,587    16,131
Provisions for liabilities and charges (Note 10)............................    (647)     (949)
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======
OWNER'S EQUITY
Net parent company investment (Note 11).....................................  13,913    15,152
Cumulative translation adjustment (Note 11).................................      27        30
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======

These accounts were approved on July 22, 1996.

      The accompanying notes are an integral part of these balance sheets.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                         COMBINED CASH FLOW STATEMENTS

                                                                                                              PERIOD FROM
                                                   YEAR ENDED DECEMBER 31,              THREE MONTHS           JANUARY 1,
                                             -----------------------------------           ENDED              1996 THROUGH
                                              1993           1994          1995        MARCH 31, 1995        MARCH 29, 1996
                                              P000           P000          P000             P000                  P000
                                             ------         ------        -----        --------------        --------------
                                                                                                    (UNAUDITED)
NET CASH INFLOW FROM OPERATING ACTIVITIES
  (Note 12)................................   1,840         1,759         1,263                287                   742
TAXATION
Corporation tax paid.......................    (292)         (104)         (406)                --                    --
                                             ------         -----         -----            -------               -------
Tax paid...................................    (292)         (104)         (406)                --                    --
                                             ------         -----         -----            -------               -------
INVESTING ACTIVITIES
Payments to acquire tangible fixed
  assets...................................  (1,145)         (939)         (795)                --                  (142)
Receipts from sales of tangible fixed
  assets...................................      --            20            35                 35                    --
                                             ------         -----         -----            -------               -------
Net cash inflow (outflow) from investing
  activities...............................  (1,145)         (919)         (760)                35                  (142)
                                             ------         -----         -----            -------               -------
Net cash inflow before financing...........     403           736            97                322                   600
                                             ------         -----         -----            -------               -------
FINANCING
Capital injection (withdrawal) (Note 11)...   2,503         1,031         1,242            (10,848)              (13,609)
                                             ------         -----         -----            -------               -------
Net cash inflow (outflow) from financing...   2,503         1,031         1,242            (10,848)              (13,609)
                                             ------         -----         -----            -------               -------
Increase (decrease) in cash and cash
  equivalents (Note 13)....................   2,906         1,767         1,339            (10,526)              (13,009)
                                             ======         =====         =====            =======               =======

   The accompanying notes are an integral part of these cash flow statements.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

     A summary of the principal accounting policies, all of which have been applied consistently throughout the three years ending December 31, 1993, 1994 and 1995, is set out below.

 (a) Basis of preparation

     The combined financial statements have been prepared as an aggregation of the financial statements of the Affinity Sensors and LabSystems divisions of Fisons plc, and their respective sales offices based in the United States.

     In preparing this aggregation, the directors of Thermo BioAnalysis Corporation have eliminated transactions and balances between LabSystems and its sales office and Affinity Sensors and its sales office. Unrealised profit on stocks and demonstration models held as tangible fixed assets have also been eliminated. LabSystems and Affinity Sensors do not trade with each other.

 (b) Basis of accounting

     The financial statements are prepared under the historical cost convention and have been prepared in accordance with applicable United Kingdom accounting standards.

 (c) Tangible fixed assets

     Fixed assets are shown at cost less depreciation. Depreciation is provided at rates calculated to write-off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

     Plant and equipment, fixtures and fittings   4 years - 10 years
     Leasehold improvements                       Over the period of the lease

 (d) Stocks

     Stocks and work-in-progress are stated at the lower of cost or net realisable value.

     Cost, which is calculated on the FIFO basis, comprises material and, where appropriate, labour and factory overheads.

 (e) Taxation

     Corporation tax payable is provided on taxable profits at the current rate.

     Corporation tax payable is settled via the capital account with Fisons plc in the United Kingdom, and Fisons Instruments North America Inc. in the United States. Hence no corporation tax creditors appear in these financial statements.

     Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced.

     Deferred tax assets resulting from tax losses carried forward are not recognised in the financial statements except to the extent that they are anticipated to be recoverable without being replaced by equivalent debit balances.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

 (f) Foreign currency

     Transactions denominated in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction or, if hedged, at the forward contract rate.

     Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the exchange rates prevailing at that date or, if appropriate, at the forward contract rate. Any gain or loss arising from a change in exchange rates subsequent to the date of transaction is included as an exchange gain or loss in the profit and loss account.

     The results of the sales offices in the United States are translated at the average rate of exchange during each year and their balance sheets at the rate ruling at each balance sheet date.

     Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves.

 (g) Turnover

     Turnover represents the invoiced value of goods and services sold during the year, less trade discounts and allowances, stated net of value added tax.

 (h) Research and development costs

     Research and development expenditure is charged to the profit and loss account as incurred.

 (i) Leases

     The company enters into operating leases as described in Note 15.

     Operating leases are charged on a straight-line basis over the lease term.

 (j) Pension costs

     The amount charged to the profit and loss account in respect of pension costs for defined benefit schemes is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account over the estimated average remaining working life of scheme members.

     The schemes are externally funded, with the assets held separately from those of the group in trustee administered funds. Differences between amounts charged to the profit and loss account and amounts contributed to the schemes are shown as either provisions or prepayments in the balance sheet.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.   TURNOVER

     The analysis of turnover by geographical area is as follows:

                                                                  1993      1994      1995
                                                                  P000      P000      P000
                                                                 ------    ------    ------
     United Kingdom............................................   3,113     3,226     3,310
     United States.............................................   9,158     8,582     6,911
     Rest of world.............................................   3,709     3,151     4,140
                                                                 ------    ------    ------
                                                                 15,980    14,959    14,361
                                                                 ======    ======    ======

     The analysis of turnover and profit (loss) on ordinary activities before taxation by activity is as follows:

                                                                  1993      1994      1995
                                                                  P000      P000      P000
                                                                 ------    ------    ------
     Turnover
     LabSystems................................................  15,620    13,878    12,851
     Affinity Sensors..........................................     360     1,081     1,510
                                                                 ------    ------    ------
                                                                 15,980    14,959    14,361
                                                                 ======    ======    ======

                                                                  1993      1994      1995
                                                                  P000      P000      P000
                                                                 ------    ------    ------
     Profit (loss) on ordinary activities before taxation
     LabSystems................................................   1,903       927     1,975
     Affinity Sensors..........................................  (2,142)   (1,509)   (1,572)
                                                                 ------    ------    ------
                                                                   (239)     (582)      403
                                                                 ======    ======    ======

3.   PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

     Profit (loss) on ordinary activities is stated after charging:

                                                                   1993      1994      1995
                                                                   P000      P000      P000
                                                                  -----      -----     -----
     Exceptional items included within administrative expenses
       -- redundancy and restructuring costs...................      --        --       507
       -- tangible fixed assets written off....................     273        --        --
     Depreciation
       -- owned tangible fixed assets..........................     604       893       781
     Hire of plant and machinery under operating leases........      17        59       154
     Operating lease rentals -- land and buildings.............     156       142       266
     Staff costs...............................................   4,588     5,018     4,638
     Research and development..................................   2,117     2,788     3,010

4.   STAFF COSTS

     Particulars of employees are shown below.

                                                                  1993      1994       1995
                                                                  P000      P000       P000
                                                                 ------     -----     -----
     Wages and salaries........................................   4,186     4,585     4,212
     Social security costs.....................................     357       392       334
     Other pension costs.......................................      45        41        92
                                                                 ------     -----     -----
                                                                  4,588     5,018     4,638
                                                                 ======     =====     =====

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

     The average weekly number of persons employed by the divisions was as follows:

                                                                  1993      1994      1995
                                                                 NUMBER    NUMBER    NUMBER
                                                                 ------    ------    ------
     Administration............................................      41        43        44
     Sales and support.........................................      68        81        73
     Research and development..................................      66        62        48
                                                                    ---       ---       ---
                                                                    175       186       165
                                                                    ===       ===       ===

5.   TAX ON PROFIT (LOSS) ON ORDINARY ACTIVITIES

     The tax charge is based on the result for the year and comprises:

                                                                   1993      1994     1995
                                                                   P000      P000     P000
                                                                   ----      ----     ----
     Corporation tax at 33%....................................    292       104       406
                                                                   ===       ===       ===

     In arriving at the tax charge for each year, no account has been taken of any deferred tax asset resulting from losses incurred by the sales offices in the United States.

     Management considers it would be imprudent to recognize such an asset as its recovery is not expected to occur in the foreseeable future.

     It is not practicable to quantify the tax losses carried forward in the United States.

6.  TANGIBLE FIXED ASSETS

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS      TOTAL
                                                 P000          P000          P000         P000
                                             ------------    ---------   ------------    -----
     COST
       At January 1, 1994...............          432           3,804          12        4,248
       Additions........................           --             925          14          939
       Disposals........................           --            (742)         (6)        (748)
       Exchange adjustment..............           --             (19)         --          (19)
                                                  ---          ------          --       ------
       At December 31, 1994.............          432           3,968          20        4,420
                                                  ---          ------          --       ------
     DEPRECIATION
       At January 1, 1994...............          172           1,886           7        2,065
       Charge for the year..............           35             849           9          893
       On disposals.....................           --            (416)         --         (416)
       Exchange adjustment..............           --              (6)         (1)          (7)
                                                  ---          ------          --       ------
       At December 31, 1994.............          207           2,313          15        2,535
                                                  ---          ------          --       ------
     NET BOOK VALUE
       At December 31, 1994.............          225           1,655           5        1,885
                                                  ===          ======          ==       ======
       At January 1, 1994...............          260           1,918           5        2,183
                                                  ===          ======          ==       ======
     COST
       At January 1, 1995...............          432           3,968          20        4,420
       Additions........................           --             793           2          795
       Disposals........................           --          (1,423)         (6)      (1,429)
       Exchange adjustment..............           --               5          --            5
                                                  ---          ------          --       ------
       At December 31, 1995.............          432           3,343          16        3,791
                                                  ---          ------          --       ------

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS     TOTAL
                                                 P000           P000         P000        P000
                                             ------------    ---------   ------------   -----
     DEPRECIATION
       At January 1, 1995...............          207           2,313          15        2,535
       Charge for the year..............           37             742           2          781
       On disposals.....................           --          (1,111)         (6)      (1,117)
                                                  ---          ------          --       ------
       At December 31, 1995.............          244           1,944          11        2,199
                                                  ---          ------          --       ------
     NET BOOK VALUE
       At December 31, 1995.............          188           1,399           5        1,592
                                                  ===          ======          ==       ======
       At January 1, 1995...............          225           1,655           5        1,885
                                                  ===          ======          ==       ======

7.   STOCKS

                                                                             1994     1995
                                                                             P000     P000
                                                                            -----    -----
    Components............................................................     99      230
    Work-in-progress......................................................    121       58
    Finished goods........................................................    977      738
                                                                            -----    -----
                                                                            1,197    1,026
                                                                            =====    =====

8.   DEBTORS

     The following are included in the net book value of debtors:

                                                                             1994     1995
                                                                             P000     P000
                                                                            -----    -----
    Amounts falling due within one year:
      Trade debtors.......................................................  4,284    3,943
      Amounts owed by Fisons group undertakings...........................  1,091    1,340
      Other debtors.......................................................    145       --
      Prepayments and accrued income......................................    261      224
                                                                            -----    -----
                                                                            5,781    5,507
                                                                            =====    =====

9.   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                             1994     1995
                                                                             P000     P000
                                                                            -----    -----
    Bank overdraft........................................................    210    1,384
    Trade creditors.......................................................  1,120      819
    Amounts owed to Fisons group undertakings.............................    698      225
    Other creditors.......................................................    361      541
    Accruals and deferred income..........................................  2,413    2,064
                                                                            -----    -----
                                                                            4,802    5,033
                                                                            =====    =====

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

10.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                             INSTALLATION         OTHER
                                                               PROVISION       PROVISIONS      TOTAL
                                                                  P000            P000         P000
                                                             ------------      ----------      -----
     BALANCE AT JANUARY 1, 1994...........................         375              99           474
     Charged to profit and loss account...................         212              83           295
     Released unused......................................          (3)           (116)         (119)
     Utilised.............................................          --              (3)           (3)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1994.........................         584              63           647
     Charged to profit and loss account...................         407              69           476
     Released unused......................................         (98)            (10)         (108)
     Utilised.............................................          --             (66)          (66)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1995.........................         893              56           949
                                                                   ===            ====          ====

11.  RECONCILIATION OF MOVEMENTS IN OWNER'S EQUITY

                                                             NET PARENT        CUMULATIVE
                                                               COMPANY        TRANSLATION
                                                             INVESTMENT        ADJUSTMENT     TOTAL
                                                                P000             P000         P000
                                                             ----------       -----------     -----
     At January 1, 1994...................................      13,568              27        13,595
     Capital injection....................................       1,031              --         1,031
     Retained loss for the year...........................        (686)             --          (686)
                                                                ------             ---        ------
     At December 31, 1994.................................      13,913              27        13,940
                                                                ======             ===        ======
     At January 1, 1995...................................      13,913              27        13,940
     Capital injection....................................       1,242              --         1,242
     Retained loss for the year...........................          (3)             --            (3)
     Gain on foreign currency translation.................          --               3             3
                                                                ------             ---        ------
     At December 31, 1995.................................      15,152              30        15,182
                                                                ======             ===        ======

12. RECONCILIATION OF OP000ERATING PROFIT (LOSS) TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                 1993             1994          1995
                                                                 P000             P000          P000
                                                                 ----             ----          ----
     Profit (loss) on ordinary activities before
       taxation...........................................        (239)           (582)          403
     Adjustment for items not involving the movement of
       cash:
          Depreciation charge.............................         604             893           781
          Loss on disposal of fixed assets................          55             312           277
          Decrease in debtors.............................       1,643             245           273
          (Increase) decrease in stocks...................         (87)           (131)          171
          Increase (decrease) in creditors and
            provisions....................................        (163)          1,010          (640)
          Translation (loss) gain on consolidation........          27              12            (2)
                                                                 -----           -----         -----
     Net cash inflow from operating activities............       1,840           1,759         1,263
                                                                 =====           =====         =====

     The translation (loss) gain on consolidation is considered to be immaterial and has not been allocated to individual captions.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

13.  ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE YEAR

                                                           CASH AT BANK       BANK
                                                           AND IN HAND     OVERDRAFTS      NET
                                                               P000           P000         P000
                                                           ------------    ----------    -------
     Balance at January 1, 1993..........................       5,643             --       5,643
     Movement in year....................................       3,093           (187)      2,906
                                                               ------         ------      ------
     Balance at December 31, 1993........................       8,736           (187)      8,549
     Movement in year....................................       1,790            (23)      1,767
                                                               ------         ------      ------
     Balance at December 31, 1994........................      10,526           (210)     10,316
     Movement in year....................................       2,513         (1,174)      1,339
                                                               ------         ------      ------
     Balance at December 31, 1995........................      13,039         (1,384)     11,655
                                                               ======         ======      ======

14.  RELATED PARTY TRANSACTIONS

  Sales to other Fisons entities

     Both divisions make the majority of overseas sales via other Fisons businesses, which in turn sell product to end users. These combined financial statements include the selling operations based in the United States, but not those in other territories as these entities are not being acquired by Thermo BioAnalysis. The total sales to other Fisons businesses (except for those based in the United States) are as follows:

                                                                         AFFINITY
                                                         LABSYSTEMS       SENSORS      TOTAL
YEAR ENDED                                                  P000           P000        P000
----------                                               -----------     ---------     ------
     December 31, 1993.................................     2,820           176        2,996
                                                            =====           ===        =====
     December 31, 1994.................................     2,217           271        2,488
                                                            =====           ===        =====
     December 31, 1995.................................     1,856           447        2,303
                                                            =====           ===        =====

15.  OPERATING LEASE COMMITMENTS

     Annual commitments under noncancellable operating leases are as follows:

                                                             1993           1994         1995
                                                             P000           P000         P000
                                                           -------        -------      -------
     Land and buildings
     Expiry date:
          -- between two and five years................        88            88           88
          -- after five years..........................       141           142          269
                                                              ---           ---          ---
                                                              229           230          357
                                                              ===           ===          ===
     Other
     Expiry date:
          -- within one year...........................        --            63           24
          -- between two and five years................         8            45           63
                                                              ---           ---          ---
                                                                8           108           87
                                                              ===           ===          ===

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

16. CONTINGENT LIABILITIES

     A third party has claimed that a part used by Affinity Sensors in their products may infringe one of its patents.

     The management of Affinity Sensors considers that the likelihood of a material liability resulting from this claim is remote. Accordingly, no provision has been made in respect of this claim in these combined financial statements.

17. PENSION ARRANGEMENTS

     The majority of the United Kingdom employees of LabSystems and Affinity Sensors belongs to group defined benefit pension schemes operated by Fisons plc. These schemes are funded to cover future pension liabilities after allowing for expected future earnings and pension increases.

     The costs of providing these benefits are addressed in accordance with the advice of professionally qualified actuaries. Contributions are based on pension costs across the Fisons plc group as a whole.

     Actuarial valuations of these schemes are undertaken on a regular basis by independent qualified actuaries using the projected unit method.

     The last valuation of the UK pension scheme, being the scheme principally affecting these combined financial statements, was made at March 31, 1994. Particulars of that valuation may be found in the Fisons plc financial statements for the year ended December 31, 1994.

     The aggregate pension cost charged in these combined financial statements is shown in Note 4. There were no provisions or prepayments in the combined balance sheet at either December 31, 1994 or 1995 resulting from a difference between the amounts recognised as cost and the amounts paid to the schemes.

     Following the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc by Thermo Instrument Systems Inc., no contributions will be paid to Fisons group pension schemes after September 1996. Those employees who are eligible have been offered membership of certain defined contribution pension schemes operated by Thermo Instrument Systems Inc. or its parent company.

18.  POST BALANCE SHEET EVENTS

     On March 29, 1996, a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (of which LabSystems and Affinity Sensors form a part) was acquired by Thermo Instrument Systems Inc., a company incorporated in the United States.

                                AUDITORS' REPORT

The Board of Directors and Shareholders
Life Sciences International PLC:

     We have audited the accompanying combined balance sheets of the Biosystems Group of Life Sciences International PLC as of 31 December 1995 and 1996, and the related combined profit and loss accounts, statements of total recognized gains and losses, and cash flow statements for each of the years in the three-year period ended 31 December 1996. These combined financial statements are the responsibility of the management of Life Sciences International PLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Biosystems Group of Life Sciences International PLC as of 31 December 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended 31 December 1996 in conformity with generally accepted accounting principles in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected the net profit for the years ended 31 December 1995 and 1996, and equity shareholders' funds as of 31 December 1995 and 1996 to the extent summarised in note 24 to the combined financial statements.

                                          KPMG AUDIT PLC

London, England
10 February 1997, except with
respect to note 23 which is
of 6 May 1997

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

                       COMBINED PROFIT AND LOSS ACCOUNTS
                   FOR THE THREE YEARS ENDED 31 DECEMBER 1996
                   (IN THOUSANDS OF BRITISH POUNDS STERLING)

                                                         NOTE      1994        1995        1996
                                                         ----     -------     -------     -------
Sales -- continuing operations.........................    2       32,239      39,494      41,384
Cost of sales -- continuing operations.................           (17,097)    (23,698)    (24,261)
                                                                  -------     -------     -------
Gross profit...........................................            15,142      15,796      17,123
Distribution costs.....................................            (5,465)     (8,034)     (7,580)
Administrative expenses................................            (2,681)     (3,373)     (7,148)
                                                                  -------     -------      ------
Operating profit -- continuing operations..............    3        6,996       4,389       2,395
Net interest receivable/(payable)......................    5       (2,042)     (1,541)      1,599
                                                                  -------     -------      ------
Profit on ordinary activities before taxation..........             4,954       2,848       3,994
Taxation...............................................    6       (1,100)       (834)     (1,783)
                                                                  -------     -------      ------
Profit on ordinary activities after taxation...........             3,854       2,014       2,211
Dividends..............................................    7       (1,450)         --          --
                                                                  -------     -------      ------
Retained profit for the year...........................   14        2,404       2,014       2,211
                                                                  =======     =======      ======

     There were no material acquisitions nor discontinued operations within the meaning of the Financial Reporting Standards during the three years ended 31 December 1996.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

            COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
                   FOR THE THREE YEARS ENDED 31 DECEMBER 1996
                   (IN THOUSANDS OF BRITISH POUNDS STERLING)

                                                                      1994      1995      1996
                                                                     ------    ------    ------
Profit on ordinary activities after taxation.......................   3,854     2,014     2,211
Unrealised currency retranslation..................................   1,475     1,571    (3,668)
                                                                      -----     -----    ------
Total gains and losses recognised in the year......................   5,329     3,585    (1,457)
                                                                      =====     =====    ======

     There is no material difference between the results reported and on an unmodified historical cost basis. Accordingly, no note of historical cost profits and losses has been prepared.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

                            COMBINED BALANCE SHEETS
                             AT 31 DECEMBER 1995-96
                   (IN THOUSANDS OF BRITISH POUNDS STERLING)

                                                                   NOTE      1995        1996
                                                                   ----     -------     -------
Fixed assets
  Tangible assets................................................    8        7,390       6,133
  Investments....................................................    9          410         410
                                                                            -------     -------
                                                                              7,800       6,543
                                                                            -------     -------
Current assets
  Stock..........................................................   10        9,250       7,883
  Debtors........................................................   11       24,125      24,206
  Cash at bank and at hand.......................................   17        3,275       6,571
                                                                            -------     -------
                                                                             36,650      38,660
                                                                            -------     -------
Current liabilities
  Creditors: amounts falling due within one year.................   12      (42,313)    (42,951)
                                                                            -------     -------
          Net current liabilities................................            (5,663)     (4,291)
                                                                            -------     -------
Total assets less current liabilities............................             2,137       2,252
Creditors: amounts falling due after more than one year..........   13         (132)       (218)
  Provisions for liabilities and charges
     Deferred tax................................................              (757)       (868)
     Restructuring costs.........................................                --      (1,221)
                                                                            -------     -------
Net (liabilities)/assets.........................................             1,248         (55)
                                                                            =======     =======
Capital and reserves
  Called-up share capital (aggregated)...........................   19       (2,948)     (2,948)
  Share premium account (aggregated).............................   19       (1,642)     (1,642)
  Other reserves.................................................   19       12,518      16,032
  Profit and loss account........................................   19       (9,176)    (11,387)
                                                                            -------     -------
Equity shareholders' funds.......................................            (1,248)         55
                                                                            =======     =======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

                         COMBINED CASH FLOW STATEMENTS
                    FOR THE YEARS ENDED 31 DECEMBER 1994-96
                   (IN THOUSANDS OF BRITISH POUNDS STERLING)


                                                            NOTE      1994       1995       1996
                                                            ----     ------     ------     ------
Net cash inflow from operating activities.................   15       6,254      5,630      4,514
Returns on investments and servicing of finance
Interest received.........................................               73        555         76
Interest paid.............................................           (2,114)    (2,085)    (2,170)
Proceeds on liquidation of foreign exchange contracts.....               --         --      3,693
                                                                     ------     ------     ------
  Net cash inflow/(outflow) from returns on investments
     and servicing of finance.............................           (2,041)    (1,530)     1,599
  Taxation
  UK corporation tax paid.................................             (628)      (138)       (96)
  Overseas tax paid.......................................             (261)      (560)      (631)
                                                                     ------     ------     ------
  Tax paid................................................             (889)      (698)      (727)
                                                                     ------     ------     ------
Investing activities
  Investment in joint venture.............................             (251)      (142)        --
  Purchase of subsidiary undertakings net of cash
     acquired.............................................   16          --         --        (33)
  Cash acquired through purchase of subsidiary undertaking
     by other Life Sciences company.......................              672         32         --
  Purchase of land and buildings..........................              (19)      (659)      (245)
  Purchase of other tangible fixed assets.................           (1,496)    (2,300)    (1,231)
  Receipts from sale of other tangible fixed assets.......               35         31         --
                                                                     ------     ------     ------
  Net cash outflow from investing activities..............           (1,059)    (3,038)    (1,509)
  Net cash inflow before financing........................            2,265        364      3,877
                                                                     ------     ------     ------
Financing
  Drawdown/(repayment) of long term loans.................           (7,525)       (12)       136
  Capital element of finance lease rental payment.........               --         (6)        --
                                                                     ------     ------     ------
  Net cash outflow from financing.........................           (7,525)       (18)       136
                                                                     ------     ------     ------
  Increase/(decrease) in cash and cash equivalents........   17      (5,260)       346      4,013
                                                                     ======     ======     ======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED 31 DECEMBER 1994-96

1  ACCOUNTING POLICIES

  a) Basis of preparation

     The combined accounts of the Biosystems Group of Life Sciences have been prepared under the historical cost convention and in accordance with generally accepted accounting principles in the United Kingdom.


     The combined accounts of the Biosystems Group of Life Sciences, which reflect all costs of doing business, have been prepared by aggregating the results of operations, cash flows and balance sheets of the following companies, which are under common control of Life Sciences International PLC, a United Kingdom corporation, as if it was a separate entity for the periods presented:


                                                                           COUNTRY OF
    ENTITY                                                                INCORPORATION
    ------                                                               ---------------
    Labsystems Oy....................................................    Finland
    Labsystems Hong Kong Limited.....................................    Hong Kong
    Fastighets AB Skrubba............................................    Sweden
    Labsystems AB....................................................    Sweden
    Life Sciences International Benelux BV...........................    Netherlands
    Labsystems Espana SA.............................................    Spain
    Hybaid Limited...................................................    United Kingdom
    Labsystems Inc...................................................    USA
    Denley Instruments Inc...........................................    USA
    Labsystems Lenpipette............................................    Russia

     Where companies were purchased during the period, their results are included from the effective date of acquisition.

  b) Sales

     Sales are those to third parties, net of trade discounts, VAT and similar overseas sales taxes.

  c) Stock

     Stock is stated at the lower of cost and estimated net realisable value. Cost comprises purchase price of materials, direct labour costs and an appropriate proportion of overheads.

  d) Depreciation

     No depreciation is provided on freehold land. Leasehold expenditure is amortised so as to write off such expenditure on a straight-line basis over the life of the relevant lease or 65 years, whichever is the shorter. Depreciation of other fixed assets is provided at various rates on a straight-line basis on cost in order to write off the assets over their useful lives, estimated to be between 3 and 15 years.

  e) Research and development expenditure

     Research and development expenditure is not capitalised but charged against profit and loss account as it is incurred.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

  f) Foreign currencies

     Assets and liabilities in foreign currencies are translated at the rates of exchange ruling at each year end. Overseas companies' profit and loss accounts are translated at average rates for the year. Exchange differences arising from the retranslation at the closing rate of the opening net investment in overseas subsidiaries and the profit and loss account for the year are shown as a movement on reserves.

  g) Taxation

     The charge for taxation is based on the income for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for taxation deferred in respect of timing differences where, in the opinion of the directors, such timing differences are likely to reverse in the foreseeable future.

  h) Leased assets

     Assets obtained under hire purchase contracts and finance leases are capitalised and depreciated over their useful lives. The interest element of the rentals is charged to profit and loss account over the period of the contract. Rentals paid under operating leases are charged to income as incurred.

  i) Pension benefits


     The Biosystems Group of Life Sciences participated in a number of pension schemes throughout the world, both defined benefit and defined contribution schemes, including that of Life Sciences International PLC. The assets of these schemes are not included in the combined accounts (see note 22). Contributions to these schemes were made in accordance with local statutory legislation or were based upon the recommendations of qualified actuaries. Contributions paid to defined benefit schemes were based on actual pension costs as determined by qualified actuaries and have been charged against profits on a systematic basis over the expected remaining service lives of participating employees. Independent actuarial valuations of defined benefit schemes are made at least every three years. Contributions paid to defined contribution schemes are charged to the profit and loss account in the period in which they arise. Pension costs are calculated and incurred separately for each company within Life Sciences International and within the Biosystems Group. Details of actual charges incurred are provided in note 22 to the financial statements.


  j) Presentation

     Certain amounts in 1995 have been reclassified to conform to the 1996 financial statement presentation.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

2  SEGMENTAL INFORMATION

     All turnover and profit is derived from, and all net assets are attributable to one business segment, being the manufacture and supply of BioSystems Products.


                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                     (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    Geographical analysis of sales by location of customer
      North America..........................................   6,340      9,869      9,048
      United Kingdom.........................................   2,904      3,738      4,168
      Other Europe...........................................  18,634     21,748     21,048
      All other areas........................................   4,361      4,139      7,120
                                                               ------     ------     ------
                                                               32,239     39,494     41,384
                                                               ======     ======     ======
    Geographical analysis of sales by origin
      North America..........................................   1,690        820        953
      United Kingdom.........................................   6,391      9,275      9,198
      Other Europe...........................................  24,158     29,399     31,233
                                                               ------     ------     ------
                                                               32,239     39,494     41,384
                                                               ======     ======     ======
    Profit on ordinary activities before taxation
      North America..........................................     431       (127)       122
      United Kingdom.........................................     754        317       (789)
      Other Europe...........................................   5,811      4,178      3,115
      All other areas........................................      --         21        (53)
                                                               ------     ------     ------
      Operating profit.......................................   6,996      4,389      2,395
      Net interest receivable/(payable)......................  (2,042)    (1,541)     1,599
                                                               ------     ------     ------
      Profit on ordinary activities before taxation..........   4,954      2,848      3,994
                                                               ======     ======     ======
    Net assets
      North America..................................................     (4,349)    (3,868)
      United Kingdom.................................................      1,046        116
      Other Europe...................................................      4,531      4,103
      All other areas................................................         20       (406)
                                                                          ------     ------
              Net assets/(liabilities)...............................      1,248        (55)
                                                                          ======     ======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

3  OPERATING PROFIT

                                                                  1994      1995      1996
                                                                  -----     -----     -----
                                                                      (IN THOUSANDS OF
                                                                  BRITISH POUNDS STERLING)
    Operating profit is stated after charging/(crediting):
      Depreciation..............................................  1,096     1,477     1,553
      Research and development..................................  2,641     3,377     3,126
      Hire of plant and machinery...............................     80       162       111
      Operating lease rentals...................................    523       160       348
      Net loss/(profit) on sale of fixed assets.................    (13)       36        25
      Auditors' remuneration -- Audit...........................     38        46        54
      Auditors' remuneration -- Other...........................      5         6        10
      Charitable contributions..................................     --         2        --
      Net rental income.........................................    125        --        --

     In 1996, exceptional restructuring costs of 1,221,000 British pounds sterling were charged to administrative expenses.

4  EMPLOYEE INFORMATION

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                     (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    Staff costs during the year:
      Wages and salaries.....................................   8,154      9,626      9,589
      Social security costs..................................   1,103      1,094      1,090
      Other pension costs....................................     991      1,134      1,130
                                                               ------     ------     ------
                                                               10,248     11,854     11,809
                                                               ======     ======     ======
    Weighted average weekly number of employees:
      Manufacturing..........................................     271        279        281
      Selling................................................      86        100         98
      Administration.........................................      55         68         67
                                                               ------     ------     ------
                                                                  412        447        446
                                                               ======     ======     ======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

5  INTEREST

                                                                1994       1995       1996
                                                                -----      -----     ------
                                                                     (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    External interest payable
      On loans from other Life Sciences' companies...........   2,049      2,046      2,118
      On bank loans and overdrafts...........................       5         --         --
      On other loans repayable in 5 years....................      61         50         53
      On other loans repayable after 5 years.................      --         --         --
                                                                -----      -----     ------
    External interest payable................................   2,115      2,096      2,171
    External interest receivable.............................     (73)      (555)       (77)
                                                                -----      -----     ------
    Net interest payable.....................................   2,042      1,541      2,094
    Profit on liquidation of foreign exchange contracts
      relating to future periods.............................      --         --     (3,693)
                                                                -----      -----     ------
              Net interest (receivable)/payable..............   2,042      1,541     (1,599)
                                                                =====      =====     ======

6  TAXATION

                                                                 1994        1995     1996
                                                                ------       ---      -----
                                                                     (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    UK Corporation tax at 33%................................      259       156        107
    Overseas tax.............................................      395       423      1,600
    Deferred tax.............................................      446       311        111
    Adjustment for prior years...............................       --       (56)       (35)
                                                                 -----       ---      -----
                                                                 1,100       834      1,783
                                                                 =====       ===      =====

7  DIVIDEND

     In 1995 Hybaid Limited paid a dividend totaling 1,450,000 British pounds sterling (18.05 British pounds sterling per 10 pence ordinary share) to its parent company, Life Sciences International PLC.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

8  TANGIBLE FIXED ASSETS

                                                         LAND          PLANT       FIXTURES
                                                          AND           AND          AND
                                                       BUILDINGS     MACHINERY     FITTINGS     TOTAL
                                                       ---------     ---------     --------     ------
                                                          (IN THOUSANDS OF BRITISH POUNDS STERLING)
Cost
  At 1 January 1995..................................    1,366          5,501         452        7,319
     Additions arising from acquisitions.............       --             10          71           81
     Other additions.................................      659          2,177         134        2,970
     Disposals.......................................       --           (114)        (26)        (140)
     Currency retranslation..........................      182            532          32          746
                                                         -----         ------        ----       ------
  At 31 December 1995 and 1 January 1996.............    2,207          8,106         663       10,976
     Additions arising from acquisitions.............       --             32          47           79
     Other additions.................................      244          1,093         133        1,470
     Disposals.......................................       --            (53)        (28)         (81)
     Currency retranslation..........................     (306)        (1,167)        (88)      (1,561)
                                                         -----         ------        ----       ------
  At 31 December 1996................................    2,145          8,011         727       10,883
                                                         =====         ======        ====       ======
Accumulated depreciation
  At 1 January 1995..................................     (261)        (1,510)       (168)      (1,939)
     Charged in year.................................     (128)        (1,157)       (192)      (1,477)
     Disposals.......................................       --             51          22           73
     Currency retranslation..........................      (39)          (192)        (12)        (243)
                                                         -----         ------        ----       ------
  At 31 December 1995 and 1 January 1996.............     (428)        (2,808)       (350)      (3,586)
     Charged in year.................................     (160)        (1,260)       (133)      (1,553)
     Disposals.......................................       --             40          16           56
     Currency retranslation..........................       70            436          44          550
     Asset write down................................     (217)            --          --         (217)
                                                         -----         ------        ----       ------
  At 31 December 1996................................     (735)        (3,592)       (423)      (4,750)
                                                         =====         ======        ====       ======
Net book value
  At 31 December 1995................................    1,779          5,298         313        7,390
  At 31 December 1996................................    1,410          4,419         304        6,133

9  INVESTMENTS

     Investments in joint ventures:

                                                         PLACE OF
                                                       INCORPORATION      EQUITY
                                                         INTEREST        INTEREST    1995    1996
                                                       -------------     --------    ----    ----
                                                       (IN THOUSANDS OF BRITISH POUNDS STERLING,
                                                                  EXCEPT PERCENTAGES)
    JVC Feilong......................................  China               32.5%      201     201
    Labsystems Pakistan..............................  Pakistan            33.3%       66      66
    Labsystems Shanghai..............................  China               32.5%      143     143
                                                                                      ---     ---
                                                                                      410     410
                                                                                      ===     ===

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

     The joint ventures have been shown as investments in the balance sheet at cost. The differences between accounting for these investments at cost and under the equity accounting method are, in the opinion of the directors, not material.

10  STOCK

                                                                            1995      1996
                                                                           ------    ------
                                                                           (IN THOUSANDS OF
                                                                            BRITISH POUNDS
                                                                              STERLING)
    Raw materials........................................................   2,099     1,563
    Work in progress.....................................................   1,284     1,067
    Finished goods.......................................................   5,867     5,253
                                                                            -----     -----
                                                                            9,250     7,883
                                                                            =====     =====

11  DEBTORS

                                                                          1995       1996
                                                                         -------    -------
                                                                          (IN THOUSANDS OF
                                                                           BRITISH POUNDS
                                                                             STERLING)
    Amounts falling due within one year:
      Trade debtors....................................................    6,636      7,223
      Amounts owed by other Life Sciences companies....................   15,876     15,312
      Other debtors....................................................      664        875
      Prepayments and accrued income...................................      902        761
      Overseas taxes recoverable.......................................       16         --
                                                                          ------     ------
                                                                          24,094     24,171
                                                                          ------     ------
    Amounts falling due after more than one year:
      Other debtors....................................................       31         35
                                                                          ------     ------
                                                                          24,125     24,206
                                                                          ======     ======

12  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                        1995        1996
                                                                       -------     -------
                                                                        (IN THOUSANDS OF
                                                                         BRITISH POUNDS
                                                                            STERLING)
    Bank loans and overdrafts........................................      (12)        (10)
    Trade creditors..................................................   (2,842)     (1,677)
    Amounts owed to other Life Sciences companies....................  (14,231)    (17,200)
    Loans from other Life Sciences companies.........................  (21,602)    (19,611)
    UK Corporation tax...............................................     (138)       (148)
    Overseas taxes...................................................     (264)     (1,558)
    Other creditors and social security..............................     (786)       (378)
    Accruals.........................................................   (2,435)     (2,369)
    Obligations under finance leases.................................       (3)         --
                                                                       -------     -------
                                                                       (42,313)    (42,951)
                                                                       =======     =======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

13  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                            1995     1996
                                                                            ----     ----
                                                                            (IN THOUSANDS
                                                                                 OF
                                                                               BRITISH
                                                                               POUNDS
                                                                              STERLING)
    Loans.................................................................   (25)    (126)
    Obligations under finance leases......................................    (1)      --
    Other creditors & accruals............................................  (106)     (92)
                                                                            ----     ----
                                                                            (132)    (218)
                                                                            ====     ====

14  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                     (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    Retained profit for the year.............................   2,404      2,014      2,211
    Other gains and losses recognised during the year*.......   1,474      1,570     (3,667)
    Acquired net assets/(liabilities)........................   1,792       (407)        --
    Discount on acquisition of Labsystems Lenpipette.........      --         --        153
                                                               ------     ------      -----
    Net (reduction)/addition to shareholders' funds..........   5,670      3,177     (1,303)
    Opening shareholders' funds..............................  (7,599)    (1,929)     1,248
                                                               ------     ------      -----
    Closing shareholders' funds..............................  (1,929)     1,248        (55)
                                                               ======     ======      =====

---------------
* This movement represents the retranslation of opening net assets and profits for the year denominated in foreign currencies to year end exchange rates from opening and average rates respectively.

15  RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
    ACTIVITIES

                                                                    1994       1995       1996
                                                                   ------     ------     ------
                                                                         (IN THOUSANDS OF
                                                                     BRITISH POUNDS STERLING)
Operating profit.................................................   6,996      4,389      2,395
Add back non cash items:
  Write down of fixed assets.....................................      --         --        217
  Depreciation charges...........................................   1,096      1,477      1,553
  (Profit)/loss on sale of fixed assets..........................     (13)        36         25
  (Increase)/decrease in stocks..................................  (2,304)      (957)       464
  (Increase)/decrease in debtors.................................    (852)     3,382     (1,630)
  Increase/(decrease) in creditors and provisions................    (140)      (477)       569
  Movement in balances with other Life Sciences companies........   1,471     (2,220)       921
                                                                   ------     ------     ------
          Net cash flow from operating activities................   6,254      5,630      4,514
                                                                   ======     ======     ======

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

16  PURCHASE OF SUBSIDIARY UNDERTAKINGS

                                                                  1994       1995      1996
                                                                 ------     ------     ----
                                                                      (IN THOUSANDS OF
                                                                  BRITISH POUNDS STERLING)
    Net assets acquired
      Discount on acquisition..................................      --         --     (153)
      Tangible fixed assets....................................      --         --       70
      Stock....................................................      --         --      211
      Debtors..................................................      --         --        8
      Creditors................................................      --         --     (103)
      Cash.....................................................      --         --       16
                                                                 ------     ------     ----
                                                                     --         --       49
                                                                 ======     ======     ====
    Satisfied by
      Cash.....................................................      --         --       49
      Cash of acquired subsidiary undertaking..................      --         --      (16)
                                                                 ------     ------     ----

              Net outflow of cash in respect of the purchase of
                subsidiary undertaking.........................      --         --       33
                                                                 ======     ======     ====

17  CASH AND CASH EQUIVALENTS

                                                                  1994      1995      1996
                                                                 ------     -----     -----
                                                                      (IN THOUSANDS OF
                                                                 BRITISH POUNDS STERLING)
    Changes during the year:
      At 1 January.............................................   7,666     2,671     3,263
      Net cash inflow before adjustments for the effects of
         foreign exchange rates................................  (5,260)      346     4,013
      Effect of foreign exchange rates.........................     265       246      (715)
                                                                 ------     -----     -----
      At 31 December...........................................   2,671     3,263     6,561
                                                                 ======     =====     =====
    Analysis of balances
      Cash at bank and in hand.................................   2,682     3,275     6,571
      Bank overdrafts..........................................     (11)      (12)      (10)
                                                                 ------     -----     -----
                                                                  2,671     3,263     6,561
                                                                 ======     =====     =====

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

18  ANALYSIS OF CHANGE IN FINANCING

                                                                                      LOANS DUE
                                                                                        AFTER
                                                               SHARE       SHARE      MORE THAN
                                                              CAPITAL     PREMIUM     3 MONTHS
                                                              -------     -------     ---------
    Balance at 31 December 1994.............................    1,996      1,366          33
      Cash inflow/(outflow) from financing..................       --         --         (12)
      Effect of foreign exchange rates......................       --         --           4
      Acquisition of Denley.................................      952        276          --
                                                                -----      -----         ---
    Balance at 31 December 1995.............................    2,948      1,642          25
      Cash inflow/(outflow) from financing..................       --         --         136
      Effect of foreign exchange rates......................       --         --         (35)
                                                                -----      -----         ---
    Balance at 31 December 1996.............................    2,948      1,642         126
                                                                =====      =====         ===

19  SHARE CAPITAL AND RESERVES

                                                                     SHARE                    PROFIT
                                                         SHARE      PREMIUM      OTHER       AND LOSS
                                                        CAPITAL     ACCOUNT     RESERVES     ACCOUNT
                                                        -------     -------     --------     --------
                                                        (IN THOUSANDS OF BRITISH POUNDS STERLING)
At 1 January 1994.....................................   (1,988)      (980)       14,294       (3,727)
  Acquisition of Hybaid Limited.......................       (8)      (386)            5       (1,403)
  Retained profit.....................................       --         --            --       (2,404)
  Exchange difference on retranslation of closing
     balance sheet on consolidation...................       --         --        (1,474)          --
                                                         ------     ------        ------      -------
At 31 December 1994...................................   (1,996)    (1,366)       12,825       (7,534)
  Acquisition of Denley Instruments Inc. .............     (952)      (276)        1,263          372
  Retained profit.....................................       --         --            --       (2,014)
  Exchange difference on retranslation of closing
     balance sheet on consolidation...................       --         --        (1,570)          --
                                                         ------     ------        ------      -------
At 31 December 1995...................................   (2,948)    (1,642)       12,518       (9,176)
  Discount on acquisition of Labsystems Lenpipette....       --         --          (153)          --
  Retained profit.....................................       --         --            --       (2,211)
  Exchange difference on retranslation of closing
     balance sheet on consolidation...................       --         --         3,667           --
                                                         ------     ------        ------      -------
At 31 December 1996...................................   (2,948)    (1,642)       16,032      (11,387)
                                                         ======     ======        ======      =======
Acquisition of Labsystems Lenpipette -- 1996
Fair value of assets acquired...........................................................          202
  Cash consideration paid...............................................................          (49)
                                                                                              -------
  Discount on acquisition...............................................................          153
                                                                                              =======

  Impact on cash flows

     In 1994 Hybaid Ltd contributed 65,000 British pounds sterling to the Group's net operating cash flows, received 8,000 British pounds sterling in respect of net returns on investments and servicing of finance, paid 628,000 British pounds sterling in respect of taxation, and utilised 204,000 British pounds sterling for investing activities.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

     In 1995 Denley Inc contributed 42,000 British pounds sterling to the group's net operating cash flows, paid 13,000 British pounds sterling in respect of taxation and utilised 3,000 British pounds sterling for investing activities.

     In 1996 Lenpipette contributed 4,000 British pounds sterling to the group's net operating cash flows and received 1,000 British pounds sterling in respect of net returns on investments and servicing of finance.

20  FINANCIAL COMMITMENTS

     As at 31 December the companies had aggregate annual commitments under non-cancellable operating leases as follows:

                                                                   1994      1995      1996
                                                                  ------    ------    ------
                                                                   (IN THOUSANDS OF BRITISH
                                                                       POUNDS STERLING)
    Land and buildings
      Expiring within one year..................................      --        --       209
      Expiring between two and five years inclusive.............     239       239        30
      Expiring in over five years...............................     679       679       679
                                                                   -----     -----     -----
                                                                     918       918       918
                                                                   -----     -----     -----
    Other operating leases
      Expiring within one year..................................      86        98       113
      Expiring between two and five years inclusive.............     163       204       218
      Expiring in over five years...............................      --        --        --
                                                                   -----     -----     -----
                                                                     249       302       331
                                                                   -----     -----     -----
              Total.............................................   1,167     1,220     1,249
                                                                   =====     =====     =====

21  COMPANIES INCLUDED IN COMBINED ACCOUNTS

     The financial statements presented above have been produced by aggregating the results and assets of the following companies:

                             NAME OF ENTITY                            COUNTRY OF INCORPORATION
    -----------------------------------------------------------------  ------------------------
    Labsystems Oy....................................................   Finland
    Labsystems Hong Kong Limited.....................................   Hong Kong
    Fastighets AB Skrubba............................................   Sweden
    Labsystems Sweden AB.............................................   Sweden
    Life Sciences International Benelux BV...........................   Netherlands
    Labsystems Espana SA.............................................   Spain
    Hybaid Limited...................................................   UK
    Labsystems Inc...................................................   USA
    Denley Instruments Inc...........................................   USA
    Labsystems Lenpipette............................................   Russia

     All companies listed above were either directly or indirectly owned by Life Sciences International PLC between 1 January 1994 and 31 December 1996 with the exception of Hybaid Limited which was acquired on 31 May 1994 and Denley Instruments Inc which was acquired on 31 March 1995.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

     Labsystems Lenpipette was acquired on 30 November 1996. Prior to this, Labsystems Oy held a 50% stake in this company. The results and assets of Labsystems Lenpipette have been consolidated into those of Labsystems Oy.

     All the above companies operate principally in their country of incorporation with the exception of Life Sciences International Benelux BV which is based in Belgium and operates in Belgium, The Netherlands, and Luxembourg.

22  PENSION SCHEME AND OTHER POST RETIREMENT BENEFIT SCHEMES

     Hybaid Limited is a participant in the Life Sciences International PLC Pension Plan, which is a separate trust. This plan provides retirement benefits for the majority of the Company's permanent UK employees. It is funded by contributions both from participating companies and their employees and is contracted out of the earnings related part of the State Pension arrangements.

     The pension scheme is a defined benefits scheme whereby retirement benefits are based on the employees' final remuneration and length of service. Contributions to the scheme are based on pension costs for all members of the scheme across the Life Sciences International PLC Group and are made in accordance with the recommendation of an independent actuary who values the scheme at regular triennial intervals, the last valuation being as at 1 April 1995. Full details relating to the pension scheme are disclosed in the financial statements of Life Sciences International PLC. Due to a surplus in that plan's assets over its projected liabilities, no charge to the profit and loss account was made for the three years ended 31 December 1996.

     In Finland the Group does not operate a pension plan, but made contributions amounting to 933,000 British pounds sterling in 1994
(1995 -- 1,251,000 British pounds sterling; 1996 -- 1,079,000 British pounds sterling) to the state pension scheme in accordance with Finnish legislation.

23  POST BALANCE SHEET EVENT

     Following discussions between Life Sciences International PLC (Life Sciences) and Thermo Instrument Systems Inc. (Thermo Instrument), a U.S. based manufacturer of scientific instruments, Life Sciences received a proposal from Thermo Instrument to combine their businesses, offering to acquire all of the issued share capital of Life Sciences at 1.35 British pounds sterling per 10 pence ordinary share. This offer was recommended to shareholders by the Board of the Company on 21 January 1997. The offer was accepted by the majority of shareholders by 12 March 1997. On May 6, 1997, Thermo Instrument agreed to sell the businesses comprising the Biosystems Group of Life Sciences to its majority-owned subsidiary, Thermo BioAnalysis Corporation.

24  US GAAP RECONCILIATION

BASIS OF OPERATION

     The above accounts have been prepared in accordance with generally accepted accounting principles (GAAP) in the United Kingdom which differ in certain material respects from US GAAP. The significant differences relate principally to the following items and the adjustments necessary to restate net income and shareholders' equity in accordance with US GAAP are shown below.

  a) Goodwill

     Under UK GAAP goodwill arising on acquisition is eliminated directly against reserves. Amounts are transferred from reserves and charged through the profit and loss account when the related investments are sold or written down as a result of permanent diminutions in value. Under US GAAP goodwill is capitalised

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC and amortised by charges against income over the period, not to exceed 40 years, over which the benefit arises. For US GAAP goodwill has been amortised by the Group over 40 years.

  b) Restructuring costs

     Under UK GAAP restructuring costs shown as exceptional items are charged to the profit and loss account in full irrespective of whether they have been agreed or incurred. Under US GAAP certain of these costs are only charged to the profit and loss account when certain specific criteria have been met.

  c) Forward exchange contracts

     Certain outstanding foreign currency forward exchange contracts which hedge anticipated future transactions and qualify as hedge contracts under UK GAAP would not qualify as hedges under US GAAP. Such contracts should be recorded at fair value at each balance sheet date based on the forward rates of exchange existing at that date and the corresponding unrealized gain or loss would be included in the determination of net income.

  d) Acquisition accounting

     Under UK GAAP, the fair value balance sheet of an acquired company can not include a provision for restructuring costs set up by the acquiring company. Under US GAAP, certain restructuring and reorganisation costs may be considered liabilities assumed and included in the allocation of the acquisition cost.

  e) Deferred taxes

     Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. No US GAAP adjustment arises as there are no unrecognised UK GAAP deferred tax liabilities or assets. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

     The following is a summary of the significant adjustments to net income for the years ended 31 December 1995 and 1996 and to parent company investment as of 31 December 1995 and 1996, which would have been required if the combined financial statements had been reported in accordance with US GAAP instead of UK GAAP.

                                                                          1995       1996
                                                                         ------     ------
                                                                         (IN THOUSANDS OF
                                                                          BRITISH POUNDS
                                                                             STERLING)
    Net income according to the consolidated financial statements
      prepared under UK GAAP...........................................   2,014      2,211
    US GAAP adjustments:
      Decrease due to effects of goodwill previously written off.......    (782)      (663)
      Restructuring charges related to acquisition which should have
         been included in goodwill.....................................     235         --
      Restructuring costs..............................................      --      1,186
      Mark to market of foreign exchange contracts.....................   5,407     (6,726)
      Deferred taxation on above adjustments...........................  (1,288)     1,659
                                                                         ------     ------
    Net income in accordance with US GAAP..............................   5,586     (2,333)
                                                                         ======     ======
    Equity shareholders' funds under UK GAAP...........................   1,248        (55)
    US GAAP adjustments:
      Increase due to effects of goodwill previously written off
         against reserves..............................................  25,026     24,364
      Restructuring charges related to acquisition which should have
         been included in goodwill.....................................     235        235
      Restructuring costs..............................................      --      1,186
      Mark to market of foreign exchange contracts.....................   6,725         (1)
      Deferred taxation on above adjustments...........................  (1,521)       138
                                                                         ------     ------
    Equity shareholders' funds under US GAAP...........................  31,713     25,867
                                                                         ======     ======

CASH FLOWS

     The above combined financial statements comply with Financial Reporting Standard No. 1 -- "Cash flow statements" (FRS 1). Its objective and principles are similar to those set out in SFAS No. 95 "Statement of Cash Flows." The principal difference between the standards is in respect of classification. Under FRS 1, cash flows are presented for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS No. 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS No. 95; dividend payments would be included as a financing activity under SFAS No. 95.

              BIOSYSTEMS GROUP OF LIFE SCIENCES INTERNATIONAL PLC

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

A summaried consolidated cash flow under US GAAP is as follows:

                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                 (IN THOUSANDS OF BRITISH
                                                                     POUNDS STERLING)
    Cash inflow from operating activities....................   3,324      3,402      5,386
    Cash outflow on investing activities.....................  (1,059)    (3,038)    (1,509)
    Cash (outflow)/inflow from financing activities..........  (7,525)       (18)       136
                                                               ------     ------     ------
    Increase/(Decrease) in cash and cash equivalents.........  (5,260)       346      4,013
    Exchange adjustments.....................................     265        246       (715)
    Cash and cash equivalents at beginning of year...........   7,666      2,671      3,263
                                                               ------     ------     ------
    Cash and cash equivalents at end of year.................   2,671      3,263      6,561
                                                               ======     ======     ======

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


     On February 7, 1996, the Company acquired substantially all the assets of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation ("Dynatech") for approximately $43.2 million in cash. On March 29, 1996, Thermo Instrument Systems Inc. ("Thermo Instrument") acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"). On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for $9.0 million in cash. Because the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, this acquisition was accounted for in a manner similar to a pooling of interests. Accordingly, the Company's 1996 historical financial information includes the results of operations of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. During 1996, the Company wrote-off $3.5 million of acquired technology in connection with the acquisition of Affinity Sensors and LabSystems. This nonrecurring expense has been eliminated in the pro forma combined condensed statement of operations. To help finance the acquisition of DYNEX, the Company borrowed $30.0 million from Thermo Electron Corporation ("Thermo Electron") pursuant to a promissory note due February 1997, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In conjunction with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50.0 million principal amount 4.875% subordinated convertible note (the "Convertible Note"), due 2001, convertible into shares of the Company's common stock at $16.50 per share. The Company used part of the proceeds of the Convertible Note to retire the $30.0 million promissory note.



     In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC ("LSI"), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. On May 6, 1997, the Company agreed to acquire Labsystems OY and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument for an aggregate purchase price of $102.5 million. The purchase price for the net operating assets represents the sum of an estimate of the net book value, exclusive of cash, of the businesses as of the date that Thermo Instrument acquired LSI, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of Labsystems OY and Hybaid relative to LSI's 1996 consolidated revenues. Management believes such method of allocation is reasonable. Of the $102.5 million purchase price, the Company paid approximately $35.6 million in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50.0 million and will issue to Thermo Instrument 1,300,000 shares of Company common stock (valued at approximately $16.9 million at the time of the May 1997 agreement to acquire Labsystems OY and Hybaid). The $50.0 million debt component of the purchase price, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999. The acquisition of the Labsystems OY and Hybaid divisions of LSI has been treated for accounting purposes in a manner similar to the acquisition of the Affinity Sensors and LabSystems divisions of Fisons. Accordingly, the accompanying financial statements include the results of Labsystems OY and Hybaid from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the 1,300,000 shares issuable to Thermo Instrument have been deemed outstanding from that date.

                         THERMO BIOANALYSIS CORPORATION



      PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS -- (CONTINUED)


                                  (UNAUDITED)



     The purchase price and related allocation for the Biosystems Group was as follows (in thousands):



        Cash paid........................................................    $46,583
        Cash acquired....................................................    (11,000)
                                                                             -------
             Net cash paid...............................................     35,583
                                                                             -------
        Company common stock issuable....................................     16,868
        Debt assumed.....................................................     50,000
                                                                             -------
        Total cost.......................................................    102,451
                                                                             -------
        Current assets (excluding cash acquired).........................     34,505
        Current liabilities..............................................    (16,081)
        Property and equipment...........................................     10,375
        Other assets.....................................................        881
        Other liabilities................................................       (240)
                                                                             -------
        Net assets acquired..............................................     29,440
                                                                             -------
        Goodwill.........................................................    $73,011
                                                                             =======

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 28, 1996
                                  (UNAUDITED)


     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the year ended December 28, 1996, as if the acquisitions of DYNEX, the Affinity Sensors and LabSystems divisions of Fisons and the Labsystems OY and Hybaid divisions of LSI had occurred at the beginning of 1996. In addition, the unaudited pro forma combined condensed statement of operations sets forth the results of operations as if the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument, the repayment of the $30.0 million principal amount note payable to Thermo Electron, the issuance of $50.0 million in debt to Thermo Instrument and the issuance of 1,300,000 shares of Company Common Stock to Thermo Instrument had occurred at the beginning of 1996. DYNEX has a fiscal year which differs from the Company's fiscal year-end. The historical results of operations for DYNEX presented below have been adjusted to conform to the Company's fiscal year-end for purposes of the pro forma combined condensed statement of operations. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had these acquisitions and related financing activities occurred at the beginning of 1996. These statements should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, DYNEX, the Affinity Sensors and LabSystems divisions of Fisons and the Labsystems OY and Hybaid divisions of LSI appearing elsewhere in this proxy statement. The historical statement of operations data for the Labsystems OY and Hybaid divisions of LSI is presented in accordance with U.K. generally accepted accounting principles ("GAAP") in the Report and Accounts commencing on page F-43. The accompanying pro forma adjustments include those necessary to conform such financial statements to U.S. GAAP. Such data includes a loss on foreign exchange contracts of $4,731,000 on contracts that were deemed as speculative hedges under U.S. GAAP. No material adjustments were required to conform the financial statements of the Fisons businesses to U.S. GAAP.



                                     FOR THE ACQUISITIONS OF DYNEX AND
                          THE AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS             FOR THE ACQUISITION OF THE
                         ----------------------------------------------------------   LABSYSTEMS OY AND HYBAID DIVISIONS OF LSI
                                                                                     --------------------------------------------
                                                                                            HISTORICAL
                                       HISTORICAL                                    -------------------------
                         ---------------------------------------
                                         DYNEX        AFFINITY                       LABSYSTEMS OY AND HYBAID
                                      TECHNOLOGIES  SENSORS AND       PRO FORMA          DIVISIONS OF LSI           PRO FORMA
                                        DIVISION     LABSYSTEMS   -----------------  -------------------------  -----------------
                           THERMO     OF DYNATECH    DIVISIONS    ADJUST-             U.K.    ADJUST-   U.S.    ADJUST-
                         BIOANALYSIS  CORPORATION    OF FISONS     MENTS   COMBINED   GAAP     MENTS    GAAP     MENTS   COMBINED
                         -----------  ------------  ------------  -------  --------  -------  -------  -------  -------  --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................   $71,649       $2,821       $  4,367    $    --  $78,837   $64,559  $    --  $64,559  $    --  $143,396
                          --------     --------       --------    -------- --------  -------- -------- -------- -------- --------
Costs and Operating
 Expenses:
 Cost of revenues.......    37,807        1,794          2,059         --   41,660    37,847       --   37,847      540   80,047
 Selling, general and
   administrative
   expenses.............    20,987        1,475          3,300        217   25,979    18,099   (1,850)  16,249    2,094   44,322
 Research and
   development
   expenses.............     7,298          351            764         --    8,413     4,877       --    4,877       --   13,290
 Write-off of acquired
   technology...........     3,500           --             --     (3,500)      --        --       --       --       --       --
                          --------     --------       --------    -------- --------  -------- -------- -------- -------- --------
                            69,592        3,620          6,123     (3,283)  76,052    60,823   (1,850)  58,973    2,634  137,659
                          --------     --------       --------    -------- --------  -------- -------- -------- -------- --------
Operating Income
 (Loss).................     2,057         (799)        (1,756)     3,283    2,785     3,736    1,850    5,586   (2,634)   5,737
Interest Income.........     1,280           12             --         --    1,292       121       --      121       --    1,413
Interest Expense........    (1,873)        (183)            --       (382)  (2,438)   (3,387)      --   (3,387)  (1,534)  (7,359)
Gain (Loss) on Foreign
 Exchange Contracts.....        --           --             --         --       --     5,760  (10,491)  (4,731)      --   (4,731)
                          --------     --------       --------    -------- --------  -------- -------- -------- -------- --------
Income (Loss) Before
 Income Taxes...........     1,464         (970)        (1,756)     2,901    1,639     6,230   (8,641)  (2,411)  (4,168)  (4,940)
Income Tax Provision
 (Benefit)..............     1,900           11             --       (775)   1,136     2,781   (2,587)     194     (938)     392
                          --------     --------       --------    -------- --------  -------- -------- -------- -------- --------
Net Income (Loss).......   $  (436)      $ (981)      $ (1,756)   $ 3,676  $   503   $ 3,449  $(6,054) $(2,605) $(3,230) $(5,332)
                          ========     ========       ========    ======== ========  ======== ======== ======== ======== ========
Earnings (Loss) per
 Share..................   $  (.05)                                        $   .06                                       $  (.54)
                          ========                                         ========                                      ========
Weighted Average
 Shares.................     8,601                                           8,601                                1,300    9,901
                          ========                                         ========                             ======== ========

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 27, 1997

                                  (UNAUDITED)


     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the nine months ended September 27, 1997, as if the acquisition of the Labsystems OY and Hybaid divisions of LSI occurred at the beginning of 1996. In addition, the unaudited pro forma combined condensed statement of operations sets forth the results of operations as if the issuance of $50.0 million in debt to Thermo Instrument and the issuance of 1,300,000 shares of Company Common Stock to Thermo Instrument had occurred at the beginning of 1996. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had this acquisition and related financing activity occurred at the beginning of 1996. These statements should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company and the Labsystems OY and Hybaid divisions of LSI appearing elsewhere in this proxy statement. The historical statement of operations data for the Labsystems OY and Hybaid divisions of LSI has been adjusted to conform with U.S. GAAP for this pro forma combined condensed statement of operations, as described on page F-65.



                                                                       HISTORICAL
                                                      ---------------------------------------------
                                                                       LABSYSTEMS OY AND HYBAID
                                                                           DIVISIONS OF LSI
                                                                    -------------------------------         PRO FORMA
                                                        THERMO       U.K.                    U.S.     ----------------------
                                                      BIOANALYSIS    GAAP     ADJUSTMENTS    GAAP     ADJUSTMENTS   COMBINED
                                                      -----------   -------   -----------   -------   -----------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................    $98,718     $11,136      $  --      $11,136     $    --     $109,854
                                                       --------     --------  --------      --------    -------     --------
Costs and Operating Expenses:
  Cost of revenues..................................     48,604       7,860         --        7,860        (540)     55,924
  Selling, general and administrative
    expenses........................................     30,979       5,307                   5,307         402      36,688
  Research and development expenses.................      8,512         896         --          896          --       9,408
  Restructuring costs...............................         --         600       (600)          --          --          --
                                                       --------     --------  --------      --------    -------     --------
                                                         88,095      14,663       (600)      14,063        (138)    102,020
                                                       --------     --------  --------      --------    -------     --------
Operating Income (Loss).............................     10,623      (3,527)       600       (2,927)        138       7,834
Interest Income.....................................      1,681          45         --           45          --       1,726
Interest Expense....................................     (3,371)       (694)        --         (694)     (1,061)     (5,126)
Loss on Foreign Exchange Contracts..................         --          (5)        --           (5)         --          (5)
Other Income (Expense), Net.........................         --         (87)        --          (87)         --         (87)
                                                       --------     --------  --------      --------    -------     --------
Income (Loss) Before Income Taxes...................      8,933      (4,268)       600       (3,668)       (923)      4,342
Income Tax Provision (Benefit)......................      3,219        (753)       198         (555)       (229)      2,435
                                                       --------     --------  --------      --------    -------     --------
Net Income (Loss)...................................    $ 5,714     $(3,515)     $ 402      $(3,113)    $  (694)    $ 1,907
                                                       ========     ========  ========      ========    =======     ========
Earnings per Share:
  Primary...........................................    $   .53                                                     $   .17
                                                       ========                                                     ========
  Fully diluted.....................................    $   .49                                                     $   .17
                                                       ========                                                     ========
Weighted Average Shares:
  Primary...........................................     10,724                                             348      11,072
                                                       ========                                         =======     ========
  Fully diluted.....................................     13,911                                          (2,682)     11,229
                                                       ========                                         =======     ========

                         THERMO BIOANALYSIS CORPORATION
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION


     The historical financial statements of the Affinity Sensors and LabSystems divisions of Fisons and the LabSystems OY and Hybaid divisions of LSI are denominated in British pounds sterling. The Company used the guidance of SFAS No. 52 in translating the financial statements of these businesses for purposes of presenting the pro forma financial statements. The Company does not believe that this had a material effect on the pro forma results. The pro forma combined condensed statements of operations were translated into U.S. dollars at the average exchange rate of approximately 1.56 and 1.60 U.S. dollars per British pound sterling for the year ended December 28, 1996 and the nine months ended September 27, 1997, respectively.


NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 1996 (IN THOUSANDS, EXCEPT IN TEXT)

       ACQUISITIONS OF DYNEX AND THE AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS
 --------------------------------------------------------------------------------------------

                                                                                 DEBIT (CREDIT)
                                                                                 --------------
PRO FORMA ADJUSTMENTS
-------------------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to DYNEX by Dynatech Corporation......    $      (75)
Service fee of 1.0% of the revenues of DYNEX, Affinity Sensors and LabSystems for services provided under a services agreement between the Company and
  Thermo Electron..............................................................            72
Amortization over 40 years of $32,740,000 of cost in excess of net assets of acquired companies created by the acquisition of DYNEX, and over 8 years of
  $3,084,000 of product technology and capitalized software created by the
  acquisition of Affinity Sensors and LabSystems...............................           220
                                                                                   ----------
                                                                                          217
                                                                                   ----------
WRITE-OFF OF ACQUIRED TECHNOLOGY
Reverse the write-off of acquired technology under development associated with
  the acquisition of Affinity Sensors and LabSystems...........................        (3,500)
                                                                                   ----------
INTEREST EXPENSE
Eliminate the corporate interest allocation charged to DYNEX by Dynatech
  Corporation as a direct consequence of the acquisition of DYNEX by the
  Company without the assumption of DYNEX debt.................................          (183)
Increase interest expense on the $50,000,000 principal amount Convertible Note issued to Thermo Instrument, due to the assumed issuance of the Convertible
  Note at the beginning of 1996................................................         1,359
Eliminate interest expense on the $30,000,000 principal amount promissory note payable to Thermo Electron, due to its assumed repayment with the proceeds of
  the Convertible Note issued to Thermo Instrument.............................          (794)
                                                                                   ----------
                                                                                          382
                                                                                   ----------

                         THERMO BIOANALYSIS CORPORATION
   NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the utilization of the U.S. portion of net
  operating losses at Affinity Sensors and LabSystems..........................    $     (623)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies and the write-off of acquired technology), calculated at the Company's statutory
  income tax rate of 40%.......................................................          (152)
                                                                                   ----------
                                                                                         (775)
                                                                                   ----------



         ACQUISITION OF THE LABSYSTEMS OY AND HYBAID DIVISIONS OF LSI
     --------------------------------------------------------------------
ADJUSTMENTS TO CONVERT U.K. GAAP TO U.S. GAAP
-------------------------------------------------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Reverse restructuring costs included as charges to the profit and loss account under U.K. GAAP that did not meet U.S. GAAP criteria for such treatment
  pursuant to EITF 94-3........................................................        (1,850)
                                                                                   ----------
GAIN (LOSS) ON FOREIGN EXCHANGE CONTRACTS
Record the difference between fair value and the forward rate of exchange for foreign currency forward exchange contracts that qualified as hedging contracts under U.K. GAAP but would not have met U.S. GAAP criteria for
  treatment as hedges..........................................................        10,491
                                                                                   ----------
INCOME TAX BENEFIT
Income tax benefit associated with the adjustments above.......................        (2,587)
                                                                                   ----------

                         THERMO BIOANALYSIS CORPORATION
   NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


                                                                                 DEBIT (CREDIT)
                                                                                 --------------
PRO FORMA ADJUSTMENTS
COST OF REVENUES
Increase in the finished goods inventory of Labsystems OY and Hybaid to the estimated selling price, less the sum of the costs of disposal and a
  reasonable profit allowance for the Company's selling efforts................    $      540
                                                                                   ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to Labsystems OY and Hybaid by LSI....          (376)
Service fee of 1.0% of the revenues of Labsystems OY and Hybaid for services provided under a services agreement between the Company and Thermo
  Electron.....................................................................           646
Amortization over 40 years of $72,971,000 of cost in excess of net assets of
  acquired companies created by the acquisition of Labsystems OY and Hybaid....         1,824
                                                                                   ----------
                                                                                        2,094
                                                                                   ----------
INTEREST EXPENSE
Increase in interest expense as a result of an advance from Thermo Instrument of $85,583,000 related to the acquisition of Labsystems OY and Hybaid, calculated using the 90-day Commercial Paper Composite Rate plus 25 basis points, or 5.75%. The advance from Thermo Instrument replaced existing
  indebtedness to LSI..........................................................         4,921
Eliminate interest expense on indebtedness to LSI included in the historical profit and loss account of Labsystems OY and Hybaid for the year ended
  December 31, 1996, due to the assumed repayment of such debt at the beginning
  of 1996......................................................................        (3,387)
                                                                                   ----------
                                                                                        1,534
                                                                                   ----------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies),
  calculated at the Company's statutory income tax rate of 40%.................          (938)
                                                                                   ----------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the assumed issuance at the beginning of 1996 of 1,300,000 shares of the Company's common stock related to the acquisition of Labsystems OY and Hybaid.

                         THERMO BIOANALYSIS CORPORATION

   NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS -- (CONCLUDED)
                                  (UNAUDITED)


NOTE 3 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1997 (IN THOUSANDS, EXCEPT IN TEXT)



                                                                                 DEBIT (CREDIT)
                                                                                 --------------
ADJUSTMENTS TO CONVERT U.K. GAAP TO U.S. GAAP
RESTRUCTURING COSTS
Eliminate restructuring costs included in the historical profit and loss account of Labsystems OY and Hybaid, as these costs would not have met the
  U.S. GAAP criteria for such treatment pursuant to EITF 94-3..................    $     (600)
                                                                                   ----------
INCOME TAX PROVISION (BENEFIT)
Income tax provision associated with the adjustment above......................           198
                                                                                   ----------
PRO FORMA ADJUSTMENTS
COST OF REVENUES
Reverse the adjustment to record the finished goods inventory of Labsystems OY and Hybaid at the estimated selling price less the sum of the costs of disposal and a reasonable profit allowance for the Company's selling efforts, which is charged to operations in the 1996 Pro Forma Combined Condensed
  Statement of Operations......................................................          (540)
                                                                                   ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to Labsystems OY and Hybaid by LSI....           (60)
Service fee of 1.0% of the revenues of Labsystems OY and Hybaid for services provided under a services agreement between the Company and Thermo
  Electron.....................................................................           111
Amortization over 40 years of $72,971,000 of cost in excess of net assets of
  acquired companies created by the acquisition of Labsystems OY and Hybaid....           351
                                                                                   ----------
                                                                                          402
                                                                                   ----------
INTEREST EXPENSE
Increase in interest expense as a result of an advance from Thermo Instrument of $85,583,000 related to the acquisition of Labsystems OY and Hybaid, calculated using the 90-day Commercial Paper Composite Rate plus 25 basis points, or 5.875%. The advance from Thermo Instrument replaced existing
  indebtedness to LSI..........................................................         1,755
Eliminate interest expense on indebtedness to LSI included in the historical profit and loss account of Labsystems OY and Hybaid for the nine months ended
  September 27, 1997, due to the assumed repayment of such debt at the
  beginning of 1996............................................................          (694)
                                                                                   ----------
                                                                                        1,061
                                                                                   ----------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies),
  calculated at the Company's statutory income tax rate of 40%.................          (229)
                                                                                   ----------
WEIGHTED AVERAGE SHARES FOR PRIMARY EARNINGS PER SHARE
Increase in weighted average shares outstanding due to the assumed issuance at the beginning of 1996 of 1,300,000 shares of the Company's common stock related to the acquisition of the Labsystems OY and Hybaid.
WEIGHTED AVERAGE SHARES FOR FULLY DILUTED EARNINGS PER SHARE
Decrease in weighted average shares due to the antidilutive effect to the pro forma results of the Company's Convertible Note

                                                                       EXHIBIT A


                        ================================








                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                         THERMO BIOANALYSIS CORPORATION

                                       AND

                         THERMO INSTRUMENT SYSTEMS INC.



                          -----------------------------

                             Dated as of May 6, 1997

                          -----------------------------









                        ================================

                            SHARE PURCHASE AGREEMENT



     THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT") dated as of May 6, 1997 is between Thermo BioAnalysis Corporation ("TBA"), a Delaware corporation, and Thermo Instrument Systems Inc. ("THI"), a Delaware corporation.


                              PRELIMINARY STATEMENT

     1. Life Sciences International PLC ("LSI"), which is a majority-owned subsidiary of THI, owns, directly or through wholly-owned subsidiaries, all of the issued and outstanding shares (the "HYBAID SHARES") of Hybaid Limited ("HYBAID"), a private limited company organized under the laws of the United Kingdom, all of the issued and outstanding shares (the "LABSYSTEMS SHARES") of Labsystems OY ("LABSYSTEMS"), a company organized under the laws of Finland; all of the issued and outstanding shares (the "BENELUX SHARES") of Life Sciences International (Benelux) B.V. ("LSI BV"), a company organized under the laws of the Netherlands; all of the issued and outstanding shares (the "SWEDEN SHARES") of Labsystems Sweden AB ("AB"), a company organized under the laws of Sweden; and all of the issued and outstanding shares (the "SPAIN SHARES") of Labsystems Espana SA ("SA"), a company organized under the laws of Spain. The Hybaid Shares, Labsystems Shares, Benelux Shares, Sweden Shares and Spain Shares are referred to collectively as the "SHARES". THI, LSI and those of LSI's wholly-owned subsidiaries that own Shares are referred to individually as a "SELLER" and collectively as the "SELLERS". Hybaid, Labsystems, LSI BV, AB and SA are referred to collectively as the "COMPANIES" and individually as a "COMPANY".

     2. TBA desires to purchase, or cause its wholly-owned subsidiaries to purchase, and THI desires to sell, or to cause its subsidiaries to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1 - PURCHASE AND SALE OF THE SHARES

     1.1 PURCHASE OF THE SHARES FROM THE SELLERS. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), THI shall cause its subsidiaries to sell, transfer, convey, assign and delivery to TBA , or its wholly-owned subsidiaries, and TBA or its wholly-owned subsidiaries shall purchase, acquire and accept the Shares.

     1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at TBA's request and without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as TBA may reasonably request, more effectively to transfer, convey and assign to TBA, and to confirm TBA's title to, all of the Shares owned by such Seller, to put TBA in actual possession and operating control of the assets, properties and business of the Companies, to assist in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3 PURCHASE PRICE FOR THE SHARES.


          (a) The purchase price to be paid by TBA for the Shares (the "Purchase Price") shall consist of (i) a promissory note of TBA in the principal amount of $48,800,000 (the "Note"), maturing July 15, 1998 and bearing interest at the commercial paper composite rate plus 25 basis points, and (ii) 1,300,000 shares of common stock, $.01 par value, of TBA (the "TBA SHARES").



          (b) TBA and THI acknowledge and agree that the Purchase Price represents an estimate of the sum of (i) the net operating assets of the Companies as of the date of THI's acquisition of LSI, plus (ii) a percentage of the total goodwill associated with THI's acquisition of LSI equal to the sales of the Companies for the 1996 fiscal year relative to the total sales of LSI during such period (the "GOODWILL PERCENTAGE"). Promptly following the Closing Date, but in any event no later than September 30, 1997, THI will prepare a draft statement of the net operating assets of the Companies (the "COMPANIES NET ASSET STATEMENT"), and a draft calculation of THI's total goodwill associated with the acquisition of LSI (the "THI GOODWILL STATEMENT") in each case as of March 12, 1997, the date of THI's acquisition of LSI. TBA will review such statements and provide THI with any objections thereto within 30 days after TBA's receipt thereof. If TBA does not object within such 30-day period, then the THI Goodwill Statement and the Companies Net Asset Statement shall be deemed to be accepted by TBA and shall become final. If TBA does object to either statement, then the parties will use best efforts to resolve any such objections within 30 days. If the parties are unable to resolve such objections within such 30-day period, then any disputed items will be resolved by an accounting firm designated jointly by TBA and THI and the statements shall be finalized in accordance with the determination of such firm. Upon finalization of the Companies Net Asset Statement and the THI Goodwill Statement as provided above, the Purchase Price shall be increased or decreased, as the case may be, by (A) the amount by which the net operating assets of the Companies as shown on the Companies Net Asset Statement are greater than or less than $20,500,000 and (B) the amount by which the Goodwill Percentage of THI's total goodwill as shown on the THI Goodwill Statement is greater than or less than $71,000,000. Any payment due by TBA or THI to the other under this section 1.3(b) shall be accompanied by interest from the date hereof at a rate equal to the Commercial Paper Composite Rate plus 25 basis points. For purposes of this section 1.3(b), "GOODWILL" means cost in excess of net tangible assets acquired, and does not include any restructuring or similar costs or reserves accrued in connection with actions taken by the businesses of LSI after March 12, 1997 to reduce costs or enhance profitability, and "NET OPERATING ASSETS" means tangible assets, exclusive of cash, minus total liabilities, exclusive of debt for borrowed money, determined in accordance with THI's accounting policies.


     1.4 CLOSING. The Closing shall take place at the offices of THI at 81 Wyman Street, Waltham, Massachusetts. At the Closing THI shall deliver, or cause its subsidiaries to deliver, certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed. At the Closing TBA shall deliver (i) the Note to THI on behalf of THI and its subsidiaries and (ii) one or more certificates representing the TBA Shares registered in the name of THI and/or such of its subsidiaries as THI shall designate.

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF THI

     Except as set forth on the disclosure schedule delivered to TBA on the date hereof (the "DISCLOSURE SCHEDULE"), THI represents and warrants to TBA as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

     2.1 ORGANIZATION AND QUALIFICATION. Each of the Sellers and the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Sellers and the Companies is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of the Companies taken as a whole.

     2.2 AUTHORITY. THI has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and each of the Sellers has full right, power, capacity and authority to consummate the transactions contemplated hereby to be performed by such Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of THI. This Agreement has been duly and validly executed and delivered by THI and constitutes the valid and binding obligation of THI, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the organizational documents of any Seller or Company, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of Seller or Company is a party or by which any Seller or Company or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or Company or any of their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any assets of any of the Companies; or (iv) entitle any employee of any of the Companies to severance or other payments or create any other obligation to an employee. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by any Seller or the consummation of the transactions contemplated hereby.

     2.3 CAPITALIZATION AND TITLE TO SHARES.

          (a) The authorized share capital of the Companies is set forth on EXHIBIT A hereto. With respect to each Company, the Seller set forth opposite the name of such Company on EXHIBIT A is the record and beneficial owner of all of the issued and outstanding shares of such Company. All of the Shares are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

          (b) Except as set forth on EXHIBIT A, there are not any other shares of capital stock of any Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of any Company. There are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company. The books and records of each Company, including without limitation the books of account, minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the business and affairs of such Company.

     2.4 SUBSIDIARIES AND OTHER AFFILIATES.

          (a) The Disclosure Schedule sets forth all Subsidiaries of the Companies and the jurisdiction in which each is incorporated. All shares of the capital stock of each Subsidiary owned by the Companies are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "SUBSIDIARY" means any corporation or other legal entity of which a party to this Agreement owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors and representations, warranties and covenants referring to any Company contained herein shall be deemed to mean such Company and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

          (b) There are not any other shares of capital stock of any Subsidiary of any Company authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Subsidiary of any Company to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary of any Company.

          (c) Except for its Subsidiaries, none of the Companies, directly or indirectly, owns any material equity interest in any corporation, partnership, joint venture or other entity.

     2.5 FINANCIAL STATEMENTS. THI has delivered to TBA prior to the execution of this Agreement true and complete copies of: the unaudited consolidated balance sheet of the Companies as at March 29, 1997 (the "BALANCE SHEET"), and the unaudited consolidated statements of earnings of the Companies for the three years ended December 31, 1996 and for the three-month period ended March 29, 1997 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from, and are in accordance with, the books and records of LSI and fairly present the financial condition, results of operations, and cash flows of the Companies as at the dates and for the periods indicated, in each case in accordance with U.K. generally accepted accounting principles applied on a basis consistent with previous years subject to normal year-end adjustments and footnote disclosures, which in the aggregate are not material.

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES; NO DEALINGS WITH AFFILIATES. As of the date of the Balance Sheet, none of the Companies had any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Balance Sheet that were not adequately reflected or reserved against on the Balance Sheet. None of the Companies has any liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with U.K. generally accepted accounting principles, other than liabilities (i) adequately reflected or reserved against on the Balance Sheet,
(ii) incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice, (iii) that would not, in the aggregate, have a material adverse effect on the Companies taken as a whole, or
(iv) disclosed in this Agreement. None of the Companies has any contractual arrangement with or commitment to or from any of its stockholders, officers, management, directors or employees (or their family members) other than such as may have been entered into in the normal course of employment, including, without limiting the generality of the foregoing, being directly or indirectly a joint investor or coventurer with respect to, or owner, lessor, lessee, licenser or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, such Company.

     2.7 TAXES. Each of the Companies has accurately prepared and duly and timely filed all federal, state, local, provincial or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), VAT, payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "TAXES"), and to the extent the liabilities of the Companies for Taxes have not been fully discharged, adequate reserves have been established on the Balance Sheet. None of the federal, state, local, provincial or foreign Tax returns of the Companies has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. None of the Companies is in default in the payment of any Taxes due and payable or on any assessments received in respect thereof, and there are no claims pending or, to the best knowledge of the Companies and the Sellers, threatened, against any of the Companies for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of the Companies or full reserves have been established therefor; the reserves indicated on the Balance Sheet are also adequate to cover all Taxes that may become payable by the Companies in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. Without limiting the generality of the foregoing, the Companies have withheld or collected from each payment made to each of their employees, consultants or non-U.S. payees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

     2.8 PROPERTIES. Each Company owns and has good title to all of the assets and properties reflected as owned by it on the Balance Sheet or acquired by such Company since the date of the Balance Sheet (except personal property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the Balance Sheet,
(ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Companies taken as a whole. The Companies own or have a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Companies taken as a whole, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted and none of the Companies has received any notice that any such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.9 HAZARDOUS MATERIALS.

          (a) There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by any of the Companies during the period of such Company's ownership or lease that could have a material adverse effect on the Companies taken as a whole. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a material adverse effect on the Companies taken as a whole. For purposes of this Agreement, "HAZARDOUS MATERIAL" means any medical waste, flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances," "hazardous materials," "solid waste" or "toxic substances" under any applicable laws or ordinances relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting, petroleum products, and all rules and regulations promulgated pursuant to any such laws and ordinances.

          (b) THI has previously made available to TBA copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Companies taken as a whole, if any, and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials,


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

spill control plans and material correspondence with any governmental authority regarding the foregoing.

     2.10 ACCOUNTS RECEIVABLE. All accounts and notes receivable of the Companies shown on the Balance Sheet and all accounts and notes receivable acquired by the Companies subsequent to the date of the Balance Sheet have arisen in the ordinary course of business and have been collected, or are in the process of collection and are collectible in the ordinary course of business and in any event within nine months from the Closing Date, in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Balance Sheet with respect to the accounts and notes receivable shown thereon, or set up consistent with past practice on the books of the Companies with respect to the accounts and notes receivable acquired subsequent to the date of the Balance Sheet.

     2.11 INVENTORIES. All Inventories (as defined below) of the Companies are of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below- standard quality, all of which are in the aggregate immaterial to the Companies taken as a whole. Items included in such Inventories are carried on the books of the Companies, and are valued on the Balance Sheet, at the lower of cost or market. The value of obsolete materials and materials of below-standard quality or quantity has been written down on the books of account of the Companies to realizable market value. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held the Companies for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of the Companies in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.

     2.12 PURCHASE AND SALE COMMITMENTS. No outstanding purchase commitments by any of the Companies are in excess of the normal, ordinary and usual requirements of such Company, and the aggregate of the contract prices to which the Companies have agreed in any outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a material loss is likely to result. No outstanding sales commitment by any of the Companies obligates such Company to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to the Companies taken as a whole. There are no material suppliers to any of the Companies of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

     2.13 GOVERNMENTAL AUTHORIZATIONS. The Companies have all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders (collectively "PERMITS") material to the Companies taken as a whole. All such Permits are presently in full force and effect, the Companies are in compliance with the requirements thereof, no suspension or cancellation of any of them is threatened so far as is known to the Sellers or the Companies, and the sale of the Shares as contemplated hereby will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such sale, the consent or


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

approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit. None of the Companies or the Sellers has any knowledge of any fact or circumstance which would prevent, limit or restrict it from continuing to operate its business in the present manner, and no new requirements pertaining to the manner of operating its business have been issued or announced by any governmental authority during the past year nor are there any disputes pending between any of the Companies and any governmental authority relating to such Company's operations as presently being conducted or actively considered.

     2.14 INTELLECTUAL PROPERTY. Each of the Companies owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "PROPRIETARY RIGHTS"). A list of all such copyrights, trademarks, tradenames and patents, and all applications therefor, has been furnished or made available to TBA. None of the Companies or the Sellers is aware of any claim by any third party that the business of any of the Companies as currently conducted or proposed to be conducted infringes upon the unlicensed Proprietary Rights of others, nor have any of the Companies or any of the Sellers received any notice or claim from any third party of such infringement by any of the Companies. None of the Companies or the Sellers is aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of any of the Companies. Each of the Companies has the right to use, free and clear of claims or rights of others, all customer lists and computer software material to its business as presently conducted. To the best knowledge of the Companies and the Sellers, none of the activities of the employees of any of the Companies on behalf of such Company violates any agreements or arrangements which any such employees have with former employers in a way which is materially adverse to the business of the Companies taken as a whole.

     2.15 INSURANCE. None of the Companies is in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, each of the Companies is current in the payment of all premiums due on such insurance and none of the Companies has failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. The Companies maintain insurance on all of their assets and business (including products liability insurance) from insurers which are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. No basis exists which would jeopardize the coverage under any such insurance. No such insurance will be terminated or canceled by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. THI has previously furnished or made available to TBA all policies of general liability, fire, title or other forms of insurance applicable to the Companies and a description of all claims pending thereunder other than health or dental insurance claims.

     2.16 EMPLOYEE BENEFIT PLANS.



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

          (a) THI has made available or furnished to TBA true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (the "ERISA"), currently maintained or contributed to by THI or any of its affiliates for the benefit of the employees or retirees of the Companies (each, a "PLAN").

          (b) Except as set forth on the Disclosure Schedule, (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Code, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan, and there is no accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, with respect to such Plan; (ii) there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Balance Sheet); (iv) THI has made available to TBA as to each such Plan a true and correct copy of (w) the annual report (Form 5500) filed with the IRS for each of the three most recent plan years, (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is, and at all relevant times has been, in compliance with ERISA, the Code and the terms of such Plan. None of the Sellers or the Companies or their respective affiliates has ever participated in a "multiemployer pension plan" as defined in
Section 3(37) of ERISA.

          (c) Except as set forth on the Disclosure Schedule, none of the Companies has any has no obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

          (d) None of the Companies has any liability under or with respect to any employee benefit plans or arrangements that it no longer maintains or in which it no longer participates.

     2.17 AGREEMENTS AND DOCUMENTS. THI has previously furnished or made available to TBA true, correct and complete copies of each document that is referred to or otherwise related to any of the following items referred to in this Section 2.17:

          (a) each document related to interests in real property owned, leased or otherwise used or claimed by any of the Companies;

          (b) (i) each agreement of any of the Companies made in the ordinary course of business which involves aggregate future payments by or to any of the Companies of more than


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

one hundred fifty thousand dollars ($150,000) or any agreement made in the ordinary course of business whose term extends beyond one year after the date hereof; (ii) each agreement containing any covenant restricting the freedom of any of the Companies to compete in any line of business or with any person; and
(iii) each agreement of any of the Companies not made in the ordinary course of business which is or was to be performed after May 6, 1997;

          (c) all employment or similar compensation agreements of any of the Companies which may not be terminated by such Company without penalty within thirty days after the Closing;

          (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of any of the Companies (or applying to any of the Companies) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

          (e) all labor unions or other organizations representing, purporting to represent or attempting to represent any employees of any of the Companies, and all collective bargaining agreements of any of the Companies with any labor unions or other representatives or employees;

          (f) each agreement or other instrument or arrangement defining the terms on which any indebtedness of any of the Companies (or a guarantee by any of the Companies of indebtedness) is or may be issued; and

          (g) the names and addresses of all banks in which any of the Companies has accounts or lines of credit, and with respect to each such account or line of credit, the names of all persons authorized to drawn thereon.

          None of the Companies is a party to any oral contract or agreement which would be required to have been furnished or made available to TBA under this Section 2.17 had such contract or agreement been committed to writing.

     2.18 VALIDITY. There is no default or claimed or purported or alleged default, or basis on which with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of any party (including any of the Companies) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section
2.17 or otherwise in this Agreement.

     2.19 NO CHANGES. Since the date of the Balance Sheet there has not been:

          (a) any material adverse change in the business of the Companies taken as a whole;

          (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the business of the Companies taken as a whole;

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

          (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any capital stock of any of the Companies or any direct or indirect redemption, purchase or other acquisition of such stock;

          (d) any option to purchase any capital stock of any of the Companies granted to any person, or any employment or deferred compensation agreement entered into between any Company and any of its stockholders, officers, directors, employees or consultants;

          (e) any issuance or sale by any of the Companies of any stock, bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of any of the Companies;

          (f) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting any of the Companies;

          (g) any statute, rule or regulation, or, to the best knowledge of the Companies and the Sellers, any government policy, adopted which may materially and adversely affect the business of any of the Companies;

          (h) any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset, tangible or intangible, of any of the Companies, or assumed, either by any Company or by others, with respect to any such assets, except for liens permitted under Section 2.8;

          (i) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by any of the Companies, except those in the ordinary course of business that are individually, or in the aggregate to one group of related parties, less than fifty thousand dollars ($50,000);

          (j) any obligation or liability discharged or satisfied by any of the Companies, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business which are individually, or in the aggregate to one group of related parties, less than twenty five thousand dollars ($25,000) in amount;

          (k) any sale, assignment, lease, transfer or other disposition of any tangible asset of any of the Companies, except in the ordinary course of business, or any sale, assignment, lease, transfer or other disposition of any of its patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

          (l) any amendment, termination or waiver of any material right belonging to any of the Companies;

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

          (m) any increase in the compensation or benefits payable or to become payable by any of the Companies to any of its officers or employees;

          (n) any other action or omission by any of the Companies, or the passage of any resolution, other than in the ordinary course of business.

     2.20 LITIGATION OR PROCEEDINGS. None of the Companies is engaged in, or a party to, or, to the best of the Sellers' and the Companies' knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which any of the Companies is a party by or with any court, arbitrator or governmental authority affecting the Companies.

     2.21 COMPLIANCE WITH LAWS. Each Company (i) has not been and is not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental or other federal, state, local or foreign law, ordinance, regulation, rule, order or governmental policy applicable to it;
(ii) has not received any complaint from any governmental authority, and to the best knowledge of the Sellers and the Companies, none is threatened, alleging that such Company has violated any such law, ordinance, regulation, rule, order or governmental policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of such Company (whether leased or owned) by condemnation or right of eminent domain and, to the best knowledge of the Sellers and the Companies, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business of the Companies taken as a whole.

     2.22 LABOR MATTERS. There are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints pending or, to the best knowledge of the Sellers and the Companies, threatened against any of the Companies or between any of the Companies and any of its employees.

     2.23 RECALLS. There is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with respect to any product sold or proposed to be sold by any of the Companies. None of the products of any of the Companies is subject to any recall proceedings and to the best of its knowledge no such proceedings have been threatened.

     2.24 BROKERS AND FINDERS. None of the Sellers or the Companies has employed any broker, agent or finder or incurred any liability on behalf of any of the Sellers or the Companies or for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.



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

     2.25 POWERS OF ATTORNEY. None of the Companies has any powers of attorney or similar authorizations outstanding.

     2.26 NO TERMINATION OF RELATIONSHIP. As of the date hereof, none of the Sellers or the Companies has any reason to expect that any relationship between any Company and a material distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

     2.27 ALL INFORMATION. TBA has been furnished in writing prior to the execution of this Agreement all information as to the business of the Companies material to a reasonable buyer's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

     2.28 STATEMENTS TRUE AND CORRECT. The statements contained herein or in any written documents prepared and delivered by or on behalf of THI pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


SECTION 3 - REPRESENTATIONS AND WARRANTIES OF TBA

     TBA represents and warrants to THI as follows.

     3.1 ORGANIZATION. TBA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

     3.2 AUTHORITY. TBA has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of TBA, except that approval of the TBA shareholders is required to list the TBA Shares on the AMEX. This Agreement has been duly and validly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of TBA, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which TBA is a party or by which TBA or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to TBA or any of its properties or assets; or (iii) result in the imposition of


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

any lien, encumbrance, charge or claim upon any of its assets. Except for the listing of the TBA Shares for trading on the AMEX, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by TBA or the consummation of the transactions contemplated hereby. The TBA Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

     3.3 STATEMENTS TRUE AND CORRECT. The statements contained herein or in any written documents prepared and delivered by or on behalf of TBA pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


SECTION 4 - COVENANTS AND AGREEMENTS

     4.1 CONDUCT OF BUSINESS. Except with the prior written consent of TBA, which will not be unreasonably withheld or delayed, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, THI shall cause the Sellers and the Companies to observe the following covenants:

          (a) AFFIRMATIVE COVENANTS PENDING CLOSING. The Sellers and the Companies shall:

               (i) PRESERVATION OF PERSONNEL. Use all reasonable efforts to preserve intact the business organization of each Company and keep available the services of the present employees of each Company, in each case in accordance with past practice, it being understood that the termination of employees with poor performance ratings shall not constitute a violation of this covenant;

               (ii) INSURANCE. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies applicable to the Companies in coverage amounts not less than those in effect at the date of this Agreement;

               (iii) PRESERVATION OF THE BUSINESS; MAINTENANCE OF PROPERTIES. Use all reasonable efforts to preserve the business of the Companies, advertise, promote and market its products and services in accordance with past practices over the last twelve months, keep their properties intact, preserve their goodwill, maintain all physical properties in such operating condition as will permit the conduct of such business on a basis consistent with past practice;

               (iv) INTELLECTUAL PROPERTY RIGHTS. Use all reasonable efforts to preserve and protect the Proprietary Rights of the Companies; and

               (v) ORDINARY COURSE OF BUSINESS. Operate the business of the Companies solely in the ordinary course.

          (b) NEGATIVE COVENANTS PENDING CLOSING. THI shall cause each of the Sellers and the Companies not to:

               (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of the assets of any of the Companies other than sales or transfers in the ordinary course of business or the creation of liens under existing arrangements disclosed hereunder and liens permitted under Section 2.8;

               (ii) LIABILITIES. Permit any of the Companies to (A) incur any obligation or liability other than in the ordinary course of business, (B) incur any indebtedness for borrowed money in excess of $100,000 or (C) enter into any contracts or commitments involving payments by any of the Companies of $100,000 or more other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business;

               (iii) COMPENSATION. Except as required by applicable law or any existing employment or severance agreement, (A) change the compensation or fringe benefits of any officer, director, employee or agent of any of the Companies, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or (B) enter into or modify any employment, severance or other agreement with any officer, director or employee of any of the Companies or any benefit plan (it being understood that hiring of at will employees in the ordinary course of business shall not constitute a violation of this covenant) or (C) enter into or modify any agreement with any consultant, except for agreements terminable upon not more than one year's notice that are consistent with past practices with respect to consulting agreements.

               (iv) CAPITAL STOCK. Make any change in the number of shares of capital stock of any of the Companies authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of capital stock of any of the Companies, or declare or pay any dividend or other distribution with respect to any shares of capital stock of any of the Companies, or sell or transfer any shares of its capital stock;

               (v) ORGANIZATIONAL DOCUMENTS. Amend the organizational documents of any of the Companies;

               (vi) ACQUISITIONS. Make any material acquisition of property other than in the ordinary course of the business of the Companies;

               (vi) LICENSE AGREEMENTS. Enter into or modify any license, technology development or technology transfer agreement between any of the Companies and any other person or entity.

         4.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, TBA shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Companies, as is reasonably necessary or appropriate in


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

connection with its investigation of the Companies with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the business and each party shall cooperate fully therein. No investigation by TBA shall diminish or obviate any of the representations, warranties, covenants or agreements of THI contained in this Agreement. In order that TBA may have full opportunity to make such investigation, THI shall furnish the representatives of TBA with all such information and copies of such documents concerning the affairs of the Companies as TBA may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with TBA's representatives in connection with such investigation.

     4.3 EXPENSES. TBA and THI shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

     4.4 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

     4.5 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing Date, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

     4.6 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.7 LISTING OF SHARES. Promptly after the date hereof, TBA shall take all action necessary in accordance with applicable law to convene a meeting of its shareholders to be held for the purpose of approving the listing of the TBA Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. In connection with such meeting, TBA's Board of Directors shall recommend to the TBA shareholders the approval of the listing of the TBA Shares pursuant to this Agreement. TBA shall use all reasonable efforts to obtain all votes and approvals of the TBA shareholders necessary for the listing of the TBA Shares and all related matters required under the Delaware Business Corporation Act, and its Certificate of Incorporation and By-laws. THI hereby agrees to vote all of the shares of TBA common stock held by it as of the record date of any such meeting in favor of the listing of the TBA Shares and all such related matters.



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

     4.8 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of TBA and THI, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

     4.9 NO SOLICITATION. None of the Sellers or the Companies will (i) solicit or initiate discussions with any person, other than TBA, relating to the possible acquisition of any of the Companies or all or a material portion of the assets or any of the capital stock of any of the Companies or any merger or other business combination with any of the Companies (an "ACQUISITION TRANSACTION") or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. THI agrees to inform TBA within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

     4.10 INDEMNIFICATION.

          (a) RIGHT TO INDEMNIFICATION. TBA and THI (as the case may be, the "INDEMNITEE") shall be indemnified on its respective demand made to the other (the "INDEMNITOR") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

               (i) the inaccuracy of any representation or warranty made by the Indemnitor in or pursuant to this Agreement; and

               (ii any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

For the purpose of this Section 4.10, (a) the term "DAMAGES" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and
(ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "BASE RATE" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and (b) damages shall not include any amounts for which the Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

          (b) INDEMNIFICATION PROCEDURES. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section
4.10. The Indemnitor shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal


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

proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

          (c) LIMITATIONS ON INDEMNIFICATION. The rights of TBA and THI to be indemnified pursuant to Section 4.10 shall survive the Closing Date for a period of two years.

     4.11 REPAYMENT OF INDEBTEDNESS. THI agrees that it shall not seek repayment of $1,000,000 of the existing indebtedness from the Companies to LSI earlier than July 15, 1998.

SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TBA

     The obligation of TBA to acquire the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of THI contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the business of the Companies taken as a whole since the date hereof. THI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals. THI shall have delivered to TBA a certificate, dated the Closing Date, to the foregoing effect.

     5.2 CERTIFICATES. THI shall have furnished TBA with such certificates of public officials and of the Sellers' or the Companies' officers as may be reasonably requested by TBA.


SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THI

     The obligation of THI to sell the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

     6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of TBA contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement). TBA shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and shall have obtained all required consents and approvals, including approval of the TBA shareholders of the listing of the TBA Shares on the AMEX. TBA shall have delivered to LSI a certificate, dated the Closing Date, to the foregoing effect.

     6.2 CERTIFICATES. TBA shall have furnished THI with such certificates of public officials and of TBA's officers as may be reasonably requested by THI.

     6.3 DE-LISTING. The shares of LSI shall have been de-listed from the London Stock Exchange.


SECTION 7 - TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

          (a) by THI upon written notice to TBA if TBA has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from THI;

          (b) by TBA upon written notice to THI if THI has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from TBA;

          (c) by either party if any court of competent jurisdiction or United States or foreign governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale of any of the Shares and such order, decree or ruling shall have become final and nonappealable; or

          (d) at any time with the written consent of TBA and THI.

     7.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 4.3 relating to expenses and Section 4.8 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

     7.3 AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

     7.4 WAIVER. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 8 - MISCELLANEOUS

     8.1 NOTICES. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to THI:

                           Thermo Instrument Systems Inc.
                           1275 Hammerwood Avenue
                           Sunnyvale, CA 94089
                           Attention:  President

                  With a copy to:

                           Thermo Electron Corporation
                           81 Wyman Street
                           Waltham, Massachusetts  02254
                           Attention:  General Counsel

                  If to TBA:

                           Thermo BioAnalysis Corporation
                           8 East Forge Parkway
                           Franklin, MA 02038
                           Attention:  President

                  With a copy to:

                           Thermo Electron Corporation
                           81 Wyman Street
                           Waltham, Massachusetts  02254
                           Attention:  General Counsel

or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

     8.2 SURVIVAL AND MATERIALITY OF REPRESENTATIONS. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Closing Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

     8.3 ENTIRE AGREEMENT. This Agreement, including the exhibits, the Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

     8.4 PARTIES IN INTEREST. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

     8.5 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     8.6 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

     8.7 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

     8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.9 FURTHER ASSURANCES. THI will execute and furnish to TBA all documents and will do or cause to be done all other things that TBA may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

     8.10 GOVERNING LAW. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                                THERMO BIOANALYSIS CORPORATION

[Seal]                                          By: /s/ Barry S. Howe
                                                    -----------------------
                                                Name:    Barry S. Howe
                                                Title:   President

                                                THERMO INSTRUMENT SYSTEMS INC.

[Seal]                                          By: /s/ Earl R. Lewis
                                                    -----------------------
                                                Name:    Earl R. Lewis
                                                Title:   President

                                                              ATTACHMENT A


                                  FORM OF PROXY

                         THERMO BIOANALYSIS CORPORATION


       PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 5, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Barry S. Howe and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Stockholders of Thermo BioAnalysis Corporation, a Delaware corporation (the "Company"), to be held on Thursday, March 5, 1998, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on February 5, 1998, with all of the powers the undersigned would possess if personally present at such meeting:


            (IMPORTANT = TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

                      PLEASE DATE, SIGN AND MAIL YOUR PROXY
                         CARD BACK AS SOON AS POSSIBLE!

                         SPECIAL MEETING OF STOCKHOLDERS
                         THERMO BIOANALYSIS CORPORATION


                                 MARCH 5, 1998

1. Approve management proposal to list 1,300,000 shares of common stock, to be issued in connection with an acquisition, on the American Stock Exchange, Inc.

          FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

2. In their discretion on such other matters as may properly come before the Meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

     Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



Signature(s)________________________________ Date _______________________

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.